UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT No. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Pursuant to Sec. 240.14a-12
K12 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[DATE], 2010

Dear Fellow Stockholders:

On behalf of our Board of Directors, I cordially invite you to attend the special meeting of stockholders of K12 Inc. (“K12” or the “Company”) to be held at the law firm of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington, D.C. 20005, on [DAY], [DATE], 2010 at 10:00 A.M., Eastern Time.

On July 23, 2010, we issued 2,750,000 shares of Series A Special Stock, par value $0.0001 per share, of K12 (the “Series A Special Stock”) to KCDL Holdings LLC as a part of the acquisition by merger of all of the equity interests of KC Distance Learning, Inc. (“KCDL”). The issuance of the shares of Series A Special Stock and the acquisition by merger of KCDL was consummated pursuant to an Agreement and Plan of Merger, dated as of July 23, 2010, by and among K12, Kayleigh Sub Two LLC, Kayleigh Sub One Corp., KCDL Holdings LLC and KCDL.

The holders of the Series A Special Stock currently have no right to covert their shares into another equity security of K12 and no voting rights. However, by the terms of the Series A Special Stock, from and after the approval of the conversion rights and voting rights of the Series A Special Stock by the holders of the outstanding shares of K12 common stock as required by the rules of the New York Stock Exchange (the “NYSE”), the holders of the Series A Special Stock will be entitled to vote on all matters presented to the holders of K12 common stock (other than for the election and removal of directors, on which the holders of Series A Special Stock will have no vote) and the shares of the Series A Special Stock will be convertible into an equal number of shares of K12 common stock, subject to anti-dilution adjustments, at the election of the holder or automatically upon transfer to any person or entity other than an affiliate of KCDL Holdings LLC (or automatically if they are owned by any person or entity other than KCDL Holdings LLC or any of its affiliates on the date of the approval of these rights by the K12 stockholders).

K12 common stock is listed on the NYSE, and as a result we are subject to certain NYSE listing rules. In particular, the NYSE rules restricted our ability to grant the conversion rights and voting rights of the Series A Special Stock upon the initial issuance of the shares without the approval of K12 stockholders. As a result, we issued the Series A Special Stock with the current limitations on the right of the holders of Series A Special Stock to convert their shares into K12 common stock or vote their shares and agreed to seek approval of the K12 stockholders to approve the conversion rights and voting rights of the Series A Special Stock pursuant to the rules of the NYSE.

Accordingly, at the special meeting, you will be asked to approve the conversion rights and voting rights of the Series A Special Stock pursuant to the rules of the NYSE.

The Board of Directors recommends that you vote “FOR” this proposal.

Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting of Stockholders and the attached Proxy Statement.

Your vote is important.  IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON. Please complete sign, date and return the enclosed proxy card promptly in the accompanying reply envelope or submit your voting instructions by telephone or through the Internet if that option is available to you. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the special meeting.

Thank you for your continued support of K12.

Sincerely,

Andrew H. Tisch
Chairman of the Board of Directors

K12 INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [DATE], 2010

To the Stockholders of K12 Inc.:

Notice is hereby given that the special meeting of stockholders of K12 Inc., a Delaware corporation, will be held at the law firm of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington, D.C. 20005, on [DAY], [DATE], 2010 at 10:00 A.M., Eastern Time (the “Special Meeting”). The matters to be considered by stockholders at the Special Meeting are:

1. a proposal to approve the conversion rights and voting rights of the Series A Special Stock, par value $0.0001 per share, of K12 Inc. pursuant to the rules of the New York Stock Exchange, which we refer to as the “Series A Rights Proposal;”

2. a proposal to consider and approve any adjournments or postponements of the Special Meeting, if necessary, including to solicit additional proxies; and

3. to act upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The foregoing matters are described in more detail in the accompanying Proxy Statement. Any action may be taken on the foregoing matters at the Special Meeting at the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned or to which the Special Meeting may be postponed.

The Board of Directors has fixed the close of business on [DATE], 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting. Consequently, only stockholders of record at the close of business on [DATE], 2010 will be entitled to notice of and to vote at the Special Meeting.

The Board of Directors recommends that you vote “FOR” the Series A Rights Proposal (Proposal 1) and “FOR” the proposal to approve adjournments or postponements of the Special Meeting, if necessary (Proposal 2).

Your vote is important.  It is important that your shares be represented at the Special Meeting regardless of the number of shares you own or whether you are able to attend the Special Meeting in person. A Proxy Statement, proxy card and self-addressed envelope are enclosed. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET IF THAT OPTION IS AVAILABLE TO YOU. IF YOU ARE THE RECORD HOLDER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO CHOOSE, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

For admission to the meeting, all stockholders should come to the stockholder check-in table. Those who own shares in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the record date. Those who have beneficial ownership of stock through a bank or broker must bring account statements or letters from their banks or brokers indicating that they owned shares of common stock of K12 Inc. as of [DATE], 2010. In order to vote at the meeting, beneficial owners of stock must bring legal proxies, which can be obtained only from their brokers or banks.

By Order of the Board of Directors

Howard D. Polsky
General Counsel and Secretary

Herndon, Virginia
[DATE], 2010

REFERENCES TO ADDITIONAL INFORMATION

This Proxy Statement incorporates important business and financial information about K12 Inc. from other documents that are not included in or delivered with this Proxy Statement. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this Proxy Statement by requesting them in writing or by telephone from K12 Inc. at the following address and telephone number:

By mail:	K12 Inc. Attention: Investor Relations 2300 Corporate Park Drive Herndon, Virginia 20171
By telephone:	(703) 483-7000

If you would like to request documents, please do so by [DATE], 2010 in order to receive them before the Special Meeting.

You should only rely on the information contained or incorporated by reference into this Proxy Statement to vote at the Special Meeting. No person or entity is authorized to give any information or to make any representation not contained or incorporated by reference into this Proxy Statement and, if given or made, that information or representation should not be relied upon as having been authorized.

See the discussion below under “Where You Can Find More Information” on page 41.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR THROUGH THE INTERNET

If you are a stockholder of record, you may submit your proxy:

•	by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card;

•	by telephone, by calling the toll-free number (800) 454-8683 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	through the Internet, by going to the following website: proxyvote.com, entering the information requested on your computer screen and following the simple instructions.

If you are a beneficial owner (but not the holder of record) of your shares, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which proxy submission options are available to you.

This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the matters to be voted upon at the Special Meeting. These questions and answers may not address all questions that may be important to you as a K12 stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement. In this Proxy Statement, the terms “we,” “our,” “us,” “the Company,” and “K12” each refer to K12 Inc.

Why am I receiving this Proxy Statement?

K12 is soliciting proxies for a Special Meeting of its stockholders. You are receiving a Proxy Statement because you owned shares of K12 common stock on [DATE], 2010, the record date for the Special Meeting, and that entitles you to vote at the meeting. By use of a proxy, you can vote, whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why is K12 calling a Special Meeting?

We are calling the Special Meeting and submitting a proposal to you as a result of our issuance on July 23, 2010 of 2,750,000 shares of Series A Special Stock of K12 to KCDL Holdings LLC as consideration for the acquisition of KC Distance Learning, Inc. (“KCDL”). For more information on the acquisition of KCDL, see “Acquisition of KC Distance Learning, Inc.” beginning on page 16.

The holders of the Series A Special Stock currently have no rights to convert their shares into any other security and no voting rights. The rules of the New York Stock Exchange (“NYSE”) restricted our ability to grant the conversion rights and voting rights of the Series A Special Stock upon the initial issuance of the shares without the approval of K12 stockholders. As a result, we issued the Series A Special Stock with the current limitations on the right of the holders of Series A Special Stock to convert their shares into K12 common stock or vote their shares and agreed to seek approval of the K12 stockholders to approve the conversion rights and voting rights of the Series A Special Stock pursuant to the rules of the NYSE. As a result, we are calling the Special Meeting to seek stockholder approval of the rights of the holders of Series A Special Stock to convert their shares into Common Stock and to vote their shares. For more information on the proposal related to the conversion rights and voting rights of the Series A Special Stock, see “Proposal 1 — Approval of the Conversion Rights and Voting Rights of the Series A Special Stock” beginning on page 4.

How does this Special Meeting differ from K12’s typical annual meeting?

The Special Meeting is being called only for the purpose of considering and voting on the approval of the conversion rights and voting rights of the Series A Special Stock. None of the usual activities of an annual meeting are expected to take place at the Special Meeting.

Will you have a 2010 Annual Meeting?

Yes. K12 expects to separately convene and hold its 2010 annual meeting of stockholders on December 16, 2010, at which meeting the annual meeting matters will be considered and voted upon, including electing directors and ratifying the appointment of our independent registered public accounting firm. If you were a stockholder of K12 on November 3, 2010, the record date set for the 2010 annual meeting of stockholders, you have received or will receive a separate proxy statement soliciting proxies for the annual meeting. In that case, it is important that you submit a proxy to vote for both the Special Meeting and the 2010 annual meeting of stockholders.

What is the specific proposal that stockholders will consider with respect to the Series A Special Stock?

The proposal related to the Series A Special Stock is Proposal 1, which is a proposal to approve the conversion rights and voting rights of the Series A Special Stock, par value $0.0001 per share, of K12 Inc. pursuant to the rules of the NYSE.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends you vote “FOR” the approval of the conversion rights and voting rights of the Series A Special Stock (Proposal 1).

What factors has the Board of Directors considered in making this recommendation?

The Board of Directors considered several factors in making this recommendation. In particular, the Board of Directors considered that, if the stockholders do not approve the Series A Rights Proposal by July 23, 2011, the Company may be obligated to redeem all or a portion of the Series A Special Stock for cash. For more information on the effects of the failure to obtain the stockholder approval and the reasons for the recommendation of the Board of Directors, including in particular its reasons for approving the original issuance of the Series A Special Stock as part of the acquisition of KCDL and its reasons for recommending that stockholders approve the conversion rights and voting rights of the Series A Special Stock, see “Effect of Failure to Obtain Stockholder Approval of Proposal 1” beginning on page 7 and “Reasons for the Recommendation” beginning on page 9, respectively.

What do I need to do now?

After carefully reading and considering the information in this Proxy Statement, please complete, date, sign and promptly return the proxy card in the envelope provided, which requires no postage if mailed in the United States, or submit your voting instructions by telephone or through the Internet if that option is available to you.

May I vote in person?

Yes. If you are a stockholder of record as of [DATE], 2010, you may attend the Special Meeting and vote your shares in person instead of returning your signed proxy card or submitting your proxy by telephone or via the Internet. However, because you can revoke a previously granted proxy by attending the Special Meeting and voting your shares in person, we urge you to return your proxy card or submit your proxy by telephone or via the Internet even if you are planning to attend the Special Meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

Your broker will vote your shares if you provide instructions on how to vote. Your broker does not have discretionary authority to vote on Proposal 1. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on Proposal 1. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the Special Meeting. If you are a stockholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by attending the Special Meeting and voting your shares in person, even if you have previously returned your proxy card.

When and where is the Special Meeting?

The Special Meeting will be held at the law firm of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington, D.C. 20005, on [DAY], [DATE], 2010 at 10:00 A.M., Eastern Time.

Who can help answer my questions regarding the meeting or the merger?

You may contact K12 to assist you with your questions. You may reach K12 at:

K12 Inc.
Attention: Investor Relations
2300 Corporate Park Drive
Herndon, Virginia 20171
(703) 483-7000

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [DATE], 2010

This Proxy Statement and the accompanying proxy card and Notice of Special Meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of K12 Inc., a Delaware corporation (“K12” or the “Company”), for use at the special meeting of stockholders to be held at the law firm of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington, D.C. 20005, on [DAY], [DATE], 2010 at 10:00 A.M., Eastern Time, and any adjournments or postponements thereof (the “Special Meeting”). In this Proxy Statement, the terms “we,” “our,” “us,” “the Company,” and “K12” each refer to K12 Inc. The mailing address of our principal executive office is 2300 Corporate Park Drive, Herndon, Virginia 20171. This Proxy Statement, the accompanying proxy card and the Notice of Special Meeting are first being mailed on or about [DATE], 2010 to holders of record as of [DATE], 2010 of our common stock, par value $0.0001 per share (“Common Stock”).

THE SPECIAL MEETING

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on [DATE], 2010 as the record date (the ‘‘Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Special Meeting. On the Record Date, we had [ • ] shares of Common Stock issued and outstanding. We have no other class of securities outstanding that are entitled to vote at the Special Meeting.

Stockholders of record on the Record Date will be entitled to one vote per share of Common Stock on any matter that may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.

Quorum

The presence, in person or by duly executed proxy, of stockholders representing a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned or postponed to solicit additional proxies.

Matters to be Voted Upon

The matters to be considered by stockholders at the Special Meeting are:

1. a proposal to approve the conversion rights and voting rights of the Series A Special Stock, par value $0.0001 per share, of K12 Inc. pursuant to the rules of the New York Stock Exchange, which we refer to as the “Series A Rights Proposal;”

2. a proposal to consider and approve any adjournments or postponements of the Special Meeting, if necessary, including to solicit additional proxies; and

3. to act upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Votes Required

If a quorum is present or represented, the proposal to approve the conversion rights and voting rights of the series of preferred stock designated as the Series A Special Stock, par value $0.0001 per share, of K12 Inc. (“Series A Special Stock”) pursuant to the rules of the New York Stock Exchange (the “NYSE”) must be approved by the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of all shares of Common Stock entitled to vote on the proposal.

If a quorum is not present or represented, a majority of the votes cast that are present or represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

If a quorum is present or represented, such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting must be approved by the affirmative vote of a majority of the votes properly cast at the Special Meeting.

Voting; Proxies

Shares of our Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting, and at any adjournments, continuations or postponements of the Special Meeting, in accordance with the instructions on the proxies.

If you are a stockholder of record, you may submit your proxy:

•	by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card;

•	by telephone, by calling the toll-free number (800) 454-8683 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	through the Internet, by going to the following website: proxyvote.com, entering the information requested on your computer screen and following the simple instructions.

If you are a beneficial owner (but not the holder of record) of shares of Common Stock, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which proxy submission options are available to you.

If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted “FOR” the Series A Rights Proposal (Proposal 1) and “FOR” the proposal to adjourn or postpone the Special Meeting (Proposal 2).

If other matters are properly presented at the Special Meeting, or any adjournment or postponement of the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation

The person who executes a proxy may revoke it at, or before, the Special Meeting by (i) delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy, (ii) duly executing, dating and delivering to our corporate secretary a subsequent proxy, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to K12 Inc., Attention: General Counsel and Secretary, 2300 Corporate Park Drive, Herndon, Virginia 20171. If your shares of Common Stock are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast “For” or “Against” a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the issues requiring the affirmative vote of a majority of the votes cast at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding Common Stock entitled to vote at the Special Meeting.

Attendance by Stockholders and Principal Accountants

Only stockholders of record and beneficial owners of shares of Common Stock as of the Record Date will be admitted into the Special Meeting. For admission to the meeting, all stockholders should come to the stockholder check-in table. Those stockholders who own shares in their own names will be required to provide identification and have their ownership verified against the list of registered stockholders as of the Record Date. Those stockholders who have beneficial ownership of stock through a bank or broker will be required to provide account statements or letters from their banks or brokers indicating that they owned shares of Common Stock as of the Record Date.

The Company also expects to invite representatives of BDO USA, LLP, the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010, to be present at the Special Meeting and expects that they will be present and available to respond to questions applicable to the subject matter of the Special Meeting.

Proxy Solicitation

We are soliciting proxies for the Special Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Special Meeting. However, if other matters are properly presented at the Special Meeting or any adjournment or postponement of the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person, or by proxy at the Special Meeting, until a quorum is present. Any business may be transacted at the adjourned meeting which might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Special Meeting.

PROPOSAL 1:

APPROVAL OF THE CONVERSION RIGHTS AND VOTING RIGHTS
OF THE SERIES A SPECIAL STOCK

Summary

We are submitting Proposal 1 to you as a result of our issuance on July 23, 2010 of 2,750,000 shares of Series A Special Stock pursuant to an Agreement and Plan of Merger, dated as of July 23, 2010 (the “Merger Agreement”), by and among the Company, Kayleigh Sub Two LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“LLC Merger Sub”), Kayleigh Sub One Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Corporate Merger Sub”), KCDL Holdings LLC, a Delaware limited liability company (“Holdings”), and KC Distance Learning, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“KCDL”). Pursuant to the terms of the Merger Agreement, (i) KCDL merged with Corporate Merger Sub, with KCDL continuing as the surviving corporation of the merger (the “First Merger”), and (ii) immediately after the First Merger, KCDL (as the surviving corporation of the First Merger) merged with LLC Merger Sub, with LLC Merger Sub continuing as the surviving entity of the merger (the “Second Merger” and together with the First Merger, the ‘‘Mergers”). The Mergers were consummated on July 23, 2010 following the execution of the Merger Agreement. As a result of the Mergers, the surviving entity in the Mergers involving KCDL became a wholly owned subsidiary of the Company. For more information on the acquisition of KCDL, see “Acquisition of KC Distance Learning, Inc.” beginning on page 16.

The 2,750,000 shares of Series A Special Stock were issued to Holdings, as the sole stockholder of KCDL prior to the First Merger, as consideration for the acquisition of KCDL in the Mergers. For additional information on Holdings and its affiliates and their interests in K12, see “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15.

We chose to issue the shares of Series A Special Stock to finance the acquisition of KCDL because this form of financing provided timely access to the requisite equity capital and without requiring payment of any underwriting costs and without using cash on hand. The use of cash on hand to finance the acquisition would have reduced the liquidity of the Company to pursue other transactions or operate its business. Alternative sources of equity or consideration potentially could have been obtained, but at risk of delaying completion of the acquisition of KCDL or resulting in other adverse effects to the Company. For example, to have issued all the equity capital in the form of Common Stock to Holdings would have required a stockholder vote prior to such issuance under the rules of the NYSE, and potentially other governmental approvals, and thereby would have delayed completion of the transaction. Any delay in consummating the acquisition of KCDL would have subjected the transaction to risk of competing buyers, disruptions and potential harms to the KCDL and K12 businesses prior to the start of the 2010-2011 school year and other risks. In addition, we could have pursued issuance of Common Stock or other securities in an underwritten offering or a private placement and to a purchaser other than Holdings. However, in addition to the delay in making that offering, the terms of that offering almost certainly would have required that we pay a fee to the underwriters and enter into other customary agreements with the underwriters, each of which would have resulted in additional cost and burden to the Company. Another purchaser in a private placement of Common Stock or other securities may have required that the shares be issued at a discounted price relative to the market price of such securities. Holdings agreed to accept securities that were not listed or freely tradeable or immediately convertible into such securities following the closing (in the form of the Series A Special Stock) and without a discount to the average market price prior to the closing, provided we use our reasonable best efforts to obtain stockholder approval of the conversion rights and voting rights of the Series A Special Stock and agreed to other customary terms and conditions related to the liquidity of their shares. We are now asking you for this approval.

Approval of Proposal 1 by our stockholders at the Special Meeting will result in conversion rights and voting rights for the 2,750,000 shares of Series A Special Stock outstanding. As a result of approving the conversion rights and voting rights of the Series A Special Stock, the shares of Common Stock into which the shares of Series A Special Stock will be convertible will represent approximately [ • ]% of shares of Common Stock then outstanding as of the date of the Special Meeting (based on [ • ] shares of Common Stock outstanding as of [DATE], 2010, the current conversion rate and assuming the full conversion of the Series A Special Stock). In addition, upon approval of Proposal 1 by our stockholders at the Special Meeting, in the aggregate, the holders of the shares of Series A Special Stock will be entitled to cast votes with respect to such shares that represent approximately [ • ]% of our voting power as of the date of the Special Meeting (based on [ • ] shares of Common Stock outstanding as of [DATE], 2010), other than on those matters on which the shares of Series A Special Stock are not entitled to vote.

NYSE Stockholder Approval Requirement

Because our Common Stock is listed on the NYSE, we are subject to NYSE rules. NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale to any of our substantial security holders of Common Stock or securities convertible into shares of Common Stock in any transaction or series of transactions if the number of shares of Common Stock issued or into which the securities may be convertible exceeds either 1% of the number of shares of our Common Stock or 1% of the voting power outstanding before the issuance of the securities.

The issuance of shares of our Common Stock upon conversion of the Series A Special Stock may be subject to this rule because Holdings is an affiliate of Learning Group LLC (“Learning Group”), which may be deemed to be a “substantial security holder” under the NYSE Listed Company Manual, and the number of shares of our Common Stock issuable upon conversion of the Series A Special Stock and the voting power of the Series A Special Stock, in each case under the terms of the Series A Special Stock to be approved, exceeds 1% of both the number of shares of our Common Stock outstanding before the issuance of the Series A Special Stock and the voting power outstanding before their issuance, respectively. For additional information on Learning Group and its affiliates and their interests in K12, see “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15. As a result, in order to comply with the NYSE Listed Company Manual, we are seeking stockholder approval of the rights of the holders of Series A Special Stock to convert their shares into Common Stock and to vote their shares, which rights were limited at the initial issuance of the shares of Series A Special Stock pending approval by the stockholders of the rights.

Relationships with Learning Group and its Affiliates

Holdings is affiliated with each of Learning Group, Knowledge Universe Learning Group LLC (“KULG”), Learning Group Partners, Hampstead Associates, L.L.C. (“Hampstead”), Cornerstone Financial Group LLC (“Cornerstone”) and Knowledge Industries LLC (“Knowledge Industries”). Each of these entities is a holder of our Common Stock, and each may be deemed, directly or indirectly, to be controlled by one or both of Michael R. Milken and Lowell J. Milken, the latter of which also owns shares of our Common Stock in his individual capacity. Holdings, Learning Group and certain of their other affiliates are parties to several agreements related to the Series A Special Stock and K12’s acquisition of KCDL as described in this Proxy Statement.

Prior to the issuance of the Series A Special Stock to Holdings on July 23, 2010, Learning Group, KULG, Learning Group Partners, Hampstead, Cornerstone, Knowledge Industries and Lowell J. Milken collectively held an aggregate of 5,256,527 shares of Common Stock, which represented approximately 17.3% of our then-outstanding voting power. Learning Group and the above mentioned affiliates collectively comprise our largest group of affiliated stockholders. If the Series A Rights Proposal is approved by our stockholders, Learning Group and these affiliates, including Holdings, will hold an aggregate of approximately 8,006,527 shares of Common Stock outstanding, on an as converted basis, which represented approximately 23.7% of our outstanding voting power as of October 5, 2010 (if the holders of Series A Special Stock had had a right to convert such shares into Common Stock or to vote such shares as of such date). These interests are described in “Security Ownership of Management and Certain Beneficial Owners” beginning on page 38.

By virtue of these interests, including in particular its interests in the Series A Special Stock, Learning Group and its affiliates may be deemed to have interests in the Series A Rights Proposal that are different from, or in addition to, those of our stockholders generally.

Additional information regarding Learning Group and its affiliates can be found in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15.

Required Vote for Proposal 1

Approval of Proposal 1 requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of all shares of Common Stock entitled to vote on the proposal. Abstentions and “broker non-votes” have no effect on this proposal, except that they will not constitute vote cast for purposes of obtaining the required minimum vote.

Effect of Stockholder Approval of Proposal 1

Conversion Rights

If the stockholders approve the Series A Rights Proposal, the existing 2,750,000 shares of Series A Special Stock will be convertible into an equal number of shares of Common Stock, subject to anti-dilution adjustments, at the election of the holder or automatically upon transfer to any person or entity other than an affiliate of Holdings. As a result of approving the conversion rights of the Series A Special Stock, the shares of Common Stock into which the shares of Series A Special Stock will be convertible will represent approximately [ • ]% of shares of Common Stock then outstanding as of the date of the Special Meeting (based on [ • ] shares of Common Stock outstanding as of [DATE], 2010, the current conversion rate and assuming the full conversion of the Series A Special Stock). The conversion rights are provided for in, and are subject to the terms of, the Certificate of Designations, Preferences and Relative and Other Special Rights of Series A Special Stock (the “Certificate of Designations”), a copy of which is attached to this Proxy Statement as Annex A. For additional information of the terms of the Series A Special Stock, see “Description of Material Terms of the Series A Special Stock” beginning on page 12.

In any event, even if the conversion rights are approved, the transfer of the shares of Series A Special Stock or any shares of Common Stock into which they may be converted may remain subject to separate transfer restrictions set forth in the Stockholders Agreement, dated July 23, 2010 (the ‘‘Stockholders Agreement”), entered into in connection with the closing of the initial issuance of the Series A Special Stock. For additional information on these transfer restrictions, see “The Stockholders Agreement — Transfer Restrictions” on page 21.

Voting Rights

If the stockholders approve the Series A Rights Proposal, the existing 2,750,000 shares of Series A Special Stock will be entitled to vote on all matters presented to the holders of our Common Stock (other than for the election and removal of directors, on which the holders of Series A Special Stock will have no vote). In that case, the Series A Special Stock will vote on an as-converted to Common Stock basis with the holders of Common Stock (other than for the election and removal of directors, on which the holders of Series A Special Stock will have no vote). Holders of Series A Special Stock would be entitled to vote on all matters presented to the holders of Common Stock upon conversion of such shares into Common Stock, including upon conversion of the shares of Series A Special Stock, following a transfer of the shares of Series A Special Stock. The voting rights are provided for in, and are subject to, the terms of the Certificate of Designations. The approval of the voting rights of the Series A Special Stock by our stockholders will not result in the conversion of the Series A Special Stock into any other security or the issuance of any security (unless shares of the Series A Special Stock are, in fact, converted as described above) but instead will make effective certain voting rights provided in the Certificate of Designations that were not to be effective until receipt of the stockholder approval. For additional information of the terms of the Series A Special Stock, see “Description of Material Terms of the Series A Special Stock” beginning on page 12.

As a result of approving the voting rights of the Series A Special Stock, in the aggregate, the holders of the shares of Series A Special Stock will be entitled to cast votes with respect to such shares that represent approximately [ • ]% of our voting power as of the date of the Special Meeting (based on [ • ] shares of Common Stock outstanding as of [DATE], 2010), other than on those matters on which the shares of Series A Special Stock are not entitled to vote.

The record date for the 2010 annual meeting (which is the date on which the holders of shares are determined eligible to vote at the meeting) will occur prior to the date on which the Series A Rights Proposal will be considered. Accordingly, the holders of Series A Special Stock will not be entitled to vote at the 2010 annual meeting even if the Series A Rights Proposal is approved.

Listing; Registration Rights

We will apply for listing of the shares of Common Stock that will become issuable upon conversion of the Series A Special Stock on the NYSE and, upon request from holders of the Series A Special Stock or their transferees, the registration of the shares of Common Stock under the Securities Act of 1933. Pursuant to the Stockholders Agreement, at any time and from time to time after the later of the occurrence of certain events, one or more stockholders holding a majority in interest of the shares of Common Stock issued or issuable pursuant to the conversion of Series A Special Stock held by all stockholders may request that the Company effect the registration of all or any part of the shares of Common Stock issued or issuable pursuant to the conversion of the Series A Special Stock held by the stockholders in an underwritten offering by the stockholders by giving written notice to the Company of such demand. Accordingly, as a result of these provisions, if the Series A Rights Proposal is approved by our stockholders, the shares of Common Stock into which the Series A Special Stock would be convertible are expected to be more liquid securities than the Series A Special Stock. For additional information on these registration rights, see “The Stockholders Agreement — Registration Rights” on page 21.

Elimination of Holder Redemption Right and Restrictive Covenants

If the stockholders approve the Series A Rights Proposal, the Company will not be obligated to redeem the Series A Special Stock, which holders of the Series A Special Stock would have been entitled to require if stockholders do not approve the Series A Rights Proposal. (In that event, the Company will also lose some (but not all) of its rights to force the redemption of the Series A Special Stock.) In addition, the Company will not be bound by certain restrictive covenants that would apply to it if the stockholder approval of the Series A Rights Proposal is not obtained. For additional information on these redemption rights and restrictive covenants, see “Effect of Failure to Obtain Stockholder Approval of Proposal 1” immediately below.

Effect of Failure to Obtain Stockholder Approval of Proposal 1

No Conversion Right or Voting Rights

If the stockholders do not approve the Series A Rights Proposal, then the holders of the 2,750,000 shares of Series A Special Stock will not have the right to convert these shares into shares of Common Stock, such shares of Series A Special Stock will continue to have no voting rights and the Series A Special Stock will remain outstanding until redeemed.

Redemption Obligation

If the stockholders do not approve the Series A Rights Proposal by July 23, 2011, upon the election of the holders of the Series A Special Stock the Company will be obligated to redeem all or a portion of such holder’s Series A Special Stock for cash in an amount equal to such holder’s Redemption Value (as defined below) as set forth in the Certificate of Designations, which is the higher of the then-current 10-day trailing average market price of the Common Stock or $22.95 (prior to giving effect to any adjustments), on the terms set forth in the Certificate of Designations. This price per share may be higher than the market price of Common Stock. However, in no event will the aggregate redemption liability if fully exercised be less than $63.1 million of cash. For additional information about current market prices of our Common Stock, see “Market Price of Our Common Stock” beginning on page 14.

The minimum aggregate price of the redemption, if available and fully exercised, is approximately $63.1 million. This is the product of $22.95, which is the 10-day trailing average market price of the Common Stock prior to the closing of the acquisition of KCDL, multiplied by the number of shares of Series A Special Stock issued in connection with the acquisition. This amount represents the implied amount of the aggregate consideration to which the parties to the acquisition of KCDL agreed for the acquisition. Despite this prior relationship between the minimum aggregate price of the redemption and the value of the consideration used for purposes of the acquisition of KCDL, the Series A Rights Proposal does not relate to the acquisition, and you are not being asked to vote or take any action regarding the acquisition, including the consideration paid in the acquisition. The acquisition has closed. In addition, despite this prior relationship between the minimum aggregate price of the redemption and the value of the consideration used for purposes of the acquisition of KCDL, the actual aggregate price of the redemption could be higher than that minimum aggregate amount. For additional information on the redemption price, see “Description of Material Terms of the Series A Special Stock — Redemption by Holder” on page 14.

In addition, if we fail to redeem the shares of Series A Special Stock on a timely basis, a penalty in the amount of interest payments at an annualized rate of 8% of the Redemption Value will be assessed until the default is cured, and there will also be a rate increase of 1% imposed annually on the penalty rate should the default period extend beyond one year.

If the stockholders do not approve the Series A Rights Proposal, the obligation to redeem the shares of Series A Special Stock could significantly affect K12’s available cash reserves and, therefore, limit its ability to sufficiently fund ongoing current operations and its business, financial condition and results of operations would be adversely affected.

For additional information on these redemption obligations and the penalty payments, see “Description of Material Terms of the Series A Special Stock — Redemption By the Holder” on page 14 and “The Stockholders Agreement — Remedies Upon Redemption Default” on page 22, respectively.

Imposition of Restrictive Covenants

If our stockholders do not approve the Series A Rights Proposal by May 23, 2011, the Stockholders Agreement provides that the Company may not take any action or refrain from taking any action that would reasonably be expected to prohibit or materially limit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations, other than with respect to ordinary course of business activities for which the absence of which would significantly impair the value of the Company’s business. In addition, in that case, the Company would be obligated to take commercially reasonable actions not prohibited by law to take actions that are reasonably necessary to facilitate the redemption of the shares of Series A Special Stock as and to the extent required by the Certificate of Designations that may occur following July 23, 2011. For example, in that case, the Stockholders Agreement specifically requires the Company to take commercially reasonable efforts to revalue the Company’s and its subsidiaries’ assets to reflect market value if and only to the extent necessary to eliminate any capital deficit that might otherwise prohibit such redemption under applicable legal requirements. In addition, the obligation to take commercially reasonable actions not prohibited by law could require additional activities that are not specifically identified by the Stockholders Agreement, none of which have currently been discussed between K12 and Holdings.

In addition, if our stockholders do not approve the Series A Rights Proposal by July 23, 2011 and the Company were to breach of any of its obligations to redeem the Series A Special Stock, during the pendency of any such redemption default, the Stockholders Agreement provides that Company may not take any of the following actions:

•	declare or pay any dividend or make any other payment or distribution on account of its securities;

•	purchase, redeem or otherwise acquire or retire for value any of its securities (other than as contemplated by the Merger Agreement);

•	purchase, redeem, defease or otherwise acquire or retire for value prior to its maturity any indebtedness, unless so doing eliminates a limitation on the redemption of the Series A Special Stock;

•	make any capital investment other than capital investments for which the absence of which would significantly impair the value of the Company’s business;

•	create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness other than ordinary course letters of credit and indebtedness to cure an applicable redemption default; or

•	issue any security of the Company that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, unless such maturity, redemption or other right shall be expressly junior to the right of redemption of the holders of the Series A Special Stock.

In addition, these limitations imposed on the operation of the K12 businesses if the stockholders do not approve the Series A Rights Proposal could have adverse effects on K12’s operations and ability to pursue value-enhancing business strategies or transactions and, therefore, may have an adverse affect on our ability to operate our business.

For additional information on these redemption obligations and restrictive covenants, see “The Stockholders Agreement — Remedies Upon Redemption Default” on page 22.

Board of Directors Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the conversion rights and voting rights of the Series A Special Stock (Proposal 1).

For additional information on the reasons for the recommendation of the Board of Directors, including in particular its reasons for approving the original issuance of the Series A Special Stock as part of the acquisition of KCDL and its reasons for recommending that stockholders approve the conversion rights and voting rights of the Series A Special Stock, see “Effect of Failure to Obtain Stockholder Approval of Proposal 1” beginning on page 7 and “Reasons for the Recommendation” beginning on page 9, respectively.

Reasons for the Recommendation

The management of K12, in consultation with the Board of Directors and with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the terms of the acquisition of KCDL and the issuance of the Series A Special Stock over the course of more than five months.

At a meeting on July 22, 2010, the Board of Directors considered the Mergers and the Merger Agreement and the transactions contemplated thereby and thereafter unanimously determined that they were advisable, fair to and in the best interests of K12 and its stockholders.

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the issuance of the Series A Special Stock, the Board of Directors consulted with K12’s management and independent advisors in connection with the transaction and took into account various material factors described below. Among the material information and factors considered by the Board of Directors related to the Series A Special Stock, and in particular the recommendation to approve the conversion rights and voting rights of the Series A Special Stock (Proposal 1), were the following:

•	Strategic Acquisition. The Board of Directors considered the terms and conditions of the Merger Agreement and the business and opportunities available to the Company through the acquisition of KCDL. In particular, the Board of Directors considered that the acquisition of KCDL should extend K12’s position as a leader in K-12 online education and as a premier provider of virtual school solutions. The Board of Directors also considered that the acquisition of KCDL would add a new line of products and services to K12’s offerings for public and private schools, international schools and individual consumers and would increase the size and scope of K12’s online private school offering. The Board of Directors also contemplated strategic challenges for the acquisition of KCDL, including the integration of the business within K12’s other businesses.

•	Financial Considerations. The Board of Directors reviewed the expected financial impact of the acquisition of KCDL and the issuance of the Series A Special Stock (and the issuance of the Common Stock upon conversion of the shares of Series A Special Stock if approved) on the companies. The Board of Directors also considered the historic financial condition, operating results and businesses of K12 and KCDL.

•	Financial Presentation and Opinion of Duff & Phelps, LLC. The Board of Directors reviewed the financial analyses and presentation of Duff & Phelps, LLC (“Duff & Phelps”) as presented to the Board of Directors on July 22, 2010, and the opinion of Duff & Phelps rendered orally to the Board of Directors on July 22, 2010, which was subsequently confirmed by delivery of Duff & Phelps’ written opinion, dated July 23, 2010, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be paid in the Mergers was fair to K12 and its stockholders (other than Learning Group and its affiliates) from a financial point of view, as more fully described below under “Opinion of Duff & Phelps, LLC” beginning on page 29.

•	Available Source of Financing. The Board of Directors considered that the issuance of the Series A Special Stock to finance the acquisition of KCDL provided timely access to the requisite equity capital without requiring the payment of any underwriting costs or accepting a discount to the market price of Common Stock at the time. The Board of Directors also considered that it would be preferable to finance the acquisition of KCDL with additional equity securities rather than incur indebtedness or expend cash on hand, each of which would have resulted in less liquidity to pursue other transactions or conduct business operations. The Board of Directors assessed the negative impacts to the Company of failing to obtain the approval of the stockholders for the conversion rights and voting rights of the Series A Special Stock (including in particular the redemption obligation and the redemption price of an amount equal to the greater of the cost of the Series A Special Stock or the market price of the Common Stock) and ultimately determined that these terms of acquisition financing were appropriate in light of the circumstances and were no less favorable than could be obtained from a third party financing source and provided significant benefits to the Company relative to other methods to finance the acquisition.

•	Effects of Dilution by Financing and Conversion of Series A Special Stock. The Board of Directors considered that the issuance of additional shares, or that additional shares may be issued, might also adversely affect the market price of our Common Stock. In addition, the issuance of shares of Common Stock upon conversion of the Series A Special Stock could adversely affect our earnings (loss) per share if we generate substantial net income in the future, and such issuances could expose our stockholders to dilution of our earnings per share. This could have a depressive effect upon the market value of our Common Stock. The future prospect of sales of significant amounts of shares held by the holders of the Series A Special Stock could also affect the market price of our Common Stock if the marketplace does not orderly adjust to the increase in shares in the market possibly causing the value of your investment in the Company to decrease.

•	Adverse Effects of Failure to Obtain Stockholder Approval. The Board of Directors evaluated the adverse effects to the Company of the failure to obtain the approval of the conversion rights and voting rights of the Series A Special Stock. In particular, the Board of Directors considered the obligation to redeem the Series A Special Stock (upon election of the holder) if the approval was not obtained by July 23, 2011 and that the redemption obligation would significantly limit and could jeopardize the liquidity position of the Company. In addition, the Board of Directors evaluated the effect of the restrictive covenants pursuant to the Stockholders Agreement that would impose limitations on the operations of the business of the Company if the approval was not obtained. See “Effect of Failure to Obtain Stockholder Approval of Proposal 1” beginning on page 7.

•	Voting Agreement. The Board of Directors considered that, pursuant to a voting agreement entered into in connection with the issuance of the Series A Special Stock, Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone would agree to vote at least 5,230,631 shares, or approximately 17.2% of our Common Stock outstanding and entitled to vote as of the date of the issuance of the Series A Special Stock, in favor of the approval of the Series A Rights Proposal, and that this agreement would decrease the likelihood that the adverse effects of the failure to obtain the stockholder approval would be realized. See “The Voting Agreement” beginning on page 22 for further information and a detailed discussion of the terms of the voting agreement. As described in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15, each of Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone is affiliated with Holdings.

•	Terms of the Stockholders Agreement; Corporate Governance. The Board of Directors considered the corporate governance provisions of the Stockholders Agreement, including that the Stockholders Agreement includes restrictions on taking certain actions for specified periods of time that could facilitate an unsolicited acquisition of control of K12 by Learning Group or its affiliates and transfer restrictions that will limit the right of Learning Group and its affiliates to recognize a change of control premium on the sale of its shares of Common Stock without all other shareholders also receiving that premium. See “The Stockholders Agreement” beginning on page 20 for further information and a detailed discussion of the terms and conditions of the Stockholders Agreement. The Board of Directors took into account that the issuance of the Series A Special Stock to Holdings could result in Holdings and its affiliates controlling approximately 24.3% of the outstanding shares of Common Stock on a fully diluted basis if the conversion rights of the Series A Special Stock were approved by the stockholders and the shares were converted and controlling approximately 24.3% of the total voting power of the Company if the voting rights of the Series A Special Stock were approved by the stockholders. See “Interests of Learning Group and its Affiliates in the Series A Rights Proposal” on page 15. The Board of Directors considered that a larger significant ownership percentage held by a small group of affiliated holders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company or could increase those holders’ influence over certain matters related to the Company relative to other holders, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

The Board of Directors was aware that Learning Group and its affiliates held a significant interest in K12 and thus had interests in the acquisition of KCDL and the issuance of the shares of Series A Special Stock that are different from, or in addition to, other stockholders of the Company. In particular, the Board of Directors was aware of the ownership of interests in K12 described in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers and in making its recommendation. While aware of these interests, the Board of Directors also considered that none of its members or any members of K12’s management was aware of any conflicts of interest that would prevent the Board of Directors or K12’s management team from evaluating or negotiating the Merger Agreement and the Mergers and in making the recommendation, nor were there any other different interests of which the Board of Directors or K12’s management team was aware related to this transaction. In addition, the Board of Directors considered that the terms of the transaction had been negotiated on arms’-length terms with the assistance of independent advisors and that the Board of Directors had received the Duff & Phelps opinion related to the consideration to be paid in the Merger. Accordingly, the Board of Directors did not believe that these different interests of Learning Group and its affiliates interfered with the exercise of its fiduciary duties to the Company’s stockholders.

After full consideration of all the aforementioned factors, the Board of Directors concluded in its business judgment that overall, the potential benefits of the acquisition of KCDL and the issuance of the Series A Special Stock to K12 and its stockholders outweighed the risks. In addition, the Board of Directors determined that the potential benefits of the approval of the conversion rights and the voting rights of the Series A Special Stock to K12 and its stockholders outweighed the risks of the approval.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its considerations of the acquisition of KCDL, the issuance of the Series A Special Stock and the recommendation to stockholders to approve the conversion rights and the voting rights of the Series A Special Stock; however, it is not intended to be exhaustive. In view of the wide variety of factors considered by the Board of Directors in connection with their respective evaluations of these matters, the members of the Board of Directors did not consider it practical to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching their decisions. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors. The members of the Board of Directors each considered this information as a whole and considered the information and factors overall to be favorable to, and in support of, their determinations and recommendations.

Voting Agreement

In connection with the execution and delivery of the Merger Agreement, the Company, Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone entered into a voting agreement, dated July 23, 2010 (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone agreed to vote their shares of Common Stock in favor of the approval of the Series A Rights Proposal. Learning Group, Learning Group Partners, Knowledge Industries and

Cornerstone who are parties to the Voting Agreement own an aggregate of at least 5,230,631 shares, or approximately [ • ]% of our Common Stock outstanding and entitled to vote at the Special Meeting. K12 was aware that other affiliates of Holdings held Common Stock but determined that those affiliates’ shares of Common Stock were not sufficiently large individually or in the aggregate to merit adding these other affiliates as parties to the Voting Agreement. Additional information regarding Learning Group and its affiliates can be found in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15.

Shares Beneficially Owned by Directors and Officers

K12 directors and executive officers beneficially owned [ • ] shares of Common Stock on [DATE], 2010, the Record Date for the Special Meeting. These shares represent in total approximately [ • ]% of our Common Stock outstanding and entitled to vote at the Special Meeting. Although none of the members of the K12’s Board of Directors or its executive officers have executed voting agreements, based solely on its discussions with K12’s Board of Directors and its executive officers, K12 currently expects that the members of its Board of Directors and its executive officers will vote their shares in favor of approval of the Series A Rights Proposal. See “Security Ownership of Management and Certain Beneficial Owners” beginning on page 38.

Description of Material Terms of the Series A Special Stock

Following is a summary of certain material terms of the Series A Special Stock. The terms of the Series A Special Stock are provided for in the Certificate of Designations, a copy of which is attached to this Proxy Statement as Annex A.

Dividends

Holders of Series A Special Stock are entitled to participate in all dividends and distributions declared or paid on or with respect to Common Stock. Any such dividends and distributions will be paid pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amount (as defined below) of the Series A Special Stock. Each holder of Series A Special Stock will be paid its pro rata share of such dividends and distributions.

‘‘Adjusted Share Amount” means, with respect to any holder of outstanding shares of Series A Special Stock, the product of the Conversion Rate (as defined below) in effect at the time of calculation of such amount, multiplied by the number of outstanding shares of Series A Special Stock held by the applicable holder at the time of calculation of such amount. The Adjusted Share Amount is calculated as of the close of business or immediately prior to the event for which it is being calculated. “Conversion Rate” initially means 1.0, but is subject to anti-dilution adjustments in order to account for dilutive effects, including (i) stock splits and combinations, (ii) certain dividends and distributions, (iii) distribution of options, rights and warrants, (iv) other distributions, (v) de minimis carry forwards, and (vi) issuance of additional shares of Series A Special Stock. Dividends or distributions payable in voting securities will be distributed to holders of Series A Special Stock as either (i) an adjustment in the Conversion Rate or (ii) the issuance of additional shares of Series A Special Stock.

Liquidation Preference

In the event of any liquidation of the Company, the holders of Series A Special Stock have a liquidation preference and are entitled to receive, before any distribution to holders of Common Stock, an amount equal to the product of (i) $0.0001 and (ii) such holder’s Adjusted Share Amount. If proceeds of any liquidation are insufficient to pay the full amount, the holders of the Series A Special Stock will receive such proceeds on a pro rata basis. After payment in full to the holders of the Series A Special Stock, these holders would be entitled to participate with holders of Common Stock in the distribution of the remaining assets pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amount for each holder of Series A Special Stock.

Reorganization Event Rights

The Company may not engage in any of the following activities without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Special Stock, voting as a separate class at a meeting: (i) consolidate or merge the Company with or into another person or entity, (ii) sell, transfer, lease or otherwise convey to another person or entity all or substantially all the property and assets of the Company in a transaction that will immediately be followed by a dissolution, or (iii) reclassify, recapitalize or change any outstanding shares of the Company’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Company’s stockholders pursuant to its certificate of incorporation but in each case only in the event that each holder of Series A Special Stock outstanding immediately prior to such event will not either receive or have the right to elect to receive for each share of Series A Special Stock an amount of cash, securities or other property equal to the product of (i) such holder’s Adjusted Share Amount and (ii) the greatest amount of cash, securities or other property paid in consideration of one share of Common Stock pursuant to the terms of such event, if any.

If, in connection with such event, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock that has not also been made to the holders of the Series A Special Stock on substantially identical terms, each holder of Series A Special Stock shall receive, or shall have the right to elect to receive, out of funds legally available therefor, upon the surrender of such holder’s Series A Special Stock certificate or certificates the greatest amount of cash, securities or other property which such holder of Series A Special Stock would have received had it owned in lieu thereof a number of shares of Common Stock equal to its Adjusted Share Amount immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer in connection with the consummation of such event.

Voting

Prior to the receipt of stockholder approval of the Series A Rights Proposal, the holders of Series A Special Stock have no voting rights. Following the receipt of stockholder approval of the Series A Rights Proposal, holders of Series A Special Stock will be entitled to vote on all matters presented to the holders of Common Stock, other than the election or removal of directors, on which the holders of Series A Special Stock will have no voting rights. The holders of Series A Special Stock will be entitled to cast such number of votes with respect to such matter as is equal to such holder’s Adjusted Share Amount.

In addition to any other vote required by law, the affirmative vote of holders of a majority of the then-outstanding shares of Series A Special Stock voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock) shall be required to: (i) increase or decrease the number of authorized shares of Series A Special Stock, or create or issue any equity securities of the Company or securities convertible into Series A Special Stock; (b) on any date following July 23, 2011, convene a meeting of the Company’s stockholders to consider or vote upon the Series A Rights Proposal, or submit or permit the submission of the Series A Rights Proposal to a vote or consent of the Company’s stockholders; or (iii) alter, amend, repeal or waive the Certificate of Designations, the Company’s certificate of incorporation or the bylaws of the Company in any way that adversely affects the rights of the Series A Special Stock or is otherwise disproportionately disadvantageous to or adversely affects the holders of Series A Special Stock relative to the effect of such action on the holders of Common Stock.

Conversion

Prior to the receipt of stockholder approval of the Series A Rights Proposal, the holders of Series A Special Stock have no right to convert shares of Series A Special Stock into shares of Common Stock. Following the receipt of stockholder approval, any holders of Series A Special Stock may elect to convert all or any portion of the shares of Series A Special Stock into the number of shares of Common Stock equal to such holder’s Adjusted Share Amount.

Following the receipt of stockholder approval of the Series A Rights Proposal, shares of Series A Special Stock will automatically convert into Common Stock equal to the Adjusted Share Amount, upon (i) a transfer of the shares of Series A Special Stock to any person or entity other than Holdings or an affiliate of Holdings who has signed a joinder to the Stockholders Agreement (or in the event that the Series A Special Stock is held by any such other person at the time of such approval, at the close of business on the date of receipt of the stockholder approval) or (ii) at the close of business on the date, if any, as such holder of the Series A Special Stock has received all consents and approvals required under (A) applicable non-competition, restraint of trade or pre-acquisition notification laws, (B) control share and other anti-takeover laws, and (C) the Delaware General Corporation Law (“DGCL”), for such holder to acquire and own all of the shares of Common Stock issuable upon such conversion of all shares of Series A Special Stock held by such holder.

For additional information on the Conversion Rate and adjustments to the rate, see the descriptions of the definitions of Adjusted Share Amount and Conversion Rate above.

Redemption by Holder

In the event stockholder approval of the Series A Right Proposal is not obtained prior July 23, 2011, each holder of the Series A Special Stock then outstanding will have the right at any time thereafter until July 23, 2013 to require the Company to redeem all or any portion of such holder’s Series A Special Stock for cash in an amount equal to such holder’s Redemption Value (as defined below). However, in most cases other than in which a fundamental event has occurred or the Company has breached its redemption obligations, the Company will not be required to redeem more than one-half of the total Series A Special Stock issued as of July 23, 2010 during any twelve-month period.

‘‘Redemption Value” means the product of such holder’s Adjusted Share Amount (or, if the holder elects to require the Company to redeem less than all of the outstanding shares of Series A Special Stock held by such holder, the product of such other number of shares selected for redemption by such holder, multiplied by the Conversion Rate then in effect), multiplied by the Series A Redemption Price (as defined below). “Series A Redemption Price” means the greater of (i) the average closing price of the Common Stock issuable to the holders of Series A Special Stock if the then-outstanding shares of Series A Special Stock had been converted into Common Stock as of the effective date of the redemption, (ii) $22.95, subject to anti-dilution adjustment, or solely in the case of a redemption by the Company in the case in which any person or group is the registered holder of 90% or more of the total amount of each class of stock of the Company (which is described in clause (ii) of the immediately following section), (iii) the highest per share price paid by such person or group of related persons for shares of Common Stock during the six-month period prior to such redemption.

Redemption by the Company

In the event stockholder approval or the Series A Rights Proposal is not obtained prior to July 23, 2011, the Company will have a limited right at any time to redeem all or any portion of the outstanding shares of Series A Special Stock held by each holder thereof in an amount equal to such holder’s Redemption Value until July 23, 2013.

In addition, without regard to the Series A Rights Proposal, in the event that (i) less than 15% of the total amount of Series A Special Stock issued as of July 23, 2010 remains outstanding, or (ii) any person or group of related persons is listed as the registered owner of 90% or more of the total amount of each other series of capital stock of the Company and such person or group has agreed in a legally enforceable contract between such person or group, on the one hand, and the Company, on the other hand, to consummate a short form merger in accordance with Section 253 of the DGCL (or any applicable successor provision) immediately following such redemption of the Series A Special Stock, the Company will have the right to redeem all, but not less than all, of the outstanding shares of Series A Special Stock held by each holder thereof for cash in an amount equal to each such holder’s Redemption Value.

Market Price of Our Common Stock

Our Common Stock is listed on the NYSE under the symbol “LRN.”

On July 23, 2010, the date of the consummation of the Mergers, the closing price of our Common Stock was $24.30 per share. In addition, on [DATE], 2010, the most recent date prior to the filing of this Proxy Statement, the closing price of our Common Stock was $[ • ]. During the past 52-week period ended on the most recent date prior to the filing of this Proxy Statement, our Common Stock had a high price of $29.71 and a low price of $15.65.

Stockholders may wish to obtain current market quotations for shares of Common Stock before voting their shares at the Special Meeting. The market price of the Common Stock may be relevant for determining the Redemption Value of the Series A Special Stock.

Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock

In considering the recommendation of our Board of Directors to approve the Series A Rights Proposal, stockholders should be aware that Learning Group and its affiliates, who collectively comprise our largest group of affiliated stockholders, are also affiliated with Holdings, which will benefit from increased liquidity and voting rights if the Series A Rights Proposal is approved. By virtue of these interests, including in particular the interests of the Series A Special Stock, Learning Group and its affiliates, who are discussed in more detail immediately below, may be deemed to have interests in the Series A Rights Proposal that are different from, or in addition to, those of our stockholders generally.

All of the 2,750,00 shares of Series A Special Stock issued as consideration for the acquisition of KCDL were issued to Holdings. Holdings is affiliated with each of Learning Group, KULG, Learning Group Partners, Hampstead, Cornerstone and Knowledge Industries. Each of these entities is a holder of our Common Stock, and each may be deemed, directly or indirectly, to be controlled by one or both of Michael R. Milken and Lowell J. Milken, the latter of which also owns shares of our Common Stock in his individual capacity.

Prior to the issuance of the Series A Special Stock to Holdings on July 23, 2010, Learning Group, KULG, Learning Group Partners, Hampstead, Cornerstone, Knowledge Industries and Lowell J. Milken collectively held an aggregate of 5,256,527 shares of Common Stock, which represented approximately 17.3% of our then-outstanding voting power. If the Series A Rights Proposal is approved by our stockholders, Learning Group and these affiliates, including Holdings, will hold an aggregate of approximately 8,006,527 shares of Common Stock outstanding, on an as converted basis, which represented approximately 23.7% of our outstanding voting power as of October 5, 2010 (if the holders of Series A Special Stock had had a right to convert such shares into Common Stock or to vote such shares as of such date). These interests are described in “Security Ownership of Management and Certain Beneficial Owners” beginning on page 38.

Holdings, Learning Group and certain of their other affiliates are parties to several agreements related to the Series A Special Stock and K12’s acquisition of KCDL as described in this Proxy Statement. See “Acquisition of KC Distance Learning, Inc. — Agreements Related to the Acquisition and the Share Issuance” beginning on page 16. After the issuance of the Series A Special Stock and the consummation of the acquisition of KCDL, KCDL ceased to be an affiliate of Learning Group and its affiliates and became a wholly owned subsidiary of K12, Holdings held the Series A Special Stock and the various agreements referred to above became effective. Other than these effects, the issuance of the Series A Special Stock and the consummation of the acquisition of KCDL did not result in any other additional interests or relationships, or changes to any interests or relationships, between K12 and its subsidiaries, on the one hand, and Holdings, Learning Group and their affiliates, on the other hand.

Additional information regarding a separate transaction between K12 and Learning Group and its affiliates can be found in “Other Business Relationships” on page 29.

Financial and Other Information

We are incorporating by reference the financial and other information related to K12 and its subsidiaries required to be included in this Proxy Statement from documents that have previously been filed by K12 with the SEC, including pro forma financial information relating to KCDL. For additional information on this financial information, see “Incorporation of Certain Information by Reference” beginning on page 41 of this Proxy Statement.

KCDL had, since its inception, been a private company and, as such, had never been subject to the financial reporting requirements under the Exchange Act, and its management and financial accounting staff had never completed annual financial statements containing the level of detailed disclosure required for SEC reporting purposes, not the other disclosures required in a Management’s Discussion and Analysis of Financial Condition and Result of Operation section. Accordingly, certain information as it relates to KCDL as a stand-alone entity has been omitted from this Proxy Statement.

ACQUISITION OF KC DISTANCE LEARNING, INC.

This section presents information on the acquisition of KCDL by K12. The acquisition of KCDL as a result of the Mergers is referred to as the “Acquisition.” The Acquisition of KCDL has closed. The Series A Rights Proposal does not relate to the Acquisition, and you are not being asked to vote or take any action regarding the Acquisition. Other than information related to the terms of the Series A Special Stock, the following information is presented to provide additional information on the background of the issuance of the Series A Special Stock, which was completed in connection with the closing of the Acquisition.

The KCDL Acquisition

On July 23, 2010, we acquired KCDL through the Mergers. Upon completion of the Acquisition, KCDL became a wholly owned subsidiary of K12. This Acquisition did not require stockholder approval in order to be completed. Although this Proxy Statement does not relate directly to a stockholder vote for our acquisition of KCDL, the following sets forth certain information about KCDL and the Acquisition.

Description of KCDL’s Business

KCDL has three brands that provide quality education products and services to districts, public and private schools, and directly to families: Aventa Learning, The Keystone School and iQ Academies.

Aventa Learning offers an extensive catalog of engaging courses and effective instructional services for schools and school districts designed to give educators innovative online content and services to enhance their education programs. Aventa, which is accredited by the Northwest Association of Accredited Schools, has over 140 core, elective and AP courses in grades 6-12 that provide organizations with high quality and cost-effective online learning solutions, from credit recovery courses to full-scale virtual school programs.

The Keystone School is a leading online private school for middle school and high school students. The school, also accredited by the Northwest Association of Accredited Schools, was established in 1974 and has served over 250,000 students from 84 countries over its history. It provides a flexible learning experience for full-time and part-time students and offers a wide range of courses supported by experienced, certified teachers.

iQ Academies operates statewide online public schools in partnership with school districts or public charter schools to serve the education needs of middle school and high school students. iQ Academies are offered in six states: Kansas, Minnesota, Nevada, Texas, Washington, and Wisconsin.

Prior to the Acquisition, KCDL was a private company owned solely by Holdings. Accordingly, there was no public market for the shares of KCDL. The address for KCDL’s principal executive offices is 650 NE Holladay, Suite 1400, Portland, Oregon 97232. KCDL also maintains an office in Bloomsburg, Pennsylvania.

Agreements Related to the Acquisition and the Share Issuance

The Merger Agreement

Following is a summary of the material terms and conditions of the Merger Agreement, pursuant to which the Acquisition was consummated and the shares of the Series A Special Stock were issued.

General

On July 23, 2010, the Company entered into a Merger Agreement, by and among the Company, LLC Merger Sub, Corporate Merger Sub, Holdings and KCDL. Pursuant to the terms of the Merger Agreement, (i) KCDL merged with Corporate Merger Sub, with KCDL continuing as the surviving corporation of the merger, which is referred to as the First Merger, and (ii) immediately after the First Merger, KCDL (as the surviving corporation of the First Merger) merged with LLC Merger Sub, with LLC Merger Sub continuing as the surviving entity of the merger. The Mergers were consummated on July 23, 2010 following the execution of the Merger Agreement. As a result of the Mergers, the surviving entity of the Second Merger (which is the predecessor in interest to KCDL) is now a wholly owned subsidiary of K12.

Consideration

As consideration in the First Merger, the Company issued a total of 2,750,000 shares of Series A Special Stock to Holdings. See “Description of Material Terms of the Series A Special Stock” beginning on page 12 for a more detailed description of the terms of the Series A Special Stock.

The Merger Agreement includes a customary adjustment for the net working capital and closing debt of KCDL as of the closing of the Acquisition.

Representations and Warranties

The Merger Agreement includes customary representations, warranties and covenants of the parties to the Merger Agreement, including representations and warranties regarding KCDL and its businesses.

KCDL made representations and warranties in the Merger Agreement to the Company regarding the following matters:

•	its organization;

•	its subsidiaries;

•	its authorization and the agreement as a valid and binding agreement;

•	the absence of conflicts and required filings and consents;

•	its capitalization;

•	its financial statements;

•	its liabilities;

•	the absence of certain material developments;

•	its tax matters;

•	its contracts and commitments;

•	its employee benefit plans;

•	its employees;

•	its insurance;

•	the sufficiency of its assets;

•	its title to its properties;

•	its intellectual property;

•	its environmental matters;

•	its affiliated transactions;

•	its compliance with legal requirements;

•	its governmental licenses and permits;

•	its litigation;

•	its vendor relationships; and

•	the absence of brokerage relationships.

The Company made representations and warranties in the Merger Agreement to Holdings regarding the following matters:

•	the Company’s organization;

•	the Company’s ownership, and the operations of, Corporate Merger Sub and LLC Merger Sub;

•	their authorization, the agreement as a valid and binding agreement and the inapplicability of the anti-takeover statute;

•	the Company’s valid issuance of Series A Special Stock;

•	the absence of conflicts and required filings and consents;

•	the Company’s capitalization;

•	the Company’s SEC filings and financial statements;

•	the requisite vote of the Company;

•	the absence of any material adverse effect;

•	the Company’s tax matters;

•	the Company’s litigation;

•	the Company’s eligibility to file a Registration Statement on Form S-3;

•	the absence of brokerage relationships; and

•	the Company’s receipt of the fairness opinion from Duff & Phelps.

The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures and other limitations not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of KCDL, the Company, or any of their respective subsidiaries or affiliates.

Pre-Closing Transactions

Immediately prior to the consummation of the First Merger, Holdings consummated, and Holdings caused its affiliates and related parties to consummate, certain transactions. These include the following transactions:

•	terminating certain license, development, information technology outsourcing services and shares services agreements between KCDL and various affiliates of Holdings;

•	entering into a joint litigation agreement and an assignment and assumption agreement related to certain litigation of KCDL;

•	assigning and transferring certain intellectual property assets to KCDL from affiliates of Holdings, including curricula assets and related copyrights; and

•	transferring the employment of certain business employees to KCDL and all associated employment records of the business employees and rights regarding work done related to KCDL.

Holdings ensured that after the closing of the Mergers, it and its affiliates will take all further action, if any, necessary to effect any of the pre-closing transactions.

Proxy Statement and Stockholder’s Meeting

The Merger Agreement provides that, after consummation of the Mergers, the Company and Holdings will cooperate to prepare and file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a preliminary proxy statement pursuant to Section 14(a) of the Exchange Act, which will include proxy materials for the purpose of soliciting proxies from the Company’s stockholders to obtain the stockholder approval at a duly convened stockholders’ meeting at which approval of the conversion rights and voting rights of the Series A Special Stock will be considered. The Company is obligated to file the preliminary proxy statement with the SEC no later than the later of (i) 15 business days after the completion of the KCDL audited financial statements or (ii) 15 business days after the completion of the filing and mailing of the definitive proxy materials relating to the Company’s 2010 annual meeting of stockholders. This Proxy Statement satisfies that obligation. The Merger Agreement also requires the Company to hold a meeting of its stockholders to obtain stockholder approval of the conversion rights and voting rights of the Series A Special Stock. The Company agreed to include a recommendation of the Board of Directors that the stockholders of the Company approve the conversion rights and voting rights of the Series A Special Stock and to include such recommendation in the proxy statement.

Director and Officer Liability and Indemnification

Pursuant to the Merger Agreement, the Company agreed that for a period of six years after the consummation of the Mergers, it will not amend, repeal or modify any provision in the surviving entity’s certificate or articles of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors of KCDL prior to the First Mergers. During such period, the Company and the surviving entity will honor the indemnification and other obligations of the surviving entity to the officers and directors of KCDL prior to the consummation of the Mergers for events arising prior to the Mergers to the fullest extent of the law as provided under such certificate or articles of incorporation or bylaws (or other organizational documents).

Non-Competition and Non-Solicitation

The Merger Agreement includes non-competition and non-solicitation provisions, pursuant to which Holding agreed that, for a period of three years from the consummation of the Mergers, neither it nor certain of its affiliates would (i) operate, own or manage any business that directly competes with the business of KCDL, except ownership, operation or management of certain permitted investments, or (ii) directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring or employment of certain specified protected employees of the Company.

Orderly Transition

The Merger Agreement includes certain provisions for the orderly transition of the business acquired by the Company, including cooperation by Holdings with respect to (i) preparation of the KCDL audited financial statements, (ii) insurance coverage, (iii) litigation support, (iv) collection of payments received post-closing, (v) bank accounts, phones and emails, (vi) prospective customer referrals, (vii) books and records, (viii) protection of confidential information and (ix) credit support instruments.

Indemnification

The Merger Agreement also includes certain post-closing indemnification obligations of the parties to the Merger Agreement, including mutual indemnification obligations for damages resulting from breaches of representations or noncompliance with covenants. These indemnification obligations are subject to limitations as provided in the Merger Agreement, including limitations on the survival of rights to bring claims, deductibles and maximum aggregate collectible amount limitations.

Under the terms of the Merger Agreement, Holdings is required to maintain a minimum amount of assets during the term of the indemnification period provided for in the Merger Agreement.

The Stockholders Agreement

General

Concurrently with the execution of the Merger Agreement, the Company, Holdings, Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone entered into the Stockholders Agreement. As described in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15, each of Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone is affiliated with Holdings. The Stockholders Agreement includes obligations and limitations upon the Company, holders of the Series A Special Stock, Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone that were agreed to as part of the issuance of the shares of Series A Special Stock. Following is a summary of the material terms and conditions of the Stockholders Agreement. The terms of the Stockholders Agreement are provided for in the Stockholders Agreement, a copy of which is attached to this Proxy Statement as Annex B.

Standstill Restrictions

Pursuant to the Stockholders Agreement, Holdings Learning Group , Learning Group Partners, Knowledge Industries and Cornerstone agreed to a standstill limitation regarding actions related to the acquisition of shares of voting securities of the Company. These provisions restrict the right of Holdings or its affiliates (or its permitted transferees) from:

•	acquiring or offering to acquire beneficial ownership of 35% or more of the total voting power of the Company;

•	participating in any solicitation of proxies to vote or obtain consents;

•	forming groups within the meaning of the federal securities laws;

•	seeking to elect or remove any member of the Board of Directors;

•	offering or being involved in or part of any acquisition involving the Company;

•	disclosing or announcing any intention to do any of these actions;

•	requesting an amendment or waiver of these standstill provisions; or

•	assisting or financing any person in taking any actions prohibited by these standstill provisions.

These provision have a term of the earlier of (i) one year from the consummation of the Mergers, (ii) the fifth business day after the date on which the Board of Directors of the Company publicly announces its intention to solicit an acquisition proposal with respect to the Company, or (iii) the fifth business day after the date on which the Company publicly announces that it has entered into a definitive agreement with any party providing for an acquisition proposal with respect to the Company, unless in the case of clauses (ii) or (iii) the Company granted Holdings the opportunity to participate in or make a proposal to the Board of Directors regarding such matter. The standstill limitation does not limit (i) discussions or other communications between or among Holdings and other stockholders who are parties to the agreement, their permitted transferees and respective affiliates or (ii) certain stockholders or their respective affiliates from soliciting, offering, seeking to effect or negotiating with any person or entity with respect to transfers of shares of Series A Special Stock or shares of Common Stock permitted under the transfer restrictions.

Transfer Restrictions

Pursuant to the Stockholders Agreement, Holdings and other stockholders who are parties to the agreement agreed not to transfer any shares of Series A Special Stock or shares of Common Stock for 180 days following the date of consummation of the Mergers (the “Lock Up Period”), except (i) to a permitted transferee of such proposed transferor, (ii) in a transaction approved by the Board of Directors, (iii) in a bona fide gift to any charitable organization, or (iv) in a de minimis amount. No share of Series A Special Stock or Common Stock will be transferred to any permitted transferee unless and until such permitted transferee has executed a supplemental stockholders agreement.

The transfer restrictions in the immediately prior paragraph will terminate and be of no further effect at the end of the Lock Up Period.

In addition, pursuant to the Stockholders Agreement, Holdings and other stockholders who are parties to the agreement agreed that from and after the Lock Up Period, they agreed not to, or to permit its affiliates to, transfer any shares of Series A Special Stock or Common Stock to any person that has or would have beneficial ownership of more than 9.9% of the total voting power of the Company except for any transfer (i) to an underwriter for distribution in any bona fide underwritten distribution, (ii) to any other person or entity if such person or entity has entered into a supplemental stockholders agreement, (iii) if approved by the Board of Directors, or (iv) in a de minimis amount.

The transfer restrictions in the immediately prior paragraph will terminate and be of no further force and effect on the first to occur of (i) July 23, 2011 and (ii) the date on which the aggregate number of shares of Common Stock beneficially owned by Learning Group and its affiliates or any other stockholder who has executed a supplemental stockholders agreement is less than 10% of the total voting power of the Company.

Also pursuant to the Stockholders Agreement, Holdings and other stockholders who are parties to the agreement agreed not to, or permit its affiliates to, transfer or engage in any constructive transfer of any voting security (not including Series A Special Stock) or other security that is exercisable or convertible (whether or not such exercise or conversion right is vested or exercisable) into a voting security except for any transfer (i) to any person or entity who is also a stockholder and is a party to the Voting Agreement, (ii) to any other person or entity who, prior to or concurrently with such transfer, will have executed (x) a supplemental stockholders agreement and (y) an agreement with the Company that is substantially identical to the Voting Agreement, or (iii) that is a de minimis transfer.

The transfer restrictions in the immediately prior paragraph will terminate and be of no further force and effect on the first to occur of (i) the Special Meeting or (ii) July 23, 2011.

Registration Rights

Pursuant to the Stockholders Agreement, the stockholders who are parties to the agreement have demand registration rights related to the shares acquired in the Mergers on customary terms and conditions on up to two occasions. At any time and from time to time from after the later of (x) the expiration of the Lock Up Period or (y) the receipt of the stockholder approval of the Series A Rights Proposal, one or more stockholders holding a majority in interest of the shares of Common Stock issued or issuable pursuant to the conversion of Series A Special Stock (the “Registrable Securities”) held by all stockholders may request that the Company effect the registration of all or any part of the Registrable Securities held by the stockholders in an underwritten offering by the stockholders by giving written notice to the Company of such demand. As soon as reasonably practicable, but in no event later than 60 days after receipt of the notice of demand, the Company must file a Registration Statement with the SEC with respect to the Registrable Securities required to be included therein and must use its commercially reasonable efforts to effect a demand offering as expeditiously as possible, subject to certain limitations. All fees and expenses incident to the Company’s performance of its obligations to register the securities with respect to the first demand registration will be borne by the Company and the selling stockholders will bear all other fees and expenses related to the second demand registration, in additional to all fees and expenses borne by the stockholders in either registration.

Remedies Upon Redemption Default

If the Company fails to honor the redemption obligations of the Series A Special Stock that may arise if the stockholders do not approve the Series A rights Proposal by July 23, 2011 following a valid request therefor by a holder of Series A Special Stock, then each stockholder holding Series A Special Stock with respect to which a redemption default has occurred will be entitled to receive from the Company payments equal to the amount of the interest on the applicable unpaid portion of the Series A Redemption Price payable for such shares of Series A Special Stock. Redemption default payments will initially be payable in cash at an annual rate of 8%, and the interest rate payable on amounts due will increase by 1% per annum on each anniversary of the redemption default. Redemption default payments will be computed on the basis of a 360-day year consisting of twelve 30-day months, will accrue from the date of the applicable redemption default until such redemption default has been cured and the applicable redemption default payments paid in full and will compound on a semi-annual basis.

During the pendency of any redemption default, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any other payment or distribution on account of its securities (other than dividends or distributions from wholly owned subsidiaries), (ii) purchase, redeem or otherwise acquire or retire for value any of its or their securities (other than as contemplated by the Merger Agreement), (iii) purchase, redeem, defease or otherwise acquire or retire for value prior to its maturity any indebtedness of the Company or its subsidiaries, unless so doing eliminates a limitation on the redemption of the Series A Special Stock, (iv) make any capital investment other than capital investments the absence of which would significantly impair the value of the Company’s business, (v) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness except (x) ordinary course letters of credit, performance bonds and other similar credit support instruments that are necessary to maintain the normal operation of business or (y) to the extent such indebtedness is created, incurred or issued in connection with a substantially concurrent redemption to cure an applicable redemption default in whole or in part, and/or (vi) issue any security of the Company or its subsidiaries that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, unless such maturity, redemption or other right will be expressly junior to the right of redemption of the holders of the Series A Special Stock.

In addition, at the later of (i) the date on which the stockholder approval of the Series A Rights Proposal is not obtained at the first stockholders meeting at which it is considered or (ii) May 23, 2011, the Company will not, nor will it permit any of its subsidiaries to, take any action or refrain from taking any action that, in any such case, would reasonably be expected to prohibit or materially limit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations, other than with respect to ordinary course of business activities the absence of which would significantly impair the value of the Company’s business. In addition, from and after that time, the Company will take, and will cause its subsidiaries to take, commercially reasonable actions not prohibited by law and which are reasonably necessary to facilitate the redemption of the shares of Series A Special Stock as and to the extent required by the Certificate of Designations that may occur following the first anniversary of the Closing, including, if and only to the extent necessary to eliminate any capital deficit that might otherwise prohibit such redemption under applicable law, by revaluing its and its subsidiaries’ assets to reflect market value and thereby eliminate any such capital deficit.

The obligations of the Company with respect to these redemption obligations will terminate and be of no further force or effect on the first to occur of the stockholder approval of the Series A Rights Proposal and the redemption of all shares of Series A Special Stock.

The Voting Agreement

Concurrently with the execution of the Merger Agreement, the Company, Corporate Merger Sub, LLC Merger Sub Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone entered into the Voting Agreement. Pursuant to the Voting Agreement, the stockholders of the Company who are parties to the agreement agreed to vote in favor of the approval of the Series A Rights Proposal by the Company’s stockholders and have granted a representative of the Company their proxy to vote such shares in the event any such stockholders do not vote in accordance with their obligations under the Voting Agreement. These entities have agreed to vote an aggregate of no less than 5,230,631 shares, or approximately 17.2%, of our Common Stock. As described in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock on page 15, each of Learning Group, Learning Group Partners, Knowledge Industries and Cornerstone is affiliated with Holdings.

The Transition Services Agreement

Concurrently with the execution of the Merger Agreement, the Company, Holdings, Knowledge Learning Corporation, a Delaware corporation and KU Online Services, Inc., a Delaware corporation, both affiliates of Holdings, entered into a transition services agreement pursuant to which Holdings, Knowledge Learning Corporation, and KU Online Services, Inc. agreed to continue to provide various services to KCDL for a transitional period of up to one year to facilitate the transition of the business from Holdings to the Company at no cost to K12.

The Limited Guarantee

Concurrently with the execution of the Merger Agreement, Learning Group, an affiliate of Holdings, gave a limited guarantee in favor of the Company and KCDL. Pursuant to the limited guarantee, Learning Group guaranteed to the Company and KCDL the payment, performance and discharge of certain contingent obligations of Holdings under the Merger Agreement. As described in “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15, Learning Group is affiliated with Holdings.

The Non-Competition and Non-Solicitation Agreement

Concurrently with the execution of the Merger Agreement, the Company, Holdings, KCDL and Knowledge Universe Education L.P., an affiliate of Holdings, entered into a Non-Competition and Non-Solicitation Agreement, pursuant to which Knowledge Universe Education L.P. agreed that, for a period of three years from July 23, 2010, neither it nor its direct and indirect controlled subsidiaries, including Holdings and Learning Group, would (i) operate, own or manage any business which directly competes with the business of KCDL, except ownership, operation or management of certain permitted investments, and (ii) directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring of certain specified protected employees, including employees of KCDL.

Interests of Certain Persons in the Acquisition

Except as disclosed above in “Approval of the Conversion of the Conversion Rights and Voting Rights of Series A Special Stock” beginning on page 4 with respect to interests in connection with the issuance of the Series A Special Stock, none of our officers and directors or their associates received any direct or indirect benefits as a result of the Acquisition that would not be realized by holders of our Common Stock generally.

Accounting Treatment

The Acquisition has been accounted for as a purchase under Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the results of KCDL have been included in the consolidated financial statements of the Company since the date of the Acquisition.

Background of the Acquisition

The terms of the Merger Agreement, including the issuance of the Series A Preferred Stock, are the result of arm’s-length negotiations between representatives of K12 and Holdings, either directly or by representatives of KCDL. For purposes of these negotiations, while recognizing that Learning Group, Holdings and their other affiliates are affiliated, K12 did not distinguish among them for purposes of the negotiations to seek to determine any different interests of any of the various affiliated persons. For additional information on Learning Group and its affiliates, see “Interests of Learning Group and its Affiliates in Issuance of Series A Special Stock” on page 15. The following is a summary of the background of these negotiations.

K12 and Learning Group have been familiar with each other since the founding of K12. K12 and affiliates of Learning Group operate in the educational services industries. Learning Group and its affiliates were initial investors in K12 at its founding and have been investors in K12 since that time. In addition, an executive of K12 had been employed by affiliates of Knowledge Universe Education L.P. (“KU”) prior to the founding of K12.

From time to time, K12 evaluates strategic alternatives to enhance stockholder value through acquisitions.

Over the course of 2008 and 2009, representatives of K12 occasionally interacted with representatives of KU, including at education industry conferences. During the course of informal conversations at these events, the parties discussed the possibility of an acquisition of KCDL by K12 at a later date if the timing was appropriate; however, these interactions did not lead to more formal discussions.

During January 2010 or early February 2010, Michael Neumann, Vice President of KU and a representative of Holdings, contacted Ronald J. Packard, Chief Executive Officer and Founder of K12, to inquire about K12’s interest in acquiring KCDL. Mr. Packard indicated that he would be willing to consider this acquisition on acceptable terms and subject to customary qualifications. Over the course of the next several weeks, the parties continued to discuss initial matters related to the transaction, including the financing of the transaction through the use of equity securities of K12 and the price for the acquisition.

On February 23, 2010, K12 and KCDL entered into a confidentiality agreement, pursuant to which K12 agreed not to disclose confidential information related to KCDL provided to K12.

On March 5, 2010, members of K12’s management team met with executives from KU and KCDL, who presented a confidential information memorandum related to KCDL to K12. Following this meeting, representatives of KU sent representatives of K12 additional materials to assist K12 in evaluating KCDL.

On April 14, 2010, Mr. Neumann sent a draft letter of intent to Mr. Packard. The letter of intent contemplated that K12 would acquire KCDL for shares of Common Stock, the amount of which would initially be 2,750,000 but which number could fluctuate outside of an initial price collar depending on the then-current market price of the Common Stock leading up to and including the closing date. As a result of this term, the value of the shares issued would fluctuate based on the market price of the shares of Common Stock at the time, subject to the limitations imposed by the collar arrangement. For additional information about market prices of our Common Stock, see “Market Price of Our Common Stock” on beginning page 14. The letter of intent also contemplated that the definitive acquisition agreement would include a working capital adjustment, which would have a target working capital of KCDL of negative $5 million. The closing of the acquisition would be subject to the receipt of the approval of the K12 stockholders to the issuance of the shares in the acquisition pursuant to NYSE rules. The letter of intent contemplated that the closing would take place no later than 60 days after execution of the letter of intent. The letter of intent provided for a 30-day period during which Holdings would agree to negotiate exclusively with K12 on the terms of the acquisition of KCDL.

On April 19, 2010, Howard D. Polsky, General Counsel of the Company, sent a revised version of the letter of intent to a representative of Holdings proposing changes to the terms of the letter of intent initially proposed by Holdings. In particular, the revised letter of intent reflected a fixed value for the transaction, a longer exclusivity period, more certainty about the terms of the transaction and deletion of terms that would compel the Board of Directors to approve the transaction before it was fully negotiated and K12 had completed its due diligence review of KCDL.

From April 19, 2010 through the execution of the letter of intent on May 17, 2010, representatives of K12, including representatives of Kirkland & Ellis LLP (“Kirkland”), outside legal counsel to K12 for the transaction, and representatives of Holdings, including representatives of Latham & Watkins LLP (“Latham”), outside legal counsel to Holdings for the transaction, negotiated the terms of the letter of intent and exchanged several drafts of the letter of intent. In particular, the parties negotiated the terms of the limitations on the number of shares to be issued and the methods for determining the number of shares, the timing of the stockholder meeting to approve the issuance of the shares to be issued in the acquisition, the scope of the post-closing non-competition restriction applicable to Holdings, expense reimbursements payable to Holdings in the event the K12 stockholders did not approve the issuance of shares, the timing and cost of preparing audited financial statements of KCDL and the closing conditions for the transaction, among other matters.

On April 20, 2010, Kirkland began contacting a number of potential financial advisors at K12’s request to obtain quotations on the cost of a fairness opinion for the Company and the Board and qualifications from the financial advisors.

On April 24, 2010, Mr. Neumann sent Mr. Packard Holdings’ responsive version of the term sheet. The new term sheet included several of the terms initially proposed by Holdings and also included a break-up fee of 4% of the transaction value payable by K12 if the merger was not approved by K12’s stockholders and the option to meet indemnification payment obligations in cash or shares at Holdings’ choice.

On April 25, 2010, Mr. Packard met with Mr. Neumann in person and informed him that several of the provisions in Holdings’ latest term sheet were not acceptable to K12, including the schedule for K12 Board of Directors’ approval, termination provisions, the scope of the non-competition provision, and Holdings’ intended break-up fee.

On April 26, 2010, the Board of Directors held a special meeting by teleconference, at which members of K12’s management were present. The Board of Directors discussed the proposed acquisition of KCDL and the terms of the letter of intent. At the meeting, Mr. Packard stated that the price for KCDL businesses in the draft letter of intent reflected a portion of the synergies expected to be realized by the Company, but that the Company would gain the advantages of using equity for the acquisition rather than cash. More specifically, Mr. Packard explained that the proposed consideration for the acquisition would be a fixed number of shares of K12 with adjustments providing for a maximum and minimum value to be paid, depending on fluctuations in the share price. In addition, Mr. Packard discussed the strategic fit and benefits of the KCDL businesses with K12’s growth plans, including expansion of the institutional business with an existing sales force, the addition of public virtual charter schools and students and a mature private online and correspondence school with domestic and international presence. He also reviewed the competitive landscape and need for the Company to serve different student profiles at lower cost. The Board of Directors then engaged in a discussion of the purchase price and the value proposition for the assets to be acquired from Holdings. Because KCDL was held by an affiliate of Learning Group, Mr. Packard suggested to the Board of Directors that a fairness opinion could be obtained to further assist the Board of Directors in evaluating the transaction from a financial point of view. Mr. Polsky also informed the Board of Directors that, as a result of this ownership of securities, the listing requirements of the NYSE would require stockholder approval and preparation of a proxy statement to be reviewed by the SEC. The Board also discussed management’s ability to successfully integrate this acquisition, and Mr. Packard advised the Board of Directors that the Company had already retained an expert consultant who specialized in this field. Also at the meeting, the Board of Directors proposed that, in light of the increase in the number of shares of Common Stock that would be held by Learning Group and its affiliates as a result of the issuance of shares to Holdings in the acquisition, Learning Group and its affiliates should agree to standstill restrictions that would be in effect after the closing to limit the ability of Learning Group and its affiliates to take certain actions to acquire K12 without the consent of the Board of Directors. At the meeting, the Board of Directors proposed that, in light of the increase in the number of shares of Common Stock that would be held by Learning Group and its affiliates as a result of the issuance of shares to Holdings in the acquisition, Learning Group and its affiliates should agree to standstill restrictions that would be in effect after the closing to limit the ability of Learning Group and its affiliates to take certain actions to acquire K12 without the consent of the Board of Directors. Following discussion, the Board of Directors authorized K12’s senior management to enter into the letter of intent upon satisfactory resolution of the open items and proceed to the negotiation of definitive agreements and due diligence review of KCDL.

On April 28, 2010, representatives of Kirkland sent to representatives of Latham a revised letter of intent contemplating, among other things, standstill restrictions along the lines proposed by the Board of Directors at its recent meeting. These terms included a maximum permitted K12 share ownership of 33% of the shares outstanding and a limitation on selling large blocks of shares. The parties negotiated the terms of these standstill restrictions over the course of the next several days.

On April 29, 2010, Mr. Packard contacted Mr. Neumann to discuss the outstanding issues in the draft letter of intent. These issues included the scope of the non-competition provision, post-closing adjustments to the purchase price and the scope and duration of limitations on ownership and sales of Common Stock following closing.

On May 6, 2010, representatives of Latham communicated to representatives of Kirkland that Holdings had determined that it was no longer willing to proceed with the acquisition of KCDL by K12 if the stockholder approval of the issuance of shares in the transaction had to occur prior to the closing of the transaction. They explained that this was because this approval process could delay the closing of the transaction for several months. As an alternative, Holdings was prepared to accept a new class of stock called the Series A Special Stock, which would have terms that in certain cases were less favorable to Holdings, and were less freely tradable, than shares of Common Stock. Later that evening, a representative of Latham sent to a representative of Kirkland a revised letter of intent reflecting this proposal. In particular, it contemplated that the shares would initially not be convertible and would have voting rights equal to 4.9% of the total voting power of K12 (although not for the election of directors) and that the shares would begin to pay a dividend if the stockholders had not approved the full conversion rights and voting rights of the shares without the 4.9% limitation within 120 days of the closing. The shares would otherwise have terms equivalent to shares of Common Stock.

On May 10, 2010, representatives of Kirkland sent to representatives of Latham a revised letter of intent relating to the acquisition. In particular, it provided that K12 would have one year to obtain the stockholder approval of the conversion rights and voting rights and, if such approval was not obtained, Holdings would not be entitled to any dividends but would be able to sell the shares back to K12 over time. The representative of Kirkland noted that K12 was proposing the redemption right in lieu of the dividend proposed by Holdings to become payable because K12 had determined that the dividend could be an excessive penalty to be borne by K12 if the stockholder approval was not obtained and thus was unwilling to accept that part of the proposal. In addition, the revised letter of intent limited the right of the holders of Series A Special Stock to influence corporate actions and provided that in certain cases, these shares could be repurchased by K12. The parties negotiated the terms of the redemption rights over the course of the next several days, including the redemption price and the contractual obligation to pay interest on the redemption price if K12 failed to redeem the Series A Special Stock when required to be redeemed.

On May 16 and 17, 2010, Mr. Packard communicated with Mr. Neumann regarding the terms of a redemption right for the Series A Special Stock. Per K12’s prior proposal, the redemption right of Holdings would be triggered only in the event that K12’s stockholders did not approve a right for the holders of the Series A Special Stock to convert their shares to Common Stock within one year of the closing. After discussing various methods for setting a redemption price and a term, and a number of proposals should K12 fail to timely make these redemptions, the parties agreed upon a redemption price of the greater of K12’s share price at closing or K12’s share price on the redemption due date. In addition, K12 rejected Holdings’ proposal to create an additional new class of preferred stock with a dividend and liquidation preferences, but instead negotiated for a liquidated damages of semi-annual interest payments at a rate of 8% until paid.

On May 18, 2010, K12 and Holdings executed a letter of intent dated May 17, 2010 pertaining to the potential acquisition of KCDL by K12. The letter of intent provided for a 35-day period during which Holdings would agree to negotiate exclusively with K12 on the terms of the acquisition of KCDL. Otherwise, the agreement included few other binding terms. Among the non-binding terms, the letter of intent contemplated that K12 would issue 2,750,000 shares of Series A Special Stock as consideration for the acquisition, but that number of shares could fluctuate outside of an initial price collar depending on the then-current market price of the Common Stock leading up to and including the closing date.

On May 19, 2010, K12 and its advisors were granted access to a virtual data room with due diligence materials related to KCDL. Over the course of the next several weeks and continuing up to the execution of the Merger Agreement, K12 and its advisors reviewed due diligence materials provided by Holdings, including supplements to the data room supplied upon request from K12 and its advisors.

On May 20, 2010, the Board of Directors held a regular meeting, at which members of K12’s management were present. At the meeting, members of K12’s management provided an update to the Board of Directors regarding the execution of the letter of intent, the terms of the final letter of intent and the status of the potential transaction.

On May 26, 2010, representatives of Latham sent to representatives of Kirkland an initial draft of the Merger Agreement and representatives of Kirkland sent to representatives of Latham an initial draft of the Stockholders Agreement. On June 3, 2010, representatives of Kirkland sent to representatives of Latham an initial draft of the

Voting Agreement. In particular, the draft of the Merger Agreement indicated that the price to be used for purposes of the price collar adjustments contemplated by the May 17 letter of intent and the minimum redemption price would be the 10-day trailing average market price of the Common Stock two days prior to the closing, rather than a spot price prior to the closing.

Over the course of the next several weeks and culminating in the execution of the Merger Agreement and other related agreements, the management teams, legal advisors of K12 and Holdings had frequent negotiations telephonically and in person regarding the terms of the Merger Agreement and related agreements. In particular, the parties negotiated the amount of the working capital adjustment target amount, the cost of the transition services to be provided by affiliates of Holdings following the closing, closing conditions, the scope of the representations and warranties, matters for which K12 would be indemnified from and after the closing, assurances of adequate creditworthiness of Holdings for its indemnification obligations after the closing, the transfer of employees previously assigned to work in the KCDL business by an affiliate of Holdings, the scope of a non-competition restriction and which affiliates of Holdings would be covered by the restriction, the treatment of certain litigation to which KCDL was a party, the transfer restrictions applicable to Holdings and Learning Group after the closing, and the covenants applicable to K12 if the stockholders did not approve the conversion rights and voting rights of the Series A Special Stock at the Special Meeting, among other matters.

On June 16, 2010, Mr. Neumann sent an email to Mr. Packard and John P. Olsen, Executive Vice President, Operations of K12, explaining Holdings’ objections to a revised draft of the Merger Agreement that had been sent by representatives of Kirkland a few days before. In particular, Mr. Neumann objected to providing for a guarantor other than Holdings for the post-closing indemnification obligations, the working capital adjustment determination of the Series A Special Stock procedures, the timing of the filing of the proxy statement seeking stockholder approval of the conversion rights and voting rights and the scope and treatment of the representations and warranties, among other items. On the basis of that email, Mr. Packard and Mr. Olsen engaged in a series of telephone calls to seek to find appropriate means by which these items could be addressed.

On June 21, 2010, K12 formally engaged Duff & Phelps as an independent financial advisor to provide the Board with a fairness opinion regarding the consideration to be paid in the acquisition of KCDL if requested. The financial advisory services to be performed by Duff & Phelps were to be limited to the delivery of this opinion. Duff & Phelps had previously been providing these financial advisory services to K12 to prepare to deliver this opinion without a signed engagement letter. On the same day pursuant to a separate engagement, K12 also engaged Duff & Phelps to provide routine accounting due diligence related to KCDL.

On June 27, 2010, a representative of Kirkland and a representative of Latham discussed the open issues in the drafts of the Stockholders Agreement and the Voting Agreement. In particular, the representative of Kirkland indicated that, despite Holdings’ requests to the contrary, K12 was not prepared to have contractual provisions that would cast doubt about Learning Group’s obligations to vote in favor of the proposal to approve the conversion rights and voting rights of the Series A Special Stock at the stockholder meeting, was not prepared to give Holdings a right to appoint a director to the Board of Directors if K12 was in breach of its redemption obligations under the Certificate of Designations, was not prepared to significantly extend the registration rights provided to Holdings or to grant “piggy-back” registration rights to Holdings and was not prepared to shorten the term of the standstill provisions in the Stockholders Agreement.

On June 28, 2010, Mr. Packard met briefly with Mr. Neumann in Chicago, Illinois to discuss the terms of the proposed acquisition.

On July 1, 2010, Mr. Olsen sent an email to Mr. Neumann and other representatives of Holdings with a comprehensive list of the open business and legal terms in the transaction agreements. In particular, Mr. Olsen indicated key differences in financial terms of the transactions as contemplated by the parties, including the differences in the working capital target amounts of the parties, that K12 wanted to receive transition services for 12 months at no cost, and the allocation of responsibility for obligations owed to the employees of KCDL’s business. In addition, he noted differences regarding the survival periods and other dollar limitations for the post-closing indemnification obligations and K12’s recourse for Holdings’ indemnification obligations, among other items. With respect to K12’s recourse for Holdings’ indemnification obligations, Mr. Olsen indicated that he understood that Mr. Neumann had told Mr. Packard that Holdings was willing to retain the shares of K12 acquired in the transaction during the term of the indemnification period. In addition, Mr. Olsen’s list of issues noted that K12 was willing to complete the transaction immediately upon signing the Merger Agreement if all consents could be obtained by the signing date, rather than providing for an interim period between the signing date and the closing date. In doing so, the parties eliminated several open issues, including decisions regarding methods for calculating the number of shares to be issued depending on our stock price, closing conditions and certain interim covenant restrictions. On the basis of the email to Mr. Neumann, the parties negotiated these topics during the following days directly and by discussions between representatives of Kirkland and representatives of Latham. However, the parties agreed to continue to use the 10-day trailing average market price of the Common Stock prior to the closing of the merger as the basis for the determination of the value of the Common Stock issued as consideration, which would affect the minimum redemption price and certain other terms of the transaction.

On July 17, 2010, Mr. Olsen sent an email to Mr. Neumann with a comprehensive list of the open business and legal terms in the transaction agreements. Many of the issues were the same issues that had been discussed during the prior weeks on the basis of the July 1 email. On the basis of the email to Mr. Neumann, the parties negotiated these topics during the following days directly and by discussions between representatives of Kirkland and representatives of Latham and reached resolution on the vast majority of the items. In particular, Mr. Neumann agreed that Holding’s affiliate, Knowledge Universe Education L.P., would agree to be bound by the non-competition provisions of the agreements, Learning Group would provide a guaranty of certain indemnification obligations and Holdings would retain some, but not all, of the shares it received in the transaction during the term of the indemnification period.

On July 18, 2010, representatives of K12 and Holdings, each with their legal advisors, held a teleconference to seek to finalize the Merger Agreement and the other related agreements. These agreements were finalized over the course of the following days.

On July 22, 2010, the Board of Directors held a special meeting by teleconference, at which members of K12’s management and financial and legal advisors were present. At the meeting, Mr. Packard updated the Board of Directors on the company’s progress related to the proposed acquisition of KCDL. The Board of Directors discussed the strategic rationale for the potential acquisition, including, among other things, potential synergies and opportunities to reduce costs in a combined entity and the potential growth opportunities available to a combined entity. K12’s management also reviewed with the Board of Directors the proposed terms of the Merger Agreement and other related agreements and the financial impact of the transaction on the companies. The Board of Directors and K12’s management discussed the terms of the Series A Special Stock, the intent to solicit stockholder approval to grant the conversion rights and voting rights of the Series A Special Stock and the consequences of not obtaining the approval. On the basis of these presentations, the Board of Directors requested that additional information regarding the impact of the transaction on K12 be presented to them and agreed to reconvene the meeting later that evening. Upon reconvening and discussing the additional information, Duff & Phelps gave a presentation to the Board of Directors regarding its financial analyses and presentation and Duff & Phelps rendered its oral opinion, which was subsequently confirmed by delivery of Duff & Phelps’ written opinion, dated July 23, 2010, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be paid in the Mergers was fair to K12 and its stockholders (other than Learning Group and its affiliates) from a financial point of view, as more fully described below under “Opinion of Duff & Phelps, LLC” beginning on page 29. Following these presentations, the Board of Directors considered the Merger Agreement and terms of the issuance of the Series A Special Stock. For additional information on the factors considered by the Board, see “Proposal 1 — Reasons for the Recommendation” beginning on page 9. Following these discussions and full deliberations, the Board of Directors determined that they intended to adopt and approve the proposed Merger Agreement and the transactions proposed thereby, including the Mergers and the issuance of the Series A Special Stock, and determined in its business judgment that the proposed Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of K12 and its stockholders. The Board of Directors formally took these actions by delivery of unanimous written consents to this effect in the morning on July 23, 2010.

On July 23, 2010, K12, Holdings, KCDL and certain affiliates of K12 and Holdings executed the Merger Agreement and the other related agreements. The Mergers were consummated and the shares of Series A Special Stock were issued on July 23, 2010 following the execution of the Merger Agreement and the other related agreements. Based on the 10-day trailing average market price of the Common Stock prior to the closing of the merger, the parties agreed (based on their prior agreement on the method to be used) that the value of the consideration paid by the issuance of the shares of Series A Special Stock was approximately $63.1 million.

On July 26, 2010, K12 issued a press release and filed a Current Report on Form 8-K announcing the execution of the Merger Agreement, the acquisition of KCDL, the issuance of the Series A Special Stock and its intent to call the Special Meeting later in 2010.

Other Business Relationships

In March 2010, the Company entered into a technology license agreement with the Cardean Learning Group LLC (“Cardean”), an affiliate of Learning Group, for use of Cardean’s online course materials and management support systems. The license agreement included an option granting K12 the right to acquire the assets of Cardean at a later date. In July 2010, the Company completed its acquisition of the assets of Cardean through the formation of a new wholly owned subsidiary named Capital Education LLC.

Opinion of Duff & Phelps, LLC

K12 retained Duff & Phelps to act as its independent financial advisor to the K12 Board of Directors with respect to the acquisition of KCDL to provide an opinion as to the fairness, from a financial point of view, to K12 and its stockholders (other than Learning Group and its affiliates) of the consideration to be paid in the Mergers. The financial advisory services performed by Duff & Phelps were limited to the delivery of the opinion.

K12 selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On July 22, 2010, Duff & Phelps gave a presentation to the Board of Directors of its financial analyses and rendered its oral opinion, which was subsequently confirmed by delivery of Duff & Phelps’ written opinion, dated July 23, 2010, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be paid in the Mergers was fair to K12 and its stockholders (other than Learning Group and its affiliates) from a financial point of view.

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached to this Proxy Statement as Annex C. This summary of Duff & Phelps’ opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read the Duff & Phelps opinion carefully in its entirety.

The Duff & Phelps opinion was provided for the information and assistance of the Board of Directors in connection with its consideration of the Mergers and addressed only fairness, from a financial point of view, to K12 and its stockholders (other than Learning Group and its affiliates) of the consideration to be paid by K12 in the Mergers and did not in any way address other terms or conditions of the Mergers or the Merger Agreement.

The Duff & Phelps opinion was not a recommendation as to how the Board of Directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the Mergers. Further, the Duff & Phelps opinion did not in any manner address K12’s underlying business decision to engage in the Mergers or the relative merits of the Mergers as compared to any alternative business transaction or strategy.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation and opinion to the Board of Directors, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, was based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

In connection with preparing the opinion, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	A review of the following documents:

ο	Certain publicly available financial statements and other business and financial information of K12 and the industries in which it operates;

ο	Certain internal financial statements (for the periods ending December 31, 2008 through May 31, 2010), budgets and other financial and operating data concerning KCDL, which KCDL identified as being the most current financial statements available;

ο	A due diligence summary of findings prepared by a separate Duff & Phelps due diligence team pursuant to a separate engagement, as approved by K12;

ο	Certain financial forecasts relating to KCDL, including anticipated transition costs, cost savings and revenue synergies, relating to KCDL for the periods ending December 31, 2010 through December 31, 2015 prepared by the management of K12; and

ο	A draft of the Merger Agreement dated July 20, 2010, a draft of the Certificate of Designations dated July 21, 2010, a draft of the Stockholders Agreement dated July 20, 2010, a draft of the Voting Agreement dated July 20, 2010 and a draft of the Transition Services Agreement dated July 21, 2010;

•	A discussion of the operations, financial conditions, future prospects and projected operations and performance of K12 and KCDL, respectively, and the Mergers with the management of K12;

•	A discussion with senior management of, and outside advisors to, K12 regarding the process leading to the Mergers;

•	A review of the historical trading price and trading volume of the Common Stock and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

•	A comparison of the financial performance of K12 and KCDL and the prices and trading activity of the Common Stock with those of certain other publicly-traded companies that Duff & Phelps deemed relevant;

•	A comparison of certain financial terms of the Mergers to financial terms, to the extent publicly available, of certain business combination transactions that Duff & Phelps deemed relevant; and

•	An undertaking of such other analyses and consideration of such other factors as Duff & Phelps deemed appropriate.

In its review and analysis, and in arriving at its opinion, Duff & Phelps, with K12’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including K12’s management, and did not independently verify such information;

•	Assumed that any estimates, evaluations, forecasts and projections, including anticipated transition costs and cost savings, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	Assumed that the anticipated transition costs and cost savings would be achieved at the times and in the amounts projected by K12 in the projections related to KCDL, which are described under the heading “Projected KCDL Financial Information” beginning on page 35;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form would conform in all material respects to the drafts reviewed for all terms relevant to the Duff & Phelps opinion;

•	Assumed that information supplied to Duff & Phelps and representations and warranties made in the Merger Agreement were substantially accurate;

•	Assumed that the Mergers would be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

•	Relied upon the fact that the Board of Directors and K12 had been advised by counsel as to all legal matters with respect to the Mergers, including whether all procedures required by law to be taken in connection with the Mergers had been duly, validly and timely taken;

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers would be obtained without any adverse effect on K12, KCDL or the contemplated benefits expected to be derived in the Mergers; and

•	Assumed that the Mergers would be treated as a tax-free transaction for United States Federal income tax purposes.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which were beyond the control of any party involved in the Mergers. To the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion was based proves to be untrue in any material respect, Duff & Phelps advised the Board of Directors that the Duff & Phelps opinion cannot and should not be relied upon. Duff & Phelps noted that neither the Board of Directors nor K12’s management placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). The Duff & Phelps opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of KCDL’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps had not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Mergers or any alternatives to the Mergers, (b) negotiate the terms of the Mergers, or (c) advise the Board of Directors or any other party with respect to alternatives to the Mergers. In addition, Duff & Phelps did not express any opinion as to the market price or value of the Common Stock or Series A Special Stock after announcement of the Mergers. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

Duff & Phelps was not requested to and did not provide advice concerning the structure, the specific amount of the aggregate Merger consideration or any other aspects of the Mergers, or services other than the delivery of its opinion. Duff & Phelps expressed no opinion as to whether any alternative transaction might result in terms and conditions more favorable to K12 or K12’s stockholders than those contemplated by the Merger Agreement.

The Duff & Phelps opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of July 23, 2010, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of Duff & Phelps after the date of the Duff & Phelps opinion or otherwise to update, revise or reaffirm its opinion.

Summary of Financial Analyses by Duff & Phelps

The following is a summary of the material financial analyses used by Duff & Phelps in connection with providing its opinion to the Board of Directors. The financial analyses summarized below include information presented in tabular format. To fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses or of the factors considered by Duff & Phelps without considering all analyses and factors considered by Duff & Phelps could create a misleading or incomplete view of the process underlying Duff & Phelps’ opinion.

For purposes of its analyses, Duff & Phelps determined an implied aggregate value of the 2,750,000 shares of Series A Special Stock to be issued as consideration for the equity of KCDL in the Mergers on the assumption that each share of Series A Special Stock to be issued in the Mergers had an implied value equal to the market value of a share of Common Stock into which the Series A Special Stock would be convertible upon the approval of the Series A Rights Proposal. Based on this assumption and the price per share of the Common Stock of $22.95, which was the average closing price of the Common Stock for the 10 trading days ending on July 20, 2010, Duff & Phelps calculated that the aggregate implied value of the consideration to be paid in the Mergers for the equity of KCDL was $63,112,500. Duff & Phelps calculated that the Mergers implied an enterprise value for KCDL (which refers to the implied value of equity consideration plus related party lease and other long-term liabilities of $1,275,175 and related party payables of $4,737,797) of $69,125,472.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for KCDL for the fiscal years ending December 31, 2010 through 2019 to (2) the present value of the “terminal value” for KCDL as of 2019. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to securityholders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that Duff & Phelps used in its analysis were based on financial forecasts and estimates for the years ending December 31, 2010 through 2015 prepared by the management of K12, and extrapolated by Duff & Phelps through December 31, 2019 based on information provided by management of K12. For more information on these forecasts and estimates, see “Projected KCDL Financial Information” beginning on page 35. Duff & Phelps calculated a terminal value for KCDL by capitalizing the expected cash flows after the projection period based on long-term expected annual growth rate of 3.2%. Duff & Phelps discounted the projected free cash flows and the terminal value for KCDL by rates ranging from 13% to 15%. Duff & Phelps separately valued KCDL’s net operating loss, which was approximately $4.9 million as of December 31, 2009, by estimating the projected tax savings after giving consideration to IRC Section 382 limitations that would be triggered by a change of control transaction.

The discounted cash flow analyses indicated a range of adjusted enterprise values (which refers to the enterprise value plus the value of KCDL’s net operating losses and intangible asset amortization value assumed for the Mergers) for KCDL of $66.9 million to $80.4 million.

Selected Public Companies Analysis

Duff & Phelps compared certain financial information and valuation ratios of KCDL to corresponding data and ratios from a peer group of nine publicly-traded companies, American Public Education, Inc.; Archipelago Learning, Inc.; Capella Education Co.; Grand Canyon Education, Inc.; K12 Inc.; Princeton Review Inc.; Cambium Learning Group, Inc.; Renaissance Learning Inc.; and Scientific Learning Corp. Duff & Phelps used publicly available historical financial data and Wall Street research estimates as reported by Capital IQ. This analysis produced multiples of selected valuation data which Duff & Phelps utilized to estimate the value of KCDL and to compare to multiples for KCDL derived from the implied value to be paid in the Mergers.

Duff & Phelps analyzed KCDL’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the last twelve months (“LTM”) period and the projected periods, pro-forma for certain run-rate cost-saving synergies as estimated by K12’s management. Duff & Phelps then analyzed the peer group’s trading multiples of enterprise value to their respective projected LTM and projected EBITDA figures.

Selected Public Company Multiples

	Valuation Multiples
	EV/		EV/		EV/
	LTM EBITDA		2010 Est. EBITDA		2011 Est. EBITDA

Aggregate Group
Low	8.9	x	8.3	x	5.3	x
High	17.2	x	12.2	x	9.1	x
Mean	12.8	x	10.5	x	7.9	x
Median	12.7	x	10.7	x	8.7	x

LTM = Last Twelve Months
EV = Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) − (Cash & Equivalents)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Capital IQ, SEC filings as of July 20, 2010

Duff & Phelps selected valuation multiples of various financial metrics for KCDL based on the historical and projected financial performance of KCDL as compared to the selected public companies in order to produce a range of enterprise values for KCDL. Duff & Phelps selected valuation multiple ranges of 9.0x to 10.0x KCDL’s LTM Pro-Forma EBITDA, 8.5x to 9.5x KCDL’s estimated 2010 Pro-Forma EBITDA, and 6.5x to 7.5x KCDL’s estimated 2011 Pro-Forma EBITDA.

Duff & Phelps’ assessment of the ranges of enterprise values implied by its selection of valuation multiples indicated a range of adjusted enterprise values (which refers to the enterprise value plus the value of KCDL’s net operating losses, and the present value of transition and one-time costs assumed for the Mergers) for KCDL of $74.2 million to $83.9 million.

None of the public companies utilized in the foregoing analysis are, of course, identical to KCDL. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of KCDL.

Selected M&A Transactions Analysis

Duff & Phelps compared KCDL to target companies involved in merger and acquisition transactions. Duff & Phelps selected thirteen precedent transactions, five of which contain publicly available EBITDA multiples for purposes of its analysis. Duff & Phelps noted that it did not derive a valuation estimate from the selected M&A transaction analysis, but rather, the implied valuation multiples for the targets in these transactions were considered to check the reasonableness of Duff & Phelps’ selected multiples as part of the selected public company analysis and the values implied by the discounted cash flow analysis, described above. The selected M&A transactions exhibited enterprise value to revenue multiples ranging from 1.13x to 7.50x with a mean of 2.74x and enterprise value to EBITDA multiples ranging 10.6x to 35.6x with a mean of 17.0x.

Acquirer Name	Target Name

Archipelago Learning, Inc.	Educationcity Limited
Thoma Bravo, LLC	Plato Learning, Inc.
Marlin Equity Partners, LLC	CompassLearning, Inc.
Princeton Review Inc.	Penn Foster Education Group, Inc.
Nobel Learning Communities Inc.	Laurel Springs School
Educators Publishing Service, Inc.	AutoSkill International Inc.
Cambium Learning, Inc.	Voyager Learning Company
Apollo Global, Inc.	BPP Holdings PLC
Scientific Learning Corp.	Soliloquy Learning, Inc.
K12 Inc.	Power-Glide Language Courses, Inc.
KC Distance Learning, Inc.	Aventa Learning, Inc.
Veronis Suhler Stevenson	Cambium Learning, Inc.
Citigroup Private Equity, Sterling Partners	Educate, Inc.

Source: Capital IQ, Inc.

Summary of Analyses

The range of adjusted enterprise values for KCDL that Duff & Phelps derived from its discounted cash flow analysis was $66.9 million to $80.4 million, and the range of adjusted enterprise values for KCDL that Duff & Phelps derived from its selected public company analysis was $74.2 million to $83.9 million. Duff & Phelps noted that the implied enterprise value of $69,125,472 of consideration to be paid by K12 (as implied by the Mergers) to acquire KCDL was near the low end of the range of adjusted enterprise value indications from Duff & Phelps’ discounted cash flow analysis and below the range of adjusted enterprise value indications from Duff & Phelps’ selected public company analysis.

Duff & Phelps’s opinion, together with the analyses performed by Duff & Phelps in connection with its opinion and reviewed with the Board of Directors, was only one of the many factors taken into consideration by the Board of Directors in making its determination to approve the Mergers and enter into the Merger Agreement. Duff & Phelps has consented to the references to Duff & Phelps’s opinion in this Proxy Statement.

Miscellaneous

Under the terms of Duff & Phelps’ engagement for the rendering of the opinion, K12 agreed to pay Duff & Phelps a fee of $150,000 in total for these services, $50,000 of which was paid upon execution of the engagement letter relating to these services and the remaining $100,000 of which was paid after Duff & Phelps informed K12 that it was prepared to render the opinion following a request from K12 to do so. The engagement letter also provided that Duff & Phelps would be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. In addition, K12 agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’ engagement. No portion of Duff & Phelps’ fee was contingent upon either the conclusion expressed in the Duff & Phelps opinion or whether or not the Mergers were successfully consummated.

The Duff & Phelps Due Diligence and Strategic Value Advisory Group was retained by K12 under a separate engagement to provide routine accounting due diligence services on KCDL. Under the terms of Duff & Phelps’ separate engagement to provide due diligence services for K12, K12 agreed to pay Duff & Phelps an hourly fee for those services, which fees totaled approximately $220,000, and to provide expense reimbursement and indemnification similar to the terms on which Duff & Phelps was entitled under the engagement for the rendering of the opinion.

Other than the engagements for the rendering of the Duff & Phelps opinion and the accounting due diligence services related to the Mergers, during the two years preceding the date of the Duff & Phelps opinion, Duff & Phelps did not have any material relationship with any party to the Mergers for which compensation has been received or is intended to be received. Duff & Phelps may provide valuation and financial advisory services to K12 or K12’s Board of Directors (or any committee thereof) in the future.

Projected KCDL Financial Information

Although K12 periodically may issue limited guidance to investors concerning its expected financial performance, K12 does not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, K12 provided Duff & Phelps with non-public financial forecasts for KCDL’s business that had been prepared by K12’s management for internal planning purposes and for Duff & Phelps to use in connection with the rendering of its fairness opinion to the Board of Directors and performing its related financial analyses, as described in the section entitled “Opinion of Duff & Phelps, LLC” on beginning page 29. Below is a summary of the material portions of these financial forecasts of KCDL that were provided to Duff & Phelps (the “KCDL Projections”).

The KCDL Projections were prepared by K12’s management prior to entering into the Merger Agreement and its ownership of KCDL. Holdings and KCDL provided K12 or Duff & Phelps with only limited projected financial information on KCDL and in no cases with information beyond 2010. Accordingly, K12 prepared the KCDL projections on the basis of the information available to it and its estimates and assumptions as described below. In particular, the KCDL Projections were prepared to reflect estimates and assumptions by K12 of the future financial performance of the business of KCDL under the control and ownership of K12 rather than as a stand-alone entity or part of the Learning Group and its affiliated companies. In particular, the KCDL Projections assumed that KCDL would operate as an integrated subsidiary of K12 benefiting from the provision of certain shared services and general and administrative capabilities, but did not take into account any potential increases in KCDL’s revenues which might be achieved by K12’s sales team and marketing function. Accordingly, the KCDL Projections take into account cost saving synergies that K12 expected could be achieved by KCDL as a part of K12 (which synergies are reflected in the EBITDA amounts below). However, the KCDL Projections did not take into account any revenue enhancement synergies that could be realized by KCDL as a part of K12.

The KCDL Projections are being included in this Proxy Statement because the KCDL Projections were made available by K12 to Duff & Phelps, as described in the section entitled “Opinion of Duff & Phelps, LLC” beginning on page 29. The KCDL Projections are not being included in this Proxy Statement in order to influence a stockholder’s decision to approve the Series A Rights Proposal or to impact any investment decision with respect to the Common Stock.

The KCDL Projections, while presented with numerical specificity, necessarily were based on numerous variables, estimates and assumptions that are subjective in many respects and are inherently uncertain and many of which are beyond the control of K12’s management. Because the KCDL Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The estimates and assumptions upon which the KCDL Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond K12’s control. The KCDL Projections also reflect assumptions as to certain business decisions or events that are subject to change. In addition, the KCDL Projections may be affected by K12’s ability to achieve strategic goals, objectives and targets over the applicable periods, in particular with respect to the KCDL business.

In particular, the estimated synergies expected from the Acquisition were based upon K12’s position as a strategic investor that planned to leverage its existing operating infrastructure unlike a financial investor that planned to operate the business on a standalone basis and would be generally unable to realize the same level of efficiencies. The material assumptions, estimates and forecasts underlying the KCDL Projections included revenue growth forecasts (excluding possible revenue synergies) primarily by increased sales of education curriculum that were assumed to average approximately 18% per year for calendar years 2010 and 2011 and to moderate to approximately 6% per year by 2014. The KCDL Projections included forecasted net cost savings synergies from the elimination of redundant personnel and other expenses on the assumption that the KCDL operations would be supported by the K12 organization. These synergies were estimated to be approximately $2.9 million for the year ended December 31, 2010 and $6.7 million for the year ended December 31, 2011, each net of any ongoing incremental costs, and were expected to be substantially realized by the end of the second year of integration. For these reasons, forecasted Adjusted EBITDA margin expansion as included in the KCDL Projections was expected to grow from 12.6% in 2010 to 30.9% in 2014 as these integration cost synergies become fully realized and KCDL leverages its investments in curriculum and technology over a larger revenue base.

In addition, the KCDL Projections were developed more than four months prior to the date of the Proxy Statement based upon information available at that time. Due to the passage of time since the preparation of the KCDL Projections, the projected events for certain of the periods presented have been superseded by events that have occurred to date, and accordingly, the estimates and assumptions underlying the KCDL Projections are outdated.

As a result of these limitations, there can be no assurance that the KCDL Projections will be realized, and actual results may vary materially from those shown. The inclusion of the KCDL Projections in this Proxy Statement should not be regarded as an indication that K12 or any of its officers, directors or representatives considered or consider the KCDL Projections to be predictive of actual future events, and the KCDL Projections should not be relied upon as such. Neither K12 nor any of its officers, directors or representatives can give any assurance that actual results will not differ from the KCDL Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the KCDL Projections to reflect circumstances existing after the date the KCDL Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the KCDL Projections are shown to be in error. In particular, actual results of KCDL may differ materially from the KCDL Projections due to a number of risks and uncertainties, including risks and uncertainties relating to K12, its businesses or the industries in which they operate. For additional information on these risks and uncertainties, see “Where You Can Find More Information” on page 41.

The KCDL Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles. Neither BDO USA, LLP, K12’s independent registered public accounting firm, or Deloitte & Touche LLP, KCDL’s independent registered public accounting firm, has audited, compiled or performed any procedures with respect to the KCDL Projections, nor did either firm express an opinion or any form of assurance related thereto.

At the time the Acquisition was considered, the Board of Directors was aware of the foregoing limitations in respect of the KCDL Projections.

For purposes of the KCDL Projections, EBITDA consists of net income (loss), minus interest income, plus interest expense, plus income tax expense, plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing the projected operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. The term “Adjusted EBITDA” below includes the cost saving synergies noted above as well the addition of non-cash compensation expense.

The following is a summary of the KCDL Projections as prepared by K12’s management for internal planning purposes and for Duff & Phelps to use in connection with the rendering of its fairness opinion to the Board of Directors and performing its related financial analyses:

KCDL Financial Summary of Projections
($ in thousands)

	Fiscal Years Ending December 31,
	2010	2011	2012	2013	2014

Net Sales	$37,164	$40,583	$43,857	$46,898	$49,790
Adjusted EBITDA (includes cost saving synergies)	$4,699	$10,406	$12,866	$14,144	$15,387

K12 does not intend to make publicly available any update or other revision to the KCDL Projections, except as otherwise required by law. In particular, K12 does not intend to update or other otherwise revise the KCDL Projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions of the projections are no longer appropriate. Neither K12 nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of K12 or other person regarding the ultimate performance of KCDL or K12 compared to the information contained in the KCDL Projections or that the KCDL Projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the KCDL Projections, stockholders are cautioned not to place undue, if any, reliance on the KCDL Projections. See “Cautionary Statement Regarding Forward-Looking Statements” on page 42.

PROPOSAL 2:

APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

The Company’s stockholders are being asked to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, including to solicit additional proxies. The Board of Directors believes this proposal to be in the best interest of the Company’s stockholders because it gives the Company flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board of Directors deems important to the Company. If Proposal 1 is not approved within the requisite time frame, the Company will be obligated to redeem the shares of the Series A Special Stock at the election of the holders of the Series A Special Stock as described elsewhere in this Proxy Statement. The Board of Directors of the Company recommends that stockholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary, including to solicit additional proxies.

OTHER BUSINESS

As of the date hereof, there is no business to be transacted at the Special Meeting other than that referred to in the Notice of Special Meeting of Stockholders, and it is not anticipated that other matters will be brought before the Special Meeting. If, however, other matters would properly be brought before the Special Meeting, it is intended that proxy holders may vote or act in accordance with the Board of Directors’ recommendations on such matters.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 5, 2010, certain information with respect to the beneficial ownership of Common Stock by each beneficial owner of more than 5% of the Company’s voting securities, each director and each named executive officer and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of October 5, 2010, there were 30,984,143 shares of the Common Stock outstanding.

Unless otherwise noted, the address for each director and executive officer is c/o K12 Inc., 2300 Corporate Park Drive, Herndon, Virginia 20171.

	Shares Beneficially		Shares Beneficially
	Owned		Owned
	Before Approval of		Following Approval of
	Series A Rights		Series A Rights
	Proposed(1)		Proposed(1)
Name of Beneficial Owner	Number	Percent	Number	Percent

Named Executive Officers
Ronald J. Packard(2)	1,241,864	4.01%	1,241,864	3.68%
Harry T. Hawks(3)	26,000	*	26,000	*
Bruce J. Davis(4)	81,176	*	81,176	*
George B. Hughes, Jr.(5)	66,240	*	66,240	*
Celia M. Stokes(6)	85,945	*	85,945	*
Directors
Andrew H. Tisch(7)	376,933	1.22%	376,933	1.12%
Craig R. Barrett(8)	533	*	533	*
Guillermo Bron(9)	97,755	*	97,755	*
Nathaniel A. Davis(10)	3,822	*	3,822	*
Steven B. Fink(11)	99,590	*	99,590	*
Mary H. Futrell(12)	10,158	*	10,158	*
Jane M. Swift(13)	8,040	*	8,040	*
Thomas J. Wilford(14)	3,971	*	3,971	*
All Directors and Executive Officers as a Group (13 persons)(15)	2,102,027	6.78%	2,102,027	6.23%

	Shares Beneficially		Shares Beneficially
	Owned		Owned
	Before Approval of		Following Approval of
	Series A Rights		Series A Rights
	Proposed(1)		Proposed(1)
Name of Beneficial Owner	Number	Percent	Number	Percent

Beneficial Owners of 5% or More of Our Outstanding Common Stock
Learning Group LLC(16)	5,256,527	16.97%	8,006,527	23.73%
William Blair & Co.(17)	2,194,483	7.08%	2,194,483	6.51%
T. Rowe Price(18)	2,119,430	6.84%	2,119,430	6.28%

*	Denotes less than 1%.

(1)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 5, 2010 and not subject to repurchase as of that date. Shares issuable pursuant to options and warrants are deemed outstanding for calculating the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. For the purposes of this table, the number of shares of Common Stock outstanding as of October 5, 2010 is deemed to be 30,984,143 before the approval of the Series A Rights Proposal and would be 33,734,143 after the approval of the Series A Rights Proposal.

(2)	Includes 428,538 shares of Common Stock and options for 813,326 shares of Common Stock. These totals include both shares and options held individually and in the 2006 Packard Investment Partnership, L.P.

(3)	Includes 26,000 shares of Common Stock.

(4)	Includes 14,797 shares of Common Stock and options for 66,379 shares of Common Stock.

(5)	Includes 14,835 shares of Common Stock and options for 51,405 shares of Common Stock.

(6)	Includes 14,797 shares of Common Stock and options for 71,148 shares of Common Stock.

(7)	Includes 3,041 shares of Common Stock and options for 57,588 shares of Common Stock held individually. Also includes 244,882 shares of Common Stock held by Andrew H. Tisch 1991 Trust #2, 35,711 shares of Common Stock held by KAL Family Partnership and 35,711 shares of Common Stock held by KSC Family Partnership. Mr. Tisch has voting and investment control with respect to the shares held by these entities. The address of these stockholders is c/o Loews Corporation, 667 Madison Avenue, 7th Floor, New York, NY 10021.

(8)	Includes 533 shares of Common Stock. The address for Dr. Barrett is 5000 West Chandler Boulevard, Mailstop CH7-300, Chandler, AZ 85226.

(9)	Includes 3,041 shares of Common Stock and options for 9,864 shares of Common Stock held individually. Also includes 84,850 shares of Common Stock held by The Bron Trust, dated July 27, 1998. Mr. Bron is not the trustee of The Bron Trust, however, he is the beneficiary of The Bron Trust and, therefore, is deemed to beneficially own such shares. Mr. Bron disclaims beneficial ownership of the shares held by The Bron Trust except to the extent of his pecuniary interest, if any, therein. The address for Mr. Bron is 1901 Avenue of the Stars #1551, Los Angeles, CA 90067.

(10)	Includes 3,041 shares of Common Stock and options for 781 shares of Common Stock. The address for Mr. Davis is 2300 Corporate Park Drive, Herndon, VA 20171.

(11)	Includes 52,003 shares of Common Stock and options for 47,587 shares of Common Stock. The address for Mr. Fink is 2300 Corporate Park Drive, Herndon, VA 20171.

(12)	Includes 3,041 shares of Common Stock and options for 7,117 shares of Common Stock. The address for Dr. Futrell is 2134 G Street N.W., Washington, D.C. 20052.

(13)	Includes 3,041 shares of Common Stock and options for 4,999 shares of Common Stock. The address for Ms. Swift is 580 Henderson Road, Williamstown, MA 01267.

(14)	Includes 3,041 shares of Common Stock and options for 930 shares of Common Stock. The address for Mr. Wilford is 501 Baybrook Court, Boise, ID 83706.

(15)	Includes 970,903 shares of Common Stock and options for 1,131,124 shares of Common Stock.

(16)	The aggregate beneficial ownership amount is presented for these purposes on the basis of the maximum number of shares beneficially owned by all of the members of the filing group. Includes 4,665,083 shares of Common Stock held by Learning Group, 399,171 shares of Common Stock held by Learning Group Partners, 83,874 shares of Common Stock held by Cornerstone, 82,503 shares of Common Stock held by Knowledge Industries, 4,374 shares of Common Stock held by KULG, 1,522 shares of Common Stock held by Hampstead and 20,000 shares held directly by Lowell J. Milken. KULG may be deemed to be a controlling person of Learning Group and Holdings and in such capacity may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by Learning Group and Holdings. Ridgeview Associates, LLC is the manager and a member of Hampstead and in such capacity may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by Hampstead. From and after the approval of the Series A Rights Proposal, includes 2,750,000 shares of Series A Special Stock held by Holdings, which at that time would be convertible into 2,750,000 shares of Common Stock. Each of the entities named in this footnote 16 may be deemed to be controlled by Michael R. Milken and/or Lowell J. Milken and as such, Michael R. Milken and/or Lowell J. Milken may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by these entities. The above information is based on publicly available filings with the SEC, including the Schedule 13G/A filed on February 12, 2010, as supplemented based on the information provided during the course of the negotiation of the Merger Agreement and agreements related thereto and additional information provided by Holdings. The address for Messrs. M. Milken, L. Milken, Learning Group, Learning Group Partners, Cornerstone, Knowledge Industries, KULG, Hampstead, Ridgeview Associates, LLC and Holdings is 1250 Fourth Street, Santa Monica, CA 90401.

(17)	Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 3, 2010.

(18)	Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 12, 2010.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

DELIVERY OF SECURITY HOLDER INFORMATION

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Proxy Statement to you if you write us at the following address: K12 Inc., 2300 Corporate Park Drive, Herndon, Virginia 20171, Attention: General Counsel and Secretary. If you want to receive separate copies of other proxy statements in the future, or if you are receiving multiple copies of proxy statements and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in the proxy statement for the Company’s 2010 annual meeting of stockholder under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received not less than 120 calendar days prior to October 9, 2010. Accordingly, stockholder proposals must have been received no later than June 12, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Rule 14a-5(e) of the Exchange Act additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year’s annual meeting of stockholders. Accordingly, for our 2010 annual meeting, any notification must have been made no later than September 3, 2010. If during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2010, by written request addressed to K12 Inc., 2300 Corporate Park Drive, Herndon, Virginia 20171, Attention: Investor Relations Department. The annual report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from the Company in time for the Special Meeting, you must request the documents from the Company by [DAY], [DATE], 2010, which is five business days prior to the date of the Special Meeting.

You should rely only on the information contained in this document to vote your shares of Common Stock at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [DATE], 2010. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information about the Company by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement incorporates by reference the documents and reports listed below filed by us with the SEC (File

No. 001-33883) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed on September 13, 2010 and as amended on November 24, 2010;

•	our Current Reports on Form 8-K filed (or furnished, as applicable) on July 26, 2010, September 13, 2010, September 30, 2010, October 6, 2010, October 8, 2010, November 2, 2010 and November 9, 2010; and

•	the description of our common stock contained in Amendment No. 6 to our Registration Statement on Form S-1 filed with the SEC on December 10, 2007, including any amendments or reports filed for the purpose of updating such description.

We also are incorporating by reference additional documents that K12 will file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

Any statement contained in this Proxy Statement or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this Proxy Statement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein), by request directed to K12 Inc., Attention: General Counsel and Secretary, 2300 Corporate Park Drive, Herndon, Virginia 20171.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: the effects of the failure of K12’s stockholders to approve the Series A Rights Proposal, the effects of the Acquisition on K12 and/or KCDL; and the other risks and uncertainties related to the operation of K12’s and KCDL’s respective businesses.

Forward-looking statements reflect our management’s expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial conditions may differ, possibly materially, from the anticipated results and financial conditions indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this Proxy Statement. A discussion of factors that could cause actual conditions, events or results to differ materially from those expressed in any forward-looking statements appears in K12’s annual report on Form 10-K for the fiscal year ended June 30, 2010.

Readers are cautioned not to place undue reliance on forward-looking statements in this Proxy Statement or that we make from time to time, and to consider carefully the factors discussed in this Proxy Statement, including the documents incorporated by reference herein, in evaluating these forward-looking statements. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

ANNEX A

K12 INC.

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND
RELATIVE AND OTHER SPECIAL RIGHTS OF
SERIES A SPECIAL STOCK

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

K12 Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151 of the DGCL, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board under Article IV of the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board hereby authorizes and declares it to be advisable that a new series of shares of preferred stock of K12 designated as “Series A Special Stock” consisting of 2,750,000 shares be, and it hereby is, created and approved for issuance, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as set forth in the Certificate of Designations, Preferences and Relative and Other Special Rights of Series A Special Stock (capitalized terms used and not otherwise defined herein have the meanings set forth in Section I):

A. Designation and Size of Issue.

1. The designation of the series of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) shall be “Series A Special Stock” (the “Series A Special Stock”), and the number of shares constituting the Series A Special Stock shall be Two Million Seven Hundred and Fifty Thousand (2,750,000) shares.

2. Any share of Series A Special Stock that at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of undesignated Preferred Stock until the Board once more designates such share as part of a particular series.

B. Dividends.

1. General.  Except as set forth in Section B.2, the holders of Series A Special Stock shall be entitled to participate in all dividends and distributions declared or paid on or with respect to Common Stock of the Corporation (the “Common Stock”), and any such dividends and distributions will be paid to the holders of Common Stock and the holders of Series A Special Stock then outstanding pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amounts for each holder of Series A Special Stock as if such amounts were calculated as of the Close of Business on the record date for such dividend or distribution. Each holder of Series A Special Stock shall be paid its pro rata share of such dividends and distributions as if such holder had been the holder of the number of shares of Common Stock equal to such holder’s Adjusted Share Amount as of the Close of Business on the record date for such dividend.

2. Voting Securities.  Without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Special Stock, voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), the Corporation shall not declare or pay any dividend or distribution on or in respect of Series A Special Stock that is payable in Voting Securities; provided, however, that if the Corporation shall declare or pay any distribution on or with respect to Common Stock of the Corporation that is payable in Voting Securities, then in accordance with Section F below, such dividends or distributions shall result in either (i) an adjustment to the Conversion Rate applicable to each holder of outstanding shares of Series A Special Stock or (ii) the issuance of additional shares of Series A Special Stock to each such holder, at the election of the Corporation.

C. Liquidation Rights; Reorganization Event Rights.

1. Liquidation Rights.

(a) In the event of a Liquidation, each holder of Series A Special Stock then outstanding shall be entitled to receive out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series A Special Stock an amount (with respect to each holder of Series A Special Stock, its ‘‘Liquidation Preference”) equal to the product of (i) $0.0001 and (ii) such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such Liquidation. If the assets of the Corporation or proceeds thereof are not sufficient to pay each holder of Series A Preferred Stock its Liquidation Preferences in full, the amounts paid to the holders of Series A Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock.

(b) After payment in full of each holder of Series A Special Stock’s Liquidation Preference, each holder of Series A Special Stock then outstanding shall be entitled to participate with (i) the holders of Common Stock and (ii) the other holders of Series A Special Stock in the distribution of the remaining assets of the Corporation available for distribution to its stockholders, and any such distribution shall be paid to the holders of Common Stock and the holders of Series A Special Stock then outstanding pro rata in accordance with the number of shares of Common Stock then outstanding plus the aggregate Adjusted Share Amounts for each holder of Series A Special Stock as if such amounts were calculated immediately prior to such Liquidation. Each holder of Series A Special Stock shall be paid its pro rata share of such distribution as if such holder had been the holder of the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such Liquidation

2. Reorganization Event Rights.

(a) Without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Special Stock, voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), the Corporation shall not:

(i) consolidate or merge the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another corporation);

(ii) sell, transfer, lease or otherwise convey to another person all or substantially all the property and assets of the Corporation in a transaction (other than a Liquidation) that will immediately be followed by a dissolution; or

(iii) reclassify, recapitalize or change any outstanding shares of the Corporation’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Corporation’s stockholders pursuant to the Certificate of Incorporation;

each of which is referred to as a “Reorganization Event,” but in each case only in the event that each holder of Series A Special Stock outstanding immediately prior to such Reorganization Event will not either receive or have the right to elect to receive for each share of Series A Special Stock an amount of cash, securities or other property equal to the product of (i) such holder’s Adjusted Share Amount and (ii) the greatest amount of cash, securities or other property paid in consideration of one share of Common Stock pursuant to the terms of such Reorganization Event, if any; provided, that if, in connection with such Reorganization Event, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock that has not also been made to the holders of the Series A Special Stock on substantially identical terms, each holder of Series A Special Stock shall receive, or shall have the right to elect to receive, out of funds legally available therefor, upon the surrender of such holder’s Series A Special Stock certificate or certificates, duly endorsed, or delivery of a Lost Stock Affidavit in lieu thereof, the greatest amount of cash, securities or other property which such holder of Series A Special Stock would have received had it owned in lieu thereof a number of shares of Common Stock equal to its Adjusted Share Amount immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer in connection with the consummation of such Reorganization Event. The cash, securities or other property that the holders of Series A Special Stock will receive or have the right to receive in connection with the foregoing is referred to herein as the “Exchange Property.”

(b) In the event that holders of shares of Common Stock have the opportunity to elect the form of Exchange Property to be received in such transaction, the holders of Series A Special Stock will be given the same opportunity to elect the form of Exchange Property to be received in such transaction.

(c) Notwithstanding the foregoing, if requested in writing by the holders of a majority of the then-outstanding shares of Series A Special Stock, the Corporation agrees to use its reasonable efforts to structure any Reorganization Event so that, in lieu of the right to receive Exchange Property in accordance with the foregoing, each holder of Series A Special Stock will be entitled to elect to receive as a result of such Reorganization Event any securities that constitute the Exchange Property (with cash portion thereof unchanged) in the form of securities with rights, preferences and privileges that are no less favorable than those in effect for the Series A Special Stock immediately prior to the consummation of such transaction. This clause (d) of Section C.2 shall not require any action that the Board of Directors of the Corporation or a committee thereof has determined in good faith would be detrimental to the Corporation or the holders of the shares of Common Stock.

D. Voting Rights.

1. Prior to Stockholder Approval.  Prior to the receipt of the Stockholder Approval, holders of Series A Special Stock shall have no voting rights except (i) as set forth in the Certificate of Incorporation and/or this Certificate of Designations or (ii) as required by Law.

2. Following Stockholder Approval.

(a) Following the receipt of the Stockholder Approval, holders of the Series A Special Stock shall be entitled to vote in the manner set forth in clause (b) below on all matters presented to the holders of Common Stock, other than the election or removal of directors, on which the holders of Series A Special Stock shall have no voting rights. Except (i) as set forth in the Certificate of Incorporation and/or this Certificate of Designations or (ii) as required by Law, the holders of Series A Special Stock shall not have a right to any separate vote of holders as a class or any special protections on any matters (voting or otherwise) and shall vote together with the holders of Common Stock on all matters for which they are entitled to vote.

(b) In the event that any holder of outstanding shares of Series A Special Stock is entitled to vote as set forth in clause (a) above, such holder shall be entitled to cast such number of votes with respect to such matter as is equal to such holder’s Adjusted Share Amount, as if such amount was calculated at the time of the record date for any such vote.

3. Protective Covenants.  Notwithstanding Section D.1 above, in addition to any other vote required by Law, the affirmative vote of holders of a majority of the then-outstanding shares of Series A Special Stock voting as a separate class at a meeting (which may be a meeting solely of the holders of Series A Special Stock), shall be required to:

(a) increase or decrease the number of authorized shares of Series A Special Stock except as set forth in (i) Section E.3(d) or (ii) the Stockholders Agreement, or create or issue any equity securities of the Corporation or securities convertible into Series A Special Stock;

(b) on any date following July 23, 2011, convene a meeting of the Corporation’s stockholders to consider or vote upon the Stockholder Approval, or submit or permit the submission of the Stockholder Approval to a vote or consent of the Corporation’s stockholders; or

(c) alter, amend, repeal or waive this Certificate of Designations, the Certificate of Incorporation or the bylaws of the Corporation (directly or indirectly by operation of Law, merger, consolidation or otherwise) in any way that adversely affects the rights, privileges or preferences expressly afforded the Series A Special Stock or is otherwise disproportionately disadvantageous to or adversely affects the holders of Series A Special

Stock relative to the effect of such action on the holders of Common Stock (other than with respect to those matters that are expressly contemplated hereby), it being understood that affording the holders of the Series A Special Stock with rights, privileges or preferences with the same rights, privileges or preferences of the holders of Common Stock shall in no event be deemed to be disproportionately disadvantageous.

E. Conversion Rights.

1. Prior to Stockholder Approval.  Prior to the receipt of the Stockholder Approval, the holders of Series A Special Stock shall have no right to convert outstanding shares of Series A Special Stock into shares of Common Stock.

2. Optional Conversion; Automatic Conversion.

(a) Following the receipt of the Stockholder Approval, any holder of Series A Special Stock may elect to convert all or any portion of the shares of Series A Special Stock held by such holder at such time into the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such conversion.

(b) Upon or following the receipt of the Stockholder Approval, each holder’s shares of Series A Special Stock then outstanding shall automatically convert into the number of shares of Common Stock equal to such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such conversion, upon (i) a transfer of the Series A Special Stock to any person other than Holdings or an affiliate of Holdings who has signed a Supplemental Stockholders Agreement (or in the event that the Series A Special Stock is held by any such other person at the time of such approval, at the Close of Business on the date of receipt of the Stockholder Approval) or (ii) at the Close of Business on the date, if any, as such holder of the Series A Special Stock has received all consents and approvals required under (A) applicable non-competition, restraint of trade or pre-acquisition notification laws, (B) control share and other anti-takeover laws, and (C) the DGCL, for such holder to acquire and own all of the shares of Common Stock issuable upon such conversion of all shares of Series A Special Stock held by such holder. In the case of clause (iii) above, the conversion will be deemed to have occurred on the earlier of (x) the first day after the holder and the Corporation have agreed in writing that all such consents and approvals have been obtained, or (y) the twentieth day following delivery of written notice to the holder requesting proof that any such consent or approval has not been received if the holder has not delivered reasonably satisfactory proof thereof by such date.

3. Mechanics of Conversion.

(a) Before any holder of Series A Special Stock shall be entitled to convert such shares into shares of Common Stock, and to receive certificates therefor, such holder shall surrender the Series A Special Stock certificate or certificates, duly endorsed, or deliver a Lost Stock Affidavit, at the office of the Corporation or of any transfer agent for the Series A Special Stock, and shall notify the Corporation that such holder elects to convert such Series A Special Stock; provided, however, that in the event of an automatic conversion pursuant to Section E.1(b) above, the outstanding shares of Series A Special Stock shall be converted automatically without any further action by the holders of such stock and whether or not the certificates representing such stock are surrendered to the Corporation or its transfer agent, and the certificates that previously represented shares of Series A Special Stock shall thereafter represent only the shares of Common Stock into which such shares were automatically converted.

(b) The Corporation shall, as soon as practicable after delivery of the Series A Special Stock certificates (but in no event later than three (3) Business Days after the date of delivery), issue and deliver to such holder of Series A Special Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check payable to the holder in the amount equal to the sum of (i) any declared but unpaid dividends on the converted Series A Special Stock. Such certificate(s) shall be free from all restrictive legends unless the Corporation delivers to such holder an opinion of counsel reasonably satisfactory to such holder to the effect that the shares issued upon such conversion require such restrictive legends pursuant to Rule 144 under the Securities Act. The Corporation shall use commercially reasonable efforts to deliver such shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of surrender of the Series A Special Stock certificates or delivery of the Lost Stock Affidavit, in either case indicating the shares of Series A Special Stock to be converted, and the person or persons entitled to receive the

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(c) No fractional shares of Common Stock shall be issued to holders of Series A Special Stock upon conversion. All shares of Common Stock (including fractional shares thereof) that would be issuable upon conversion of more than one (1) share of Series A Special Stock by a holder thereof shall be aggregated for purposes of determining whether such conversion would result in the issuance of any fractional shares of Common Stock. If after such aggregation, such conversion would result in the issuance of any fractional share of Common Stock, the number of shares of Common Stock issuable shall be rounded up to the nearest whole share.

(d) The conversion date shall be the date on which the shares of Series A Special Stock (or Lost Stock Affidavit) and applicable notice of election to convert are received by the Corporation. The holder of Series A Special Stock entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such holder shall cease to be a record holder of the Series A Special Stock on that date. Any shares of Series A Special Stock so converted shall be retired and canceled and shall not be reissued.

(e) If fewer than all the shares of Series A Special Stock represented by any certificate are converted pursuant to this Section E, a new certificate shall be issued representing the non-converted shares of Series A Special Stock without charge to the holder thereof.

4. Reservation of Stock Issuable Upon Conversion.  Upon obtaining the Stockholder Approval, the Corporation shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Special Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Special Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Special Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

F. Dilution Adjustments.  The Conversion Rate used in determining the Adjusted Share Amount shall be adjusted from time to time (successively and for each event described below) as follows:

1. Adjustment for Stock Splits and Combinations; Certain Dividends and Distributions.  If the Corporation shall at any time or from time to time after the Issue Date (i) effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Common Stock or (ii) make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

Where:

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.
CR1=	the adjusted Conversion Rate in effect immediately after the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.
OS0=	the total number of shares of Common Stock outstanding immediately prior to the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.
OS1=	the total number of shares of Common Stock outstanding immediately after the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable.

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the Close of Business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

2. Adjustment for Distribution of Options, Rights and Warrants.  If the Corporation shall at any time or from time to time after the Issue Date distribute to all or substantially all holders of outstanding shares of Common Stock any Voting Securities consisting of options, rights or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the average Closing Price on the ten (10) trading days immediately preceding the record date of such distribution not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

Where:

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution.
CR1=	the adjusted Conversion Rate in effect immediately after the Close of Business on the record date for such distribution.
OS0=	the total number of shares of Common Stock outstanding immediately prior to the Close of Business on the record date for such distribution.
X=	the total number of shares of Common Stock issuable pursuant to such options, rights or warrants.
Y =	the number of shares of Common Stock equal to the quotient of the aggregate price payable to exercise such options, rights or warrants, divided by the Average Closing Price calculated as of Close of Business on the record date for such distribution.

provided, however, that to the extent that such shares of Common Stock are not delivered pursuant to any such options, rights or warrants that are non-transferable upon the expiration or termination of such options, rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such options, rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

3. Adjustment for Other Distributions.

(a) Subject to clause (b) below, if the Corporation shall at any time or from time to time after the Issue Date, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock any Voting Securities, including, without limitation, rights or warrants to acquire Voting Securities (other than Common Stock as covered by Section F.1), but excluding (i) distributions pursuant to Section C above, (ii) dividends or distributions as to which an adjustment under Section F.1 or Section F.2 hereof shall apply, and (iii) Spin-Offs to which the provision set forth below in this Section F.3 shall apply (any of such Voting Securities, hereinafter called the “Distributed Property”), in each case to the extent not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required, then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x SP0/ (SP0 — FMV)

Where:

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution.
CR1=	the adjusted Conversion Rate in effect immediately after the Close of Business on the record date for such distribution.
SP0=	the Average Closing Price calculated as of the record date of such distribution.
FMV=	the Fair Market Value of the portion of the Distributed Property with respect to each outstanding share of Common Stock on the record date for such distribution.

provided, however, that if the then Fair Market Value of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, then in lieu of the foregoing adjustment, the Corporation shall issue to each holder of Series A Special Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Special Stock, additional shares of Series A Special Stock with an aggregate value equal to the Fair Market Value of the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date fixed for determination for shareholders entitled to receive such distribution; provided, that for this purpose the per share value of the Series A Special Stock so issued shall be equal to SP0, as if SP0 were recalculated to subtract FMV from each Closing Price included in the calculation of the applicable Average Closing Price.

(b) With respect to an adjustment pursuant to clause (a) above where there has been a payment of a dividend or other distribution on the Common Stock payable in Voting Securities of or relating to a subsidiary of the Corporation or other business unit of the Corporation not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off shall be adjusted on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off based on the following formula:

CR1 = CR0x (FMV + MP0) / (MP0)

Where:

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off.
CR1=	the adjusted Conversion Rate in effect from and after the Close of Business on the tenth (10th) trading day immediately following, and including, the effective date of the Spin-Off.
MP0=	the Average Closing Price calculated immediately following, and including, the effective date of the Spin-Off.
FMV=	the average of the closing prices of the capital stock or other equity interests distributed to the holders of Common Stock applicable to one (1) share of Common Stock over the 10 (ten)-trading day period, immediately following, and including, the effective date of the Spin-Off.

(c) For purposes of this Section F.3, Section F.2 and Section F.1, any dividend or distribution to which this Section F.3 is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section F.1 or Section F.2 applies (or both), shall be deemed instead to be (1) a dividend or distribution of Voting Securities other than such shares of Common Stock or rights or warrants to which Section F.1 or Section F.2 applies (and any Conversion Rate adjustment required by this Section F.3 with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such options, rights or warrants to which Section F.1 or Section F.2 applies (and any further Conversion Rate adjustment required by Section F.1 and Section F.2 with respect to such dividend or distribution shall then be made), except (A) “the Close of Business on the record date of such dividend or distribution” shall be substituted for “the Close of Business (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable” and “the Close of Business on the record date for such distribution” within the meaning of Section F.1 and Section F.2 and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on (1) on the effective date of such share split or combination or (2) on the record date for such dividend or distribution, as applicable” within the meaning of Section F.1.

(d) If the Corporation shall, at any time or from time to time while any of the Series A Special Stock is outstanding, distribute options, rights or warrants to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into Voting Securities (either initially or under certain circumstances), which options, rights or warrants, until the occurrence of a specified event or events not received by holders of the Series A Special Stock following approval contemplated by Section 2 if required (“Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section F.3 (and no adjustment to the Conversion Rate under this Section F.3 shall be required), until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such options, rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for under this Section F.3. If any such options, rights or warrants are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different Voting Securities, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, rights or warrants for purposes of this Section F.3 (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section F.3 was made, (1) in the case of any such options, rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under this Section F.3, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such options, rights or warrants (assuming such holder had retained such options, rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such options, rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such options, rights or warrants had not been issued.

4. Adjustment for Tender Offer or Exchange Offer.  If the Corporation (or any subsidiary of the Corporation) shall at any time or from time to time after the Issue Date make a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock in which all holders of the Series A Special Stock did not have an opportunity to participate on a pro rata basis and on substantially identical terms, where such cash and the value of any such other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price on the trading day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (AC + (OS1 x SP1)) / (OS0 x SP1)

Where:

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date.
CR1=	the adjusted Conversion Rate in effect immediately after the Close of Business on the Expiration Date.
AC =	aggregate value of all cash and the Fair Market Value of any other consideration paid or payable for shares purchased in such tender offer or exchange offer
OS0=	the total number of shares of Common Stock outstanding immediately prior to the Close of Business on the date such tender offer or exchange offer expires.
OS1=	the total number of shares of Common Stock outstanding immediately after the Close of Business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer).
SP1=	the Average Closing Price calculated as of the trading day succeeding the Expiration Date.

5. De Minimis Carry Forwards.  Notwithstanding anything in the forgoing provisions of this Section F, the Corporation will not be required to adjust the Conversion Rate unless the adjustment would result in a change of at least 0.5% of the Conversion Rate. In that case the Corporation will carry forward any adjustments that are less than 0.5% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 0.5%, upon any conversion of Series A Special Stock or upon any redemption thereof.

6. Issuance of Additional Shares of Series A Special Stock.  Notwithstanding the adjustment provisions described above, in the event that the outstanding shares of Series A Special Stock are not convertible into shares of Common Stock in accordance with the terms of Section E at the time of any adjustment to the Conversion Rate, the Corporation shall calculate the Adjusted Share Amount for each holder of Series A Special Stock at the time immediately following such adjustment and, to the extent such Adjusted Share Amount is greater than the number of shares of Series A Special Stock then held by such holder, the Corporation shall issue, as a dividend to such holder, additional shares of Series A Special Stock such that, immediately following such dividend, such holder’s Adjusted Share Amount equals the number of outstanding shares of Series A Special Stock then held; provided, that if such issuance would result in the issuance of any fractional share of Series A Special Stock, such fractional share shall be rounded up to the nearest whole share of Series A Special Stock.

7. Certificate as to Adjustment/Additional Shares.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section F (including any adjustments that would result in the issuance of additional shares of Series A Special Stock), the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than three (3) Business Days thereafter, either (i) if the outstanding shares of Series A Special Stock are then convertible to shares of Common Stock, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Special Stock a certificate setting forth such adjustment or readjustment (including such holder’s then current Adjusted Share Amount) or (ii) if the outstanding shares of Series A Special Stock are not then convertible to shares of Common Stock, compute the number of additional shares of Series A Special Stock to be issued in accordance with the terms hereof and furnish to each holder of Series A Special Stock a certificate or certificates evidencing such additional shares, and, in either case, showing in detail the facts upon which such adjustment or readjustment or additional share issuance, as applicable, is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Special Stock (but in any event not later than three (3) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth such holder’s then current Adjusted Share Amount.

G. Redemption.

1. Redemption at the Holder’s Option.  In the event that the Stockholder Approval is not obtained on or prior to the first anniversary of the Issue Date, each holder of the Series A Special Stock then outstanding shall have the right at any time thereafter until the third anniversary of the Issue Date to require the Corporation to redeem all or any portion of such holder’s Series A Special Stock, out of funds legally available therefor, for cash in an amount equal to such holder’s Redemption Value; provided, however, that the Corporation shall not be required to redeem pursuant to this Section G.1 (i) any shares of Series A Special Stock if the Stockholder Approval has been obtained as of the effective time of such redemption and/or (ii) more than one-half of the total Series A Special Stock issued as of the Issue Date during any twelve-month period; provided further, that clause (ii) above shall not apply to such redemption either (x) on and after the date of consummation of any Fundamental Change and/or (y) if the Corporation shall fail to redeem any shares of Series A Special Stock in accordance with this Certificate of Designation.

2. Exercise of Holder’s Redemption Right.  Any holder of Series A Special Stock who has the right to redeem such Series A Special Stock pursuant to Section G.1 may elect to exercise its redemption right by (i) providing written notice to the Corporation of its intention to exercise such redemption right and the number of the shares of Series A Special Stock held by the holder to be redeemed and (ii) surrendering the duly endorsed certificate(s) or delivering the Lost Stock Affidavit, as applicable, to the Corporation for such shares of Series A Special Stock to be redeemed, at the office of the Corporation or of any transfer agent for the Series A Special Stock. Subject to the limitations set forth in Section G.1, provided that the Corporation has sufficient legally available funds, the Corporation shall be obligated to redeem the total number of shares of Series A Special Stock specified in such notice by remitting payment to the redeeming holder in the amount of such holder’s Redemption Value within five (5) Business Days following the Corporation’s receipt of such notice (the “Holder’s Redemption Date”). In the event that the Corporation fails to redeem the total number of shares of Series A Special Stock specified in such notice prior to or on the Holder’s Redemption Date, each holder of Series A Special Stock providing such notice shall have the right, but not the obligation, to rescind such election by providing written notice of such rescission to the Corporation and, following receipt of such notice, the Corporation shall not have the right to effect such redemption. To the extent the Corporation fails to redeem such shares of Series A Special Stock prior to or on the Holder’s Redemption Date and the holder of such shares of Series A Special Stock does not rescind the exercise of such redemption right, the Redemption Value of such holder shall be the greater of (i) such holder’s Redemption Value calculated as of the Holder’s Redemption Date and (ii) such holder’s Redemption Value calculated as of the date such redemption is effected by the Corporation.

3. Redemption at the Corporation’s Option.

(a) In the event that the Stockholder Approval is not obtained prior to or on the first anniversary of the Issue Date, the Corporation shall have the right at any time thereafter until the third anniversary of the Issue Date to redeem all or any portion of the outstanding shares of Series A Special Stock held by each holder thereof, out of funds legally available therefor, for cash in an amount equal to each such holder’s Redemption Value.

(b) In the event that (i) less than 15% of the total amount of Series A Special Stock issued as of the Issue Date remains outstanding at any time following the Issue Date, or (ii) any person or group of related persons is listed as the registered owner of 90% or more of the total amount of each other series of capital stock of the Corporation and such person or group has agreed in a legally enforceable contract between such person or group, on the one hand, and the Corporation, on the other hand, to consummate a short form merger in accordance with Section 253 of the DGCL (or any applicable successor provision) immediately following such redemption of the Series A Special Stock, the Corporation shall have the right to redeem all, but not less than all, of the outstanding shares of Series A Special Stock held by each holder thereof, out of funds legally available therefor, for cash in an amount equal to each such holder’s Redemption Value.

4. Exercise of the Corporation’s Redemption Right.  The Corporation shall exercise its redemption right by providing written notice to each holder of Series A Special Stock to be redeemed at least ten (10) Business Days prior to the date fixed for such redemption (or five (5) Business Days in case of a redemption pursuant to Section G.3(b)(i)). Each notice of redemption shall state: (1) the redemption date; (2) the number of shares of Series A Special Stock to be redeemed; (3) such holder’s Redemption Value; and (4) the manner in which certificates for such shares of Series A Special Stock are to be surrendered for payment of such Redemption Value. Following the receipt of such written notice by such holders of Series A Special Stock, the Corporation shall not have the right to revoke, rescind or otherwise fail to effect such redemption unless such redemption is prohibited by Law. To the extent the Corporation fails to redeem such shares of Series A Special Stock prior to or on the date fixed for such redemption, the Redemption Value of each holder of such shares of Series A Special Stock shall be the greater of (i) such holder’s Redemption Value calculated as of the fixed redemption date and (ii) such holder’s Redemption Value calculated as of the date such redemption is effected by the Corporation.

5. Partial Redemption.

(a) In the event that the Corporation elects to redeem a portion of the shares of Series A Special Stock less than the total number of shares then outstanding pursuant to Section G.3 above, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of Series A Special Stock then outstanding.

(b) If fewer than all the shares of Series A Special Stock represented by any certificate are redeemed pursuant to this Section G, a new certificate shall be issued representing the unredeemed shares of Series A Special Stock without charge to the holder thereof.

6. Redemption Following a Record Date.  If the date of redemption of any shares of Series A Special Stock pursuant to this Section G occurs after the Close of Business on the record date with respect to payment of any dividend to the holders of Common Stock of the Corporation, but prior to the corresponding dividend payment date, each holder of such shares of Series A Special Stock shall be entitled to (i) if such dividend is a dividend not payable in Voting Securities, receive payment of such dividend in accordance with Section B.1, or (ii) if such dividend is a dividend payable in Voting Securities, the appropriate adjustment to such holder’s Adjusted Share Amount (whether by adjustment to such holder’s Conversion Rate or by issuance of additional shares of Series A Special Stock) in accordance with Section F for purposes of calculating such holder’s Redemption Value in connection with such redemption.

H. Notice.

1. Generally.  Other than as set forth in Section H.2 below, all notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested

2. Notice of Record Date.  In the event: (i) that the Corporation declares a dividend (or any other distribution) on Common Stock payable in Voting Securities or other securities of the Corporation or any other assets or property of the Corporation; (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock; (iii) of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock); or (iv) of a Liquidation or Reorganization Event, then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Special Stock, and shall deliver to the holders of the Series A Special Stock, no later than five (5) Business Days following the date specified in the following clauses (x) and (y), a notice stating (x) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (y) the date on which such Liquidation or Reorganization Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Event or Liquidation.

I. Definitions.  For purposes hereof, the following definitions shall apply:

“Adjusted Share Amount” means, with respect to any holder of outstanding shares of Series A Special Stock, the product of the Conversion Rate in effect at the time of calculation of such amount, multiplied by the number of outstanding shares of Series A Special Stock held by the applicable holder at the time of calculation of such amount.

“Average Closing Price” means the average Closing Price during the ten (10)-trading day period prior to the date of calculation of such average.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by applicable Law to close in the State of Delaware.

“cash” means U.S. legal tender.

“Close of Business” means 5:00 p.m., New York City time, on any Business Day.

“Closing Price” means the price per share of the final trade of the Common Stock on the applicable trading day on the applicable Exchange. If the Common Stock is not listed or admitted to trading on a national securities exchange on an applicable trading day, but is listed or admitted to trading and on one or more regional securities exchanges, then the Closing Price shall mean the average price per share of the final trade of the Common Stock on the applicable trading day on each such regional securities exchange. If the Common Stock not listed or admitted to trading on any national or regional securities exchange on the applicable trading day, but is otherwise actively traded over-the-counter, the Closing Price will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or other similar organization. If a Closing Price cannot be calculated on any applicable trading day in accordance with the foregoing, then the Closing Price on such day shall be the price, as determined in good faith by the Board, at which a willing seller would sell and a willing buyer would buy a share of Common Stock in an arm’s-length negotiated transaction without time or financing constraints and not taking into account any discount for lack of control or for illiquidity (whether such illiquidity results from the absence of an active trading market or from any legal or contractual restrictions on the buyer’s ability to re-sell such share of Common Stock).

“Conversion Rate” means 1.0, subject to adjustment pursuant to Section F.

“Exchange” means the New York Stock Exchange or such other principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Fair Market Value” means (i) with respect to cash or cash equivalents, the amount of such cash or cash equivalents, (ii) with respect to any security listed on a national securities exchange or otherwise traded on any national securities exchange or other trading system, the average price per share of the final trade of such security as reported on such exchange or trading system for each of the ten (10) trading days prior to the date of determination and (iii) with respect to property other than cash or securities of the type described in clauses (i) and (ii), the cash price, as determined in good faith by the Board, at which a willing seller would sell and a willing buyer would buy such property in an arm’s-length negotiated transaction without time constraints and not taking into account any discount for lack of control or for illiquidity (whether such illiquidity results from the absence of an active trading market for such property or from any legal or contractual restrictions on the buyer’s ability to re-sell such property).

“Fundamental Change” means a Reorganization Event after the consummation of which neither the Common Stock nor the correlative securities of the surviving entity in such Reorganization Event are listed or quoted on an Exchange.

“Holdings” means KCDL Holdings LLC, a Delaware limited liability company.

“Issue Date” means the date on which the Series A Special Stock is issued by the Corporation.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute or treaty.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

“Lost Stock Affidavit” means an affidavit, executed by the appropriate holder of Series A Special Stock indicating that the certificate(s) evidencing the shares of Series A Special Stock held by such holder have been lost, stolen or destroyed.

“Redemption Value” means the product of such holder’s Adjusted Share Amount, as if such amount was calculated immediately prior to such redemption (or, if the holder elects to require the Corporation to redeem less than all of the outstanding shares of Series A Special Stock held by such holder pursuant to Section G.1, the product of such other number of shares selected for redemption by such holder, multiplied by the Conversion Rate then in effect), multiplied by the Series A Redemption Price.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.

“Series A Redemption Price” means the greater of (i) the Average Closing Price of the Common Stock issuable to the holders of Series A Special Stock if the then outstanding shares of Series A Special Stock had been converted into Common Stock pursuant to Section E as of the effective date of redemption, (ii) $22.95; provided, however, that this amount shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series A Special Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Series A Special Stock occurring on or after the Issue Date and prior to the applicable redemption, or, solely in the case of a redemption pursuant to Section G.3(b)(ii), (iii) the highest per share price paid by such person or group of related persons described in clause (ii) of Section G.3(b) for shares of Common Stock during the six (6)-month period prior to such redemption; provided, that to the extent such redemption pursuant to Section G.3(b)(ii) occurs following the receipt of the Stockholder Approval, the Series A Redemption Price shall mean only the amount calculated pursuant to this clause (iii).

“Stockholder Approval” means the affirmative vote of a majority of the total votes cast by the holders of Common Stock at a duly convened stockholders’ meeting to approve (i) the rights of holders of Series A Special Stock to convert such stock into shares of Common Stock in Section E and (ii) the voting rights of the Series A Special Stock contained in Section D.2.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of July 23, 2010, by and among the Corporation, Holdings and the other stockholders of the Corporation party thereto.

“Supplemental Stockholders Agreement” has the meaning as set forth in the Stockholders Agreement.

“Voting Security” means (i) any securities of the Corporation entitled, in the ordinary course, to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, (ii) any securities (excluding, for the avoidance of doubt, Series A Special Stock) or other instruments which are convertible into or exercisable or exchangeable for any securities described in clause (i), (iii) any rights to purchase or otherwise acquire any securities described in clause (i), and (iv) any securities or other instruments described in clause (i), (ii) or (iii) that are issued as a dividend or distribution on any securities or other instruments described in clause (i), (ii) or (iii).

{Signature page follows}

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this 23rd day of July, 2010.

K12 INC.

By:	/s/ Howard D. Polsky
Name:     Howard D. Polsky

Title:	General Counsel and Secretary

ANNEX B

STOCKHOLDERS AGREEMENT
BY AND AMONG
K12 INC.,
KCDL HOLDINGS LLC,
LEARNING GROUP LLC,
LEARNING GROUP PARTNERS,
KNOWLEDGE INDUSTRIES LLC,
AND
CORNERSTONE FINANCIAL GROUP LLC
DATED AS OF JULY 23, 2010

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of July 23, 2010 by and among K12 Inc., a Delaware corporation (the “Company”), KCDL Holdings LLC, a Delaware limited liability company (“Holdings”), Learning Group LLC, a Delaware limited liability company (“LG”), Learning Group Partners, a California general partnership (“LGP”), Knowledge Industries LLC, a California limited liability company (“KI”), and Cornerstone Financial Group LLC, a California limited liability company (“Cornerstone” and collectively, with LG, LGP and KI, the “Stockholders”). The Company, Holdings, LG and the Stockholders are referred to herein each individually as a “Party” and collectively as the “Parties”.

WHEREAS, in connection with the execution and delivery of this Agreement, the Company, Kayleigh Sub Two LLC, a Delaware limited liability company, Kayleigh Sub One Corp., a Delaware corporation, Holdings and KC Distance Learning, Inc., a Delaware corporation (“KCDL”), are entering into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which each share of common stock, par value $0.0001 per share, of KCDL issued and outstanding immediately prior to the Effective Time (as defined below) is to be converted into the right to receive shares of Series A Special Stock, $0.0001 par value per share, of the Company (“Series A Special Stock”) on the terms and subject to the conditions set forth therein;

WHEREAS, the Series A Special Stock shall be convertible into shares of Company Common Stock (as defined below) from and after the receipt of the Stockholder Approval (as defined below) and shall have the other rights, preferences and privileges set forth in the Certificate of Designations (as defined below);

WHEREAS, the Knowledge Universe Group (as defined below), of which Holdings is a part, Beneficially Owns (as defined below) shares of Company Common Stock (as defined below);

WHEREAS, as a condition to each Party’s willingness to enter into the Merger Agreement, the Parties have agreed to enter into this Agreement to establish certain arrangements with respect to the Series A Special Stock and Company Common Stock Beneficially Owned or that will be Beneficially Owned by the Stockholders following the Closing Date; and

WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement and will become effective simultaneously with the execution and delivery thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1:

‘‘Acquisition” means (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, by a Person (including the Company) or Group of (A) 35% or more of the assets (including capital stock of the Subsidiaries of the Company or the Company’s successor) of the Company, its successors and its and their Subsidiaries, taken as a whole, or (B) 35% or more of the outstanding shares of Company Common Stock; (ii) any tender offer or exchange offer that, if consummated, would result in any Person or Group owning, directly or indirectly, 35% or more of the outstanding shares of Company Common Stock; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company, its successors or its and their Subsidiaries pursuant to which any Person or Group (or the stockholders or other equity owners of any Person or members of a Group) or the Company, respectively, would own, directly or indirectly, 35% or more of any class of any class of voting stock or securities convertible into or exercisable for voting stock of the Company or such Person, respectively, or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such Person, respectively, or such surviving entity.

“Acquisition Proposal” means any inquiry, proposal or offer relating to an Acquisition.

“Affiliate” of any particular Person means any other Person that directly or through one or more intermediaries is controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, from and after the date hereof, neither the Company nor any of its Subsidiaries (including the Surviving Entity) shall be deemed an Affiliate of Holdings or any of its Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act). The terms “Beneficially Own,” “Beneficially Owned,” “Beneficially Owning” and ‘‘Beneficial Ownership” shall have correlative meanings. For purposes of determining Beneficial Ownership, shares of Company Common Stock into which shares of Series A Special Stock may be convertible, irrespective of any condition to such conversion set forth in the Certificate of Designations that may be in effect, shall be deemed Beneficially Owned by the holder of such share of Series A Special Stock.

“Block Transferee” has the meaning set forth in Section 3(b)(i).

“Board” has the meaning set forth in Section 2(d).

“Business Day” means any day other than a Saturday, Sunday, a legal holiday under the laws of the State of New York or a day on which banking institutions located in New York are authorized or required by law to close.

“Certificate of Designations” means the certificate of designations of the Series A Special Stock.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Collection Costs” has the meaning set forth in Section 6(c).

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other common stock of the Company that may be issued from time to time.

“Constructive Transfer” shall mean, with respect to any Voting Security, (i) a short sale with respect to such security, (ii) entering into or acquiring an offsetting derivative contract with respect to such security, (iii) entering into or acquiring a futures or forward contract to deliver such security or (iv) entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership but, in the case of each of (i) through (iv), only to the extent that any of the foregoing results, or would result upon settlement, in a transfer of voting power with respect to such a Voting Security.

“Cornerstone” has the meaning set forth in the preamble hereto.

“Covered Security” means the Series A Special Stock, any equity securities issued as a dividend or distribution thereon, and any equity securities of the Company issued upon conversion or exercise of any of the foregoing, including any shares of Company Common Stock issued upon conversion, if any, of the Series A Special Stock.

“De Minimis Transfers” means Transfers not to exceed an aggregate of 100,000 shares of Series A Special Stock and/or shares of Company Common Stock.

“Demand Notice” has the meaning set forth in Section 4(a)(i).

“Demand Offering” has the meaning set forth in Section 4(a)(i).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Excluded Distribution” means any distribution or dividend of Series A Special Stock or Company Common Stock by any Knowledge Universe Stockholder to any member, partner or other equity holder that is not an Affiliate of any Knowledge Universe Stockholder, but only if such distribution or dividend occurs after January 1, 2011.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other governmental or transnational institution; (c) governmental authority or instrumentality of any nature (including any governmental or administrative agency, branch, bureau, department or other entity and any court or other tribunal); (d) official of any of the foregoing; or (e) applicable national securities exchange or national quotation system on which securities issued are listed or quoted.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Holdings” has the meaning set forth in the preamble hereto.

“Indebtedness” means any indebtedness of the Company or its Subsidiaries, whether or not contingent, (i) in respect of borrowed money or (ii) evidenced by bonds, notes, debentures or similar instruments. In addition, the term “Indebtedness” includes all (A) Indebtedness of others secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (B) to the extent not otherwise included, any guarantee by the specified Person of any Indebtedness of any other Person, and (C) except in connection with a merger, acquisition or other similar transaction the consummation of which does not adversely affect the Company’s obligations under Section 6(a) below, (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (y) Indebtedness secured by a lien encumbering any asset acquired by such specified Person.

“Indemnified Party” has the meaning set forth in Section 4(f)(iii).

“Indemnifying Party” has the meaning set forth in Section 4(f)(iii).

“Inspectors” has the meaning set forth in Section 4(b)(i)(9).

“KCDL” has the meaning set forth in the preamble hereto.

“Knowledge Universe Group” means (i) Holdings, (ii) LG, (iii) Knowledge Universe Learning Group LLC, (iv) LGP, (v) Hampstead Associates, L.L.C., (vi) Cornerstone, (vii) KI, (viii) Ridgeview Associates, LLC and (ix) any other Affiliate of any of the foregoing.

“Knowledge Universe Stockholders” means Stockholders who are members of the Knowledge Universe Group.

“KI” has the meaning set forth in the preamble hereto.

“Law” means any applicable foreign, United States federal, state or local law, rule or regulation.

“LG” has the meaning set forth in the preamble hereto.

“LGP” has the meaning set forth in the preamble hereto.

“Lock Up Period” means the 180 calendar days following the Closing Date.

“Losses” has the meaning set forth in Section 4(f)(i).

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Mergers” has the meaning set forth in the Merger Agreement.

“NYSE” means the New York Stock Exchange.

“Parent Indemnified Parties” has the meaning set forth in the Merger Agreement.

“Party” has the meaning set forth in the preamble hereto.

“Permitted Transferee” means with respect to any Stockholder, as applicable, (i) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, or any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by one or more of the foregoing Persons, (ii) any trust, the trustees of which include only Persons named in clause (i) and the beneficiaries of which include only the Stockholder and one or more Persons named in clause (i), and the beneficiary or beneficiaries authorized or entitled to receive distributions from any such trust, or (iii) any other Affiliate of the Stockholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, and investigation or partial proceeding, such as a deposition), whether commenced or known to the Company to be threatened.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

“Records” has the meaning set forth in Section 4(b)(i)(9).

“Redemption Default” has the meaning set forth in Section 6(b)(i).

“Redemption Default Payment” has the meaning set forth in Section 6(b)(i).

“Redemption Default Period” has the meaning set forth in Section 6(b)(i).

“Registrable Securities” means all (i) shares of Company Common Stock issued or issuable pursuant to the conversion of Series A Special Stock or paid as a dividend or stock split with respect thereto, or (ii) if all shares of Company Common Stock have been issued upon conversion of the Series A Special Stock, shares of Company Common Stock held by any Stockholder who is member of the Knowledge Universe Group prior to the Closing Date in an amount not greater than the amount of shares of Company Common Stock contemplated by clause (i) then held by members of the Knowledge Universe Group; provided, however, that as to any Company Common Stock constituting Registrable Securities, such stock will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by a Prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (y) they have been sold to the public pursuant to Rule 144 or Rule 145 promulgated pursuant to the Securities Act or other exemption from registration under the Securities Act, or (z) they have been acquired by the Company or any of its Subsidiaries. For avoidance of doubt, in no event shall the amount of Registrable Securities exceed the number of shares of Company Common Stock issued to be issuable pursuant to the conversion of Series A Special Stock or paid as a dividend or stock split with respect thereto.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Schedule of Stockholders” means the list of Stockholders set forth on the schedule of stockholders, attached as Exhibit A hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.

“Series A Redemption Price” has the meaning set forth in the Certificate of Designations.

“Series A Special Stock” has the meaning set forth in the recitals hereto.

“Shelf Registration” has the meaning set forth in the Merger Agreement.

“Standstill Termination Date” means the earliest to occur of (i) the first anniversary of the Closing Date; (ii) the fifth Business Day after the date on which the Board publicly announces its intention to solicit an Acquisition Proposal with respect to the Company (other than an issuance of securities), or publicly approves, accepts, authorizes or recommends to the Company stockholders the approval of an Acquisition Proposal with respect to the Company (other than an issuance of securities), but only if prior to such fifth Business Day the Company has not offered to Stockholders who are members of the Knowledge Universe Group that they may make a confidential proposal to the Board regarding the same form of Acquisition Proposal, which the Stockholders will agree to not disclose to any other Person (other than their Affiliates); and (iii) the fifth Business Day after the date on which the Company publicly announces that it has entered into a definitive agreement with any party (other than a wholly-owned Subsidiary) providing for an Acquisition Proposal with respect to the Company, but only if prior to such fifth Business Day the Company has not offered to Stockholders who are members of the Knowledge Universe Group that they may make a confidential proposal to the Board regarding the same form of Acquisition Proposal, which the Stockholders will agree to not disclose to any other Person (other than their Affiliates).

“Stockholder Approval” has the meaning set forth the Merger Agreement.

“Stockholders” has the meaning set forth in the preamble hereto. Each Stockholder is individually referred to as a “Stockholder”. A Stockholder shall also include any counter-party who has entered into a Supplemental Stockholders Agreement as a contemplated hereby.

“Subsidiary” or “Subsidiaries” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Supplemental Stockholders Agreement” means an agreement with the Company that is substantially identical to this Agreement, but which binds the counter-party thereto only to such restrictions and obligations, and which entitles such counter-party thereto only to those rights, which apply to such counter-party based on such Person’s identity and status contemplated hereby (including as a Block Transferee or Permitted Transferee), the Transfer giving rise to such Supplemental Stockholders Agreement and the date on which such Transfer occurs. A Supplemental Stockholders Agreement shall only be deemed to have been executed for purposes of this Agreement when it has been executed and delivered by the Company and such counter-party.

“Surviving Entity” has the meaning set forth in the Merger Agreement.

“Suspension Event” means any of the following: (i) the post-effective receipt from the SEC of any request for amendments or supplements to, additional information in respect of, or other comments to, any Registration Statement or Prospectus included therein; (ii) the issuance by the SEC, any state securities commission or any other Governmental Entity of any stop order or other order or injunction suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; (iii) the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) (A) the occurrence or existence of any pending corporate development with respect to the

Company or (B) the happening of any event that, in either case, requires the Company to make changes in a Registration Statement or Prospectus in order that such Registration Statement or Prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; or (v) the good faith determination by the Board that it would be seriously detrimental to the Company for sales of Registrable Securities pursuant to the Registration Statement or the activities with respect thereto to be undertaken for a certain period of time.

“Suspension Period” has the meaning set forth in Section 4(d)(i).

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding shares of Series A Special Stock, Company Common Stock and any other Voting Securities; provided, however, that, solely for purposes of computing the Total Voting Power, (A) shares of Series A Special Stock shall be considered outstanding Voting Securities and (B) any other securities convertible into or exercisable or exchangeable for Voting Securities shall be considered outstanding Voting Securities to the extent that such underlying security(ies) would be Beneficially Owned at that time.

“Transaction Document” has the meaning set forth in the Merger Agreement.

“Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant of any option, warrant or other right to purchase, or otherwise disposition, or entering into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, of the economic consequence of ownership of the Series A Special Stock or Company Common Stock. For purposes of Section 3(c), a Transfer shall also include a Constructive Transfer.

“Transfer Restriction Termination Date” means the earlier of the (a) first (1st) anniversary of the Closing Date and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the Knowledge Universe Stockholders or any other Stockholder who has executed a Supplemental Stockholders Agreement pursuant to Section 3, individually or in the aggregate, is less than ten percent (10%) of the Total Voting Power as of such date.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, by and among the Company, LG and certain other members of the Knowledge Universe Group.

“Voting Securities” means any securities of the Company entitled, in the ordinary course, to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events.

2. Standstill.  Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company in writing, each Knowledge Universe Stockholder and each Block Transferee who has executed a Supplemental Stockholders Agreement (including a Permitted Transferee thereof) covenants and agrees that, from and after the date hereof until the Standstill Termination Date, such Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the Beneficial Ownership of any additional securities of the Company such that, after giving effect to such acquisition, the Knowledge Universe Stockholders and any Block Transferee who has executed a Supplemental Stockholders Agreement pursuant to Section 3, individually or in the aggregate, would have Beneficial Ownership equal to or greater than thirty-five percent (35%) of the Total Voting Power (including after giving effect to the shares of Company Common Stock Beneficially Owned by the Knowledge Universe Group as of

the date hereof), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), or consent of, any holders of any securities of the Company, except as provided in the Merger Agreement;

(c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, except (i) to the extent any such group could be deemed formed with respect to this Agreement or any conduct by Stockholders contemplated hereunder and/or (ii) for any “group” consisting solely of the Knowledge Universe Stockholders, Permitted Transferees and/or any “person” that is a member of the Knowledge Universe Group;

(d) seek election to or seek to place a representative on the board of directors of the Company (the “Board”) or seek removal of any member of the Board;

(e) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any Acquisition involving the Company or any of its Subsidiaries;

(f) disclose or announce any intention, plan or arrangement to do any of the activities contemplated by this Section 2;

(g) seek or request to have the Company waive, amend or modify, or otherwise consent to any action inconsistent with, any of the provisions contained in this Section 2; or

(h) actively assist or finance any Person (including any other Stockholder other than such Stockholders’ Affiliates) to do, or enter into any arrangements or understandings with any other Person (including any other Stockholder other than such Stockholders’ Affiliates) with respect to, any of the activities contemplated by this Section 2;

provided, however, (i) none of the foregoing shall prohibit or in any way limit (A) any discussions or other communications between or among the Knowledge Universe Stockholders, their Permitted Transferees and their respective Affiliates; or (B) any Knowledge Universe Stockholder or their respective Affiliates from soliciting, offering, seeking to effect or negotiating with any Person with respect to transfers of shares of Series A Special Stock or shares of Company Common Stock permitted by Section 3 without taking other actions expressly prohibited hereby, and (ii) none of the restrictions in this Section 2 will restrict or otherwise apply to any Person who receives Series A Special Stock or Company Common Stock in an Excluded Distribution.

This Section 2 shall terminate and be of no further force or effect on the first day following the Standstill Termination Date; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 2 prior to such termination.

3. Lock Up; Transfer Restrictions.

(a) Lock Up.

(i) During the Lock Up Period, no Stockholder shall, or shall permit any of its Affiliates to, Transfer any shares of Series A Special Stock or shares of Company Common Stock, except (A) to a Permitted Transferee of such proposed transferor, (B) in a transaction approved by the Board, (C) in a bona fide gift to any charitable organization, or (D) De Minimis Transfers.

(ii) No share of Series A Special Stock or Company Common Stock shall be Transferred pursuant to this Section 3(a) to any Permitted Transferee of the applicable Stockholder unless and until such Permitted Transferee shall have executed a Supplemental Stockholders Agreement.

(iii) This Section 3(a) shall terminate and be of no further force or effect on the first day following the Lock Up Period; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 3(a) prior to such termination.

(b) Block Transfer Restrictions.

(i) From and after the Lock Up Period, no Knowledge Universe Stockholder or any other Block Transferee executing a Supplemental Shareholders Agreement as contemplated by this Section 3 shall, or shall permit any of its Affiliates to, Transfer any shares of Series A Special Stock or shares of Company Common Stock to any Person or Group (other than any member of the Knowledge Universe Group who has executed a Supplemental Stockholders Agreement) that, to the actual knowledge of such Person after reasonable inquiry, Beneficially Owns or after such Transfer would Beneficially Own more than 9.9% of the Total Voting Power (a “Block Transferee”); provided, however, that this Section 3(b) shall not restrict or otherwise apply to (A) the Transfer of securities to an Underwriter for distribution in any bona fide underwritten distribution, (B) a Transfer to any Block Transferee who, concurrently with the effectiveness of such Transfer, executes a Supplemental Stockholders Agreement, (C) a Transfer to any Person who is not a Block Transferee, (D) any Transfer approved by the Board, or (E) De Minimis Transfers.

(ii) No share of Series A Special Stock or Company Common Stock shall be Transferred pursuant to this Section 3(b) to any Affiliate of a Knowledge Universe Stockholder or any Block Transferee unless and until such Affiliate or Block Transferee shall have executed a Supplemental Stockholders Agreement.

(iii) This Section 3(b) shall terminate and be of no further force or effect on the first day following the Transfer Restriction Termination Date; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 3(b) prior to such termination.

(c) Restrictions in Support of Voting Agreement.

(i) No Stockholder shall Transfer or engage in any Constructive Transfer of any Voting Security (not including the Series A Special Stock) or other security that is exercisable or convertible (whether or not such exercise or conversion right is vested or exercisable) into a Voting Security except for any Transfer (A) to any Person who is also a stockholder party to the Voting Agreement, (B) to any other Person if such Person, prior to or concurrently with such Transfer, shall have executed (x) a Supplemental Stockholders Agreement and (y) an agreement with the Company that is substantially identical to the Voting Agreement, or (C) that is a De Minimis Transfer.

(ii) This Section 3(c) shall terminate and be of no further force or effect on the first to occur after the Closing Date of (x) the Parent Stockholders’ Meeting (as defined in the Merger Agreement) at which the Stockholder Approval is considered and voted upon or (y) the first anniversary of the Closing Date.

(d) Transfer in Violation Null and Void.  Any attempt by any Stockholder or any of its Affiliates to Transfer any share of Series A Special Stock or Company Common Stock not in compliance with this Section 3 shall be null and void, and the Company shall be permitted to cause any transfer agent not to give effect in the Company’s stock records to any such attempted Transfer. Each Stockholder hereby agrees to authorize and permit the Company to notify its transfer agent that this Agreement places limits on the transfer of such shares.

(e) Non-Exclusive Limitation.  The restrictions on Transfer set forth in this Section 3 shall be in addition to any other limitation on the Transfer of any security contemplated by the Merger Agreement.

(f) Exclusion for Distributions to Non-Affiliates.  Notwithstanding anything in this Agreement to the contrary, none of the restrictions in this Section 3 will restrict or otherwise apply to (i) an Excluded Distribution or (ii) any subsequent Transfer by a Person who received Series A Special Stock or Company Common Stock in an Excluded Distribution.

4. Registration Rights.

(a) Registration.

(i) Demand.  At any time and from time to time from after the later of (x) the expiration of the Lock Up Period or (y) the receipt of the Stockholder Approval one or more Stockholders holding a majority in interest of the Registrable Securities held by all Stockholders may request that the Company effect the registration of all or any part of the Registrable Securities held by the Stockholders in an Underwritten Offering by the Stockholders (a “Demand Offering”) by giving written notice to the Company of such demand (a “Demand Notice”). Each Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method of disposition thereof. Within ten (10) Business Days after the receipt of any Demand Notice, the Company will notify each other Stockholder who did not initially join in such request. Within ten days after receipt of such notice from the Company, any such Stockholder may request in writing that some or all of its Registrable Securities be included in such Demand Offering, and the Company shall include in the Demand Offering the Registrable Securities of each such Stockholder requested to be so included, subject to the other terms and conditions set forth herein.

(ii) As soon as reasonably practicable, but in no event later than 60 days after receipt of the Demand Notice given in accordance with Section 4(a)(i) except as otherwise provided in herein, the Company shall file a Registration Statement with the SEC with respect to the Registrable Securities required to be included therein as provided in Section 4(a)(i) and shall use its commercially reasonable efforts to effect the Demand Offering as expeditiously as possible; provided, however, that (A) the Company shall not be obligated to effect a Demand Offering pursuant to this Section 4(a): (1) more than once in any 9-month period and (2) more than two times in the aggregate and (B) the Registrable Securities for which a Demand Offering has been requested (including, for this purpose, Registrable Securities that non-initiating Stockholders request be included in such Demand Offering in accordance with the last sentence of Section 4(a)(i)) shall not be less than the lesser of (x) 750,000 Registrable Securities and (y) the total amount of Registrable Securities then-outstanding.

(iii) Underwriter.  The Stockholder delivering the Demand Notice will select the lead Underwriter and any additional Underwriters in connection with the applicable Demand Offering with the consent of the Company (such consent not to be unreasonably withheld or delayed). The right of any Stockholder to participate in a Demand Offering pursuant to this Section 4(a) will be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting, and each such Stockholder will enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting. If any Stockholder disapproves of the terms of the underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company, the managing Underwriter and the other Stockholders participating in the Demand Offering as provided in Section 4(a)(iv).

(iv) Withdrawal of Offering.  The Stockholders holding a majority of the Registrable Securities to be included in the Demand Offering will be permitted to rescind a Demand Notice and any Stockholder may request the removal of any Registrable Securities held by them from any Demand Offering at any time prior to the effectiveness of the Demand Offering; provided that, if such Stockholders rescind a Demand Notice, no Stockholder may deliver a Demand Notice for 6 months following such rescission and the Stockholders shall be required to reimburse the Company for all costs and expenses incurred by the Company in connection with the Demand Offering contemplated by the rescinded Demand Notice.

(v) Reductions in Securities to be Registered.  Notwithstanding the foregoing, if the lead Underwriter in any Demand Offering advises the Company or any Stockholder in writing that in its reasonable opinion, the number of shares of Company Common Stock (including any Registrable Securities) that the Company, the Stockholders and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Registrable Securities that any participant may sell, then the number of shares of Company Common Stock to be included in the Registration Statement will be so included in the following order of priority: (1) first, Registrable Securities of the Stockholders, pro rata on the basis of the aggregate number of Registrable Securities owned by each such Stockholder, (2) second, Registrable Securities of the Company that have been requested to be so included, and (3) third, any securities any other Person included, pro rata on the basis of the aggregate number of shares of Company Common Stock owned by each such Person, in each case as necessary to reduce the total number of securities to be included in any such registration statement to the number recommended by such lead Underwriter; provided, that the number of Registrable Securities held by the Stockholders to be included in any Demand Offering shall not be reduced unless all other securities are first entirely excluded from such Demand Offering.

(b) Registration Procedures.

(i) In connection with, and subject to the limitations of, the Company’s registration obligations hereunder, from and after the delivery of a Demand Notice (until properly rescinded as provided hereby), other than in the case of clause (1) below (which shall occur at the time provided therein), the Company shall use its reasonable best efforts (unless a different standard is provided below) to:

(1) (A) on or as soon as practicable after the later of (x) the expiration of the Lock Up Period or (y) the receipt of the Stockholder Approval, file a supplemental application for the listing of the Registrable Securities (determined without regard to any unknown dividend or stock split) on the NYSE and authorization for quotation on the NYSE of all Registrable Securities (determined without regard to any unknown dividend or stock split), in each case, to the extent such Registrable Securities are not already listed and authorized for quotation on the NYSE and (B) use its commercially reasonable efforts to cause the supplemental listing application to be approved as soon as practicable thereafter, but in any event no later than the effective date of any Registration Statement used to effect a Demand Offering;

(2) no fewer than five (5) Business Days prior to the initial filing of a Registration Statement or Prospectus and no fewer than three (3) Business Days prior to the filing of any amendment or supplement thereto (other than any document that would be incorporated or deemed to be incorporated therein by reference), furnish to the Stockholders copies of all such documents proposed to be filed (including, without limitation, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits)), which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review and comment of the Stockholders;

(3) (A) use its commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be reasonably necessary to keep such Registration Statement effective until the completion of the Demand Offering to which such Registration Statement relates (including the completion of sales to the Underwriters pursuant to any “greenshoe” or over-allotment option), except as otherwise contemplated by this Agreement, (B) cause the related Prospectus to be supplemented by any required Prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 promulgated under the Securities Act, and (C) respond as promptly as reasonably practicable to any comment from the SEC with respect to the Registration Statement and, at the request of any Stockholder, as promptly as reasonably practicable, provide such Stockholder true and complete copies of all correspondence from and to the SEC relating to the Registration Statement;

(4) promptly notify the Stockholders of any Suspension Event;

(5) use its reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of the Registration Statement, or to obtain the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(6) deliver, without charge, to the Stockholders as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as the Stockholders reasonably request;

(7) prior to any public offering of Registrable Securities, (A) use its reasonable efforts to register, qualify or cooperate with the Stockholders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as is reasonably requested in writing, and (B) keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and do any and all other acts or things necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the registration statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it (x) to general service of process in any such jurisdiction where it is not then so subject or (y) to any tax in any such jurisdiction where it is not then so subject;

(8) use commercially reasonable efforts to (A) enter into customary agreements and (B) take such other actions as are reasonably requested by the Stockholders in order to expedite or facilitate the disposition of such Registrable Securities, including, if applicable, preparing for and participating in a “road show,” seeking to obtain and deliver to each Underwriter and Stockholder a comfort letter from the independent registered public accounting firm for the Company and other customary selling efforts as the Underwriters or the Stockholders reasonably request in order to expedite or facilitate such disposition;

(9) make available for inspection by the Stockholders, any Underwriter participating in any disposition of such Registrable Securities, and any legal counsel, accountant or other agent retained by any Stockholder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company then in the possession of the Company (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable due diligence investigation with respect to the Company and the related Registration Statement and prospectus, and cause the employees, agents and representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector, in each case during reasonable business hours and in a manner so as to not be unreasonably disruptive to the business of the Company; provided, however, that (w) the Company shall not be obligated to provide any Records or other information to any Inspector who has not executed a confidentiality agreement in a form reasonably acceptable to the Company, (x) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence, (y) Records or information that the Company determines, in good faith, to be confidential or competitively sensitive will not be required to be disclosed to such Inspector unless (A) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related Prospectus or (B) the release of such Records or information is ordered by a Governmental Entity and (z) the foregoing shall not require the Company to provide any Records or information if doing so (A) may result in a waiver or breach of any attorney/client privilege or other privilege of the Company, or (B) could reasonably be expected to result in violation of an applicable Legal Requirement; and

(10) in connection with any Demand Offering, enter into a commercially reasonable written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature in the context of an Underwritten Offering of a selling stockholder and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company in the past if applicable; provided, however, that the Company shall not be obligated to enter into such underwritten agreement unless each participating Stockholder has completed and executed all such other documents customary in similar offerings, including any reasonable questionnaires, powers of attorney, holdback agreements, letters and other documents customarily required under the terms of such underwriting arrangements.

(c) Conditions to Offerings.  The obligations of the Company to take the actions contemplated by this Section 4 with respect to a Demand Offering will be subject to the following conditions:

(i) The Company may require the Stockholders as to which any registration is being effected to furnish to the Company such information regarding the such Stockholder and/or the distribution of such Registrable Securities as the Company may from time to time reasonably require for inclusion in a Registration Statement, but, in each case, only as it determines in good faith is required by the Securities Act or under state securities or blue sky laws; and the Company may exclude from such registration the Registrable Securities of any Stockholder who fails to furnish such information within a reasonable time after receiving such request and may delay any filing or taking of action required by this until such information is provided; and

(ii) In any Demand Offering, the participating Stockholders will enter into an underwriting agreement in accordance with Section 4(b)(i)(10) above with the Underwriter(s) selected for such underwriting, and in any event shall execute and provide such other documents customary in similar offerings or otherwise required by this Section 4.

(d) Blackout Period.

(i) The Company’s obligations pursuant to Section 4(a), Section 4(b) and Section 4(c) hereof will be suspended upon the occurrence of any Suspension Event; provided, that (x) any all such suspensions will not exceed seventy-five (75) calendar days in the aggregate in any consecutive 12-month period; but provided further that such number of days shall be increased thereafter by the number of days for which the Company has used its reasonable best efforts to eliminate Suspension Events caused by events outside of its ability to control, and (y) the Company shall not register any securities for its own account or that of any other stockholder during such period other than (1) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, or similar plan; (2) a registration relating to a “SEC Rule 145 transaction”; and/or (3) any registration statement that relates to the underlying cause of any such Suspension Event (the period during which such obligations are suspended is referred to herein as a “Suspension Period”).

(ii) From and after the delivery of a Demand Notice (until properly rescinded as provided herein), the Company will promptly give each Stockholder written notice of any Suspension Event, containing the approximate length of the anticipated delay, and will notify each Stockholder upon the termination of any Suspension Period.

(iii) Each Stockholder agrees that upon receipt of any notice from the Company of the occurrence of a Suspension Event, such Stockholder will immediately discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until it is advised in writing by the Company that the use of the Prospectus may be resumed.

(e) Registration Expenses.

(i) Except as otherwise provided herein, with respect to the first Demand Offering, all fees and expenses incident to the Company’s performance of or compliance with its obligations under this Section 4 (excluding any underwriting discounts and selling commissions) will be borne by the Company whether or not any Registration Statement is filed or becomes effective and whether or not any securities are issued or sold pursuant to any Registration Statement. The fees and expenses referred to above shall include (1) all registration and filing fees (including fees and expenses (x) with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and (y) in compliance with federal or state securities laws), (2) reasonable and customary printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing or reproducing Prospectuses), (3) fees, disbursements and expenses of counsel for the Company, (4) Securities Act liability insurance, if the Company desires such insurance, (5) fees and expenses of all other Persons retained by the Company (including the fees and expenses charged by the Company’s independent registered public accounting firm for providing any comfort letter) and (6) fees of transfer agents and registrars. With respect to the second Demand Offering, the expenses referenced above in this Section 4(a)(i) shall be borne severally by the Stockholders selling Registrable Securities therein in proportion to the Registrable Securities so sold.

(ii) The Stockholders shall bear, and shall reimburse the Company for, (1) any underwriting discounts and selling commissions applicable to Registrable Securities offered for the Stockholders respective accounts pursuant to any Registration Statement, (2) any other costs and expenses incurred by the Stockholders in connection with the performance of and compliance with their obligations under this Section 4, (3) any other expenses required by a Legal Requirement to be paid as a selling stockholder, (4) any other costs or expenses of any of the Stockholders, including the fees, disbursements and expenses of legal counsel, the Underwriters and any of its counsel, (5) any transfer taxes applicable to the sale of Registrable Securities hereunder, (6) any costs and expenses incurred by any person in connection with any “road show” or other selling efforts requested by the Stockholders, and (7) any fees and expenses to be borne by the Stockholder as contemplated by any provision of this Section 4.

(f) Indemnification.

(i) Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Stockholder and its officers, directors, agents, partners, members, stockholders and employees of each of them, each Person who controls any such Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable Legal Requirement, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding or provided by any Stockholder, any of its related persons or any Underwriter, broker-dealer or selling agent for use therein.

(ii) Indemnification by Stockholders.  Each Stockholder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable Legal Requirements, from and against all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act), or in any amendment or supplement thereto, or arising out of or related to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of Prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433 promulgated under the Securities Act) or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding or provided by such Stockholder, any of its related persons, or any underwriter, broker-dealer or selling agent for use therein. In no event shall the liability of any selling Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Conduct of Indemnification Proceedings.

(1) If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party

(2) An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have received an opinion of counsel that there is a conflict of interest if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(3) All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 4(f)) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

(4) In all cases, the Indemnified Party and the Indemnifying Party shall provide the other with reasonable cooperation in defense of claims or litigation and all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge at the cost and expenses of the Indemnifying Party, including, but not limited to, by providing the other party with reasonable access to books, records, employees and officers (including as witnesses) of the party and its Affiliates.

(iv) The indemnity agreements contained in this Section 4(f) are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Merger Agreement.

(g) Facilitation of Sales Pursuant to Rule 144.  To the extent it shall be required to do so under the Exchange Act, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 promulgated under the Securities Act), and (ii) take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable the Stockholders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 promulgated under the Securities Act. Upon the request of any Stockholder in connection with that Stockholder’s sale pursuant to Rule 144 promulgated under the Securities Act, the Company shall deliver to such Stockholder a written statement as to whether it has complied with such requirements.

(h) Assignment of Registration Rights; Eligible Stockholders.  The registration rights under this Section 4 will be deemed to have been validly assigned (together with all related obligations under this Section 4) upon the occurrence of both of (i) a Transfer of Registrable Securities in compliance with this Agreement by a Stockholder to a Person who, after such Transfer, Beneficially Owns at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) and (ii) the execution by such Person of a Supplemental Stockholders Agreement. No such assignment will result in the elimination of registration rights in favor of the Stockholder effecting such Transfer to the extent that, after such Transfer, such Stockholder continues to hold Registrable Securities. Notwithstanding anything to the contrary set forth in this Section 4, no Stockholder executing a Supplemental Stockholders Agreement hereto other than those contemplated by clause (i) of this Section 4(h) shall have any rights under this Section 4. Except as set forth in this Section 4(h), the registration rights under this Section 4 may not be assigned without the Company’s consent, which may be given or withheld in its sole discretion.

(i) Termination.  The obligations of the Company under this Section 4 (other than those obligations pursuant to Section 4(f), which shall survive) shall terminate and be of no further force or effect on the first to occur of (i) the 5-year anniversary of the Closing Date, (ii) the date on which the second Demand Offering has been completed, or (iii) the date on which there shall cease to be any outstanding Registrable Securities held by any Knowledge Universe Stockholder or any other Stockholder who has executed a Supplemental Stockholders Agreement and has registration rights pursuant to Section 4(h), including upon the redemption of all shares of Series A Special Stock or following a Reorganization Event (as defined in Certificate of Designations) in which the Series A Special Stock or Company Common Stock shall cease to be outstanding and registered pursuant to Section 12(b) or 12(g) of the Exchange Act; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 4 prior to such termination, and any obligation of any Party to pay any expenses contemplated by Section 4(e) shall survive until such payments are made in full.

5. Number and Availability of Authorized Shares.

(a) Authorized Shares of Series A Special Stock.  From time to time, to the extent necessary to comply with its obligations under Section F.5 of the Certificate of Designations, the Company shall amend the Certificate of

Designations to increase the number of authorized shares constituting the Series A Special Stock by further resolution duly adopted by the Board or any duly authorized committee thereof stating that such increase has been so authorized.

(b) Reserved for Issuance.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series A Special Stock such number of shares of Series A Special Stock as shall from time to time be sufficient to comply with its obligations under Section F.5 of the Certificate of Designations.

6. Redemption; Failure to Redeem.

(a) Redemption; Efforts to Comply.

(i) Redemption.  If Stockholder Approval is not obtained by the first (1st) anniversary of the Closing Date, the Company will redeem the shares of Series A Special Stock as and to the extent required by the Certificate of Designations following a valid request therefor by a holder of Series A Special Stock.

(ii) Efforts to Comply.  Without limiting the foregoing, the Company agrees that it will not, nor will it permit any of its Subsidiaries to, enter into any contract (written or otherwise) or other agreement that will expressly prohibit or, upon any default or breach thereof (whether with or without notice or the passage of time or both), would expressly prohibit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations. In addition, from and after the later to occur of (x) the date of the Parent Stockholder Meeting (as defined in the Merger Agreement) if the Stockholder Approval is not obtained at such meeting and (y) the ten-month anniversary of the Closing, but in no event later than the first anniversary of the Closing Date, the Company agrees that (A) it will not, nor will it permit any of its Subsidiaries to, take any action or refrain from taking any action that, in any such case, would reasonably be expected to prohibit or materially limit the Company’s ability to redeem the Series A Special Stock as and to the extent required by the Certificate of Designations, other than with respect to ordinary course of business activities the absence of which would significantly impair the value of the Company’s business, and (ii) it will take, and will cause its Subsidiaries to take, commercially reasonable actions not prohibited by Legal Requirements and which are reasonably necessary to facilitate the redemption of the shares of Series A Special Stock as and to the extent required by the Certificate of Designations that may occur following the first anniversary of the Closing, including, if and only to the extent necessary to eliminate any capital deficit that might otherwise prohibit such redemption under applicable Legal Requirements, by revaluing its and its Subsidiaries’ assets to reflect market value and thereby eliminate any such capital deficit.

(iii) Termination.  The obligations of the Company under this Section 6(a) shall terminate and be of no further force or effect on the first to occur of the Stockholder Approval and the redemption of all shares of Series A Special Stock; provided, however, that such termination shall not relieve any Party of liability for such Party’s breach of this Section 6(a) prior to such termination.

(b) Remedies Upon Redemption Default.

(i) Redemption Default.  If the Company fails to honor the redemption obligations set forth in Section 6(a)(i) following a valid request therefor by a holder of Series A Special Stock (such failure, a “Redemption Default”), including, for the avoidance of doubt, as a result of the lack of funds legally available therefor or because such redemption is prohibited by Legal Requirements, then each Stockholder holding Series A Special Stock with respect to which a Redemption Default has occurred will be entitled to receive from the Company payments (collectively, “Redemption Default Payments”) equal to the amount of the interest on the applicable unpaid portion of the Series A Redemption Price payable for such shares of Series A Special Stock determined in accordance with this Section 6(b). Redemption Default Payments will initially be payable in cash at an annual rate of eight percent (8%), and the interest rate payable on amounts due will increase by one percent per annum (1%) on each anniversary of the Redemption Default. Redemption Default Payments shall be computed on the basis of a 360-day year consisting of twelve 30-day months, shall accrue from the date of the applicable Redemption Default until such Redemption Default has been cured and the applicable Redemption Default Payments paid in full (such period, the “Redemption Default Period”), shall compound on a semi-annual basis, and shall be payable in cash quarterly in arrears on each January 1, April 1, July 1 and October 1 following the applicable Redemption Default until paid in full. Upon any Transfer of shares of Series A Special Stock prior to the Stockholder Approval, the transferor

Stockholder shall transfer with such Series A Special Stock to the transferee any right it has to any Redemption Default Payments with respect to such shares and agrees that it shall not seek any Redemption Default Payments with respect to shares Transferred by such Stockholder from the Company.

(ii) Limitations on Certain Activities.  During the pendency of any Redemption Default, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly (1) declare or pay any dividend or make any other payment or distribution on account of its securities (other than dividends or distributions from wholly-owned Subsidiaries), (2) purchase, redeem or otherwise acquire or retire for value any of its or their securities (other than as contemplated by the Merger Agreement), (3) purchase, redeem, defease or otherwise acquire or retire for value prior to its maturity any Indebtedness of the Company or its Subsidiaries, unless so doing eliminates a limitation on the redemption of the Series A Special Stock, (4) make any capital investment other than capital investments the absence of which would significantly impair the value of the Company’s business, (5) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness except (x) ordinary course letters of credit, performance bonds and other similar credit support instruments that are necessary to maintain the normal operation of business or (y) to the extent such Indebtedness is created, incurred or issued in connection with a substantially concurrent redemption to cure an applicable Redemption Default in whole or in part, and/or (6) issue any security of the Company or its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, unless such maturity, redemption or other right shall be expressly junior to the right of redemption of the holders of the Series A Special Stock.

(c) Remedies; Maximum Damages.  The rights to Redemption Default Payments shall be in addition to any other rights available to each affected Stockholder (including pursuant to Section 13). However, notwithstanding anything to the contrary set forth in this Agreement, the Merger Agreement, the Certificate of Designations or any other Transaction Document, the maximum aggregate liability of the Company or any of its Subsidiaries relating to or arising out of the failure of the Company to redeem the Series A Special Stock as and to the extent set forth in the Certificate of Designations shall be the sum of (i) the applicable redemption price therefor, (ii) the amount of Redemption Default Payments contemplated by this Section 6 and (iii) if applicable, Collection Costs; and upon payment thereof, neither the Company nor any of its Subsidiaries shall have any further liability relating to or arising out of any such matter, whether at law or equity, in contract, in tort or otherwise, relating to or arising therefrom. In the event that (x) a Stockholder commences an action to recover any payment contemplated by this Section 6 from and after the time that such Stockholder has validly requested redemption of some or all of its Series A Special Stock and there has been a Redemption Default and (y) a court of competent jurisdiction determines in such action that the Company has breached this Section 6, the Company shall be liable for, and shall pay to such Stockholder upon request, the reasonable legal fees and expenses of legal counsel incurred by such Stockholder in connection with enforcing such breach (“Collection Costs”).

7. Representations and Warranties.  Each Stockholder (as to himself, herself or itself only) represents and warrants to the Company and each other Stockholder that:

(a) each Stockholder is the record owner of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on the Schedule of Stockholders attached as Exhibit A hereto, and Exhibit A accurately reflects the number of shares of Company Common Stock and Series A Special Stock to be Beneficially Owned by such Stockholder as of the Closing Date;

(b) this Agreement has been duly authorized, executed and delivered by each Stockholder and constitutes the valid and binding obligation of each Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirement affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) each Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement;

(d) the execution, delivery and performance by each Stockholder of this Agreement and the consummation by each Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of a Legal Requirement to which such Stockholder is subject, (ii) violate any order, judgment or decree applicable to such Stockholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets or properties is bound; and

(e) except for the representations and warranties contained in this Agreement or in any other Transaction Document, no Stockholder makes any express or implied representation or warranty in respect or on behalf of such Stockholder or any of its Affiliates, and such Stockholder disclaims any such representation or warranty, whether by the Stockholder or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

8. Amendment and Waiver.

(a) Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Stockholders holding a majority in interests of the Series A Special Stock held by all Stockholders. The Company will promptly deliver a copy of each such amendment to each Stockholder and each such amendment shall be binding upon each Party hereto; provided that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.

(b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10. Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, along with the Merger Agreement, the Voting Agreement and Certificate of Designations constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

11. Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto. Except as otherwise expressly provided herein, (i) no Stockholder may assign any of its rights or obligations hereunder without the prior written consent of the Company and (ii) the Company may not assign any of its rights or obligations hereunder without the prior written consent of Stockholders holding a majority in interest of either the Series A Special Stock held by all Stockholders, if outstanding, or the Registrable Securities held by all Stockholders.

12. Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied or electronic signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

13. Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

14. Notices.  All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. For the Stockholders, such Stockholder’s address will be deemed to be the address indicated on the Schedule of Stockholders, as indicated by the Company’s records, or such address or the attention of such other Person as the recipient party has specified by prior written notice to the sending party. The Company’s address as of the date hereof is:

K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
Attention: General Counsel
Facsimile: (703) 483-7496

with a copy, which shall not constitute notice to the Company, to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention:	David Fox, Esq. William B. Sorabella, Esq. Facsimile: (212) 446-6460

Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.

15. Delivery by Facsimile or Email.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.

16. Governing Law; Consent to Jurisdiction.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each Party hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law.

17. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

19. Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

20. Interpretation.  The headings and subheadings contained in this Agreement and the annexes hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Annex” shall be deemed to refer to a section of this Agreement or an annex to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, including any successor thereto, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the annexes hereto) and not to any particular term or provision of this Agreement, unless otherwise specified. Any reference to “written” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication.

21. No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Responsibility for Compliance.  Each Stockholder shall be responsible for ensuring that its Affiliates and representatives adhere to the terms of this Agreement applicable to such Persons as if such Persons were original parties hereto, shall be responsible for any breach of this Agreement by its Affiliates and representatives and shall take all reasonable measures to avoid any breach of this Agreement by its Affiliates or representatives. The foregoing obligation shall not limit the remedies available to the Company for any breach of this Agreement by any Person.

23. Effectiveness.  This Agreement shall become effective immediately upon the execution and delivery hereof.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

K12 INC.

By:	/s/ Howard D. Polsky
Name:     Howard D. Polsky

Title:	General Counsel and Secretary

KCDL HOLDINGS LLC

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron

Title:	Manager

LEARNING GROUP LLC

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron

Title:	Secretary

LEARNING GROUP PARTNERS

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron

Title:	Secretary

KNOWLEDGE INDUSTRIES LLC

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron

Title:	Secretary

CORNERSTONE FINANCIAL GROUP LLC

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron

Title:	Secretary

{Signature Page to Stockholders Agreement}

EXHIBIT A

SCHEDULE OF STOCKHOLDERS
(DATED AS OF JULY 23, 2010)

		Number of Shares of
	Number of Shares of	Series A Special
	Company Common	Stock Obtained at the
Name and Address of Stockholder	Stock	Closing

KCDL Holdings LLC	0	2,750,000
Learning Group LLC	4,665,083	—
Learning Group Partners	399,171	—
Knowledge Industries LLC	82,503	—
Cornerstone Financial Group LLC	83,874	—

The address for each of the foregoing is:

the name of such Stockholder
c/o Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: Stanley E. Maron
Fax: (310) 570-4901

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763

ANNEX C

Board of Directors	July 23, 2010
K12 Inc.
2300 Corporate Park Drive, Suite 200
Herndon, VA 20171

Dear Directors:

K12 Inc. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors of the Company and to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company and its stockholders (other than Learning Group LLC and its affiliates) of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

The Proposed Transaction is (i) a merger of KC Distance Learning, Inc. (the “Target”), which is a wholly owned subsidiary of KCDL Holdings LLC (“Seller”), with Kayleigh Sub One Corp., a wholly owned subsidiary of the Company (“Corporate Merger Sub”), with Target continuing as the surviving corporation of the merger (the “First Merger”), and (ii) immediately after the First Merger and as part of an integrated plan with the First Merger, a merger of the surviving corporation of the First Merger with Kayleigh Sub Two LLC, a wholly owned subsidiary of the Company (“LLC Merger Sub”), with LLC Merger Sub continuing as the surviving entity of the merger (the “Second Merger” and together with the First Merger, the “Mergers”) and as a wholly owned subsidiary of the Company, in each case on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, by and among the Company, Corporate Merger Sub, LLC Merger Sub, Seller and Target (the “Merger Agreement”). In the First Merger, the shares of Target’s common stock issued and outstanding immediately prior to the effective time of the First Merger shall cease to be outstanding and shall be converted into and exchanged for the right to receive a total of 2,750,000 shares of Series A Special Stock, par value $0.0001 per share, of the Company (“Series A Special Stock”). Upon issuance, the shares of Series A Special Stock issued in the Mergers shall have no voting rights or rights of conversion into shares of the Company’s common stock. However, from and after the approval of voting rights and rights of conversion of the Series A Special Stock by the holders of the outstanding shares of the Company’s common stock, the Series A Special Stock shall be entitled to vote on all matters presented to the holders of the Company’s common stock other than for the election and removal of directors and the Series A Special Stock shall be convertible for an equal number of the Company’s common stock, subject to adjustment. As of the date hereof, such shares of the Company’s common stock have a publicly-traded value of $63,112,500 based on the average closing price of the Company’s common shares of $22.95 for the 10 trading days ending on July 20, 2010. In the event that the holders of the Company’s common stock do not approve of the voting rights and rights of conversion of the Series A Special Stock by the first anniversary of the closing of the Proposed Transaction, the Series A Special Stock shall be redeemable at the greater of the closing price of the Company’s common stock on the date of the closing of the Proposed Transaction or the price of the Company’s common stock as of the date of redemption. The Company will designate the Series A Stock in a certificate of designations, preferences and rights of the Series A Special Stock (the “Certificate of Designations”). In connection with the Proposed Transaction, the Company and Seller and certain of their affiliates will enter into certain agreements relating to the Mergers, including (i) a Stockholders Agreement, by and among the Company, Seller and certain of Seller’s affiliates (the “Stockholders Agreement”), pursuant to which, among other things, Seller and certain of its affiliates will agree to a standstill, a lock-up and other transfer restrictions and the Company will agree to grant registration rights to Seller

Duff & Phelps, LLC	T +1 212 871 2000	www.duffandphelps.com

55 East 52nd Street	F +1 917 720 8638

New York, NY 10055

Board of Directors
K12 Inc.
July 23, 2010

and certain of its affiliates, (ii) Voting Agreement, by and among the Company, LLC Merger Sub, Corporate Merger Sub and certain of Seller’s affiliates (the “Voting Agreement”), pursuant to which, among other things, certain of Seller’s affiliates will agree to vote in favor of the approval of voting and conversion rights of the Series A Special Stock by the Company’s stockholders, and (iii) a Transition Services Agreement, by and among Seller, certain of its affiliates, the Company, certain of its subsidiaries and the surviving entity in the Second Merger (the “Transition Se rvices Agreement”), pursuant to which Seller and certain of its affiliates will agree to provide services to Target for a transition period following the closing of the Mergers.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of our Opinion included, but were not limited to, the items summarized below:

1. Discussed the operations, financial conditions future prospects and projected operations and performance of the Company and the Target and regarding the Proposed Transaction with the management of the Company;

2. Reviewed certain publicly available financial statements and other business and financial information of the Company, and the industries in which it operates;

3. Reviewed certain internal financial statements (for the periods ending December 31, 2008 through May 31, 2010), budgets and other financial and operating data concerning the Target, which the Target has identified as being the most current financial statements available;

4. Reviewed the Due Diligence Summary of Findings prepared by the Duff & Phelps due diligence team, as approved by the Company;

5. Reviewed certain financial forecasts relating to the Target, including anticipated transition costs, cost savings and revenue synergies, relating to the Target for the periods ending December 31, 2010 through December 31, 2015 prepared by the management of the Company;

6. Reviewed a draft of the Merger Agreement dated July 20, 2010, a draft of the Certificate of Designations dated July 21, 2010, a draft of the Stockholders Agreement dated July 20, 2010, a draft of the Voting Agreement dated July 20, 2010 and a draft of the Transition Services Agreement dated July 21, 2010;

7. Held discussions with senior management of, and outside advisors to, the Company regarding the process leading to the Proposed Transaction;

8. Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that we deemed relevant;

9. Compared the financial performance of the Company and the Target and the prices and trading activity of the Company Common Stock with those of certain other publicly traded companies that we deemed relevant;

10. Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

11. Conducted such other analyses and considered such other factors as we deemed appropriate.

Board of Directors
K12 Inc.
July 23, 2010

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1. Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2. Assumed that any estimates, evaluations, forecasts and projections, including anticipated transition costs and cost savings, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3. Assumed that the anticipated transition costs and cost savings will be achieved at the times and in the amounts projected by the Company in the supplied projections;

4. Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed for all terms relevant to this Opinion;

5. Assumed that information supplied to Duff & Phelps and representations and warranties made in the Merger Agreement are substantially accurate;

6. Assumed that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

7. Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

8. Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, the Target or the contemplated benefits expected to be derived in the Proposed Transaction; and

9. Assumed that the Proposed Transaction will be treated as a tax-free transaction for United States Federal income tax purposes.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon after such time. Furthermore, in our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock after announcement of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Board of Directors
K12 Inc.
July 23, 2010

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. This Opinion (a) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (b) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (c) does not indicate that the consideration to be paid by the Company is the most favorable, from the Company’s perspective, that could, under any circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Without the prior written consent of Duff & Phelps, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose, except as described in the remainder of this paragraph. The Company may summarize or otherwise reference the existence of the Opinion in such documents provided that any such summary or reference language shall be subject to prior approval of Duff & Phelps, which approval shall not be unreasonably withheld or delayed. Except as set forth above, the Company agrees to obtain Duff & Phelps’ written consent (not to be unreasonably withheld) before disclosing any of Duff & Phelps’ advice or analysis to anyone, or otherwise making reference to its role, whether orally or in writing. Additionally, Duff & Phelps acknowledges and agrees that the Company may disclose in any press release announcing the Proposed Transaction that Duff & Phelps rendered a fairness opinion to the Board of Directors related to the consideration paid in the Proposed Transaction prior to the final approval of the Proposed Transaction by the Board of Directors, if true, and without any further description thereof, subject to the prior written consent of Duff & Phelps, which shall not be unreasonably withheld or delayed.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors of the Company, and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps stating to the Board of Directors of the Company that it is prepared to deliver its Opinion. In connection with the Proposed Transaction, Duff & Phelps has received customary fees and indemnification for the performance of due diligence services for the Company under a separate engagement letter. Other than the engagements, related to the Proposed Transaction, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Board of Directors
K12 Inc.
July 23, 2010

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company and its stockholders, other than Learning Group LLC and its affiliates (without giving effect to any impacts of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Respectfully submitted,

/s/  Duff & Phelps, LLC
DUFF & PHELPS, LLC

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY K12 INC.
2010 SPECIAL MEETING OF STOCKHOLDERS
This Proxy is solicited by the Board of Directors
for the Special Meeting of
Stockholders on [DATE], 2010 at 10:00 A.M.
The undersigned stockholder of K12 Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ronald J. Packard and Howard D. Polsky, and each of them, as proxies (the “Proxy Holders”) for the undersigned, with full power of substitution in each, to attend the special meeting of stockholders of the Company to be held at the law firm of Kirkland & Ellis LLP, located at 655 Fifteenth Street, N.W., Washington, D.C. 20005, on [DAY], [DATE], 2010 at 10:00 A.M., Eastern Time, and any adjournment, continuation or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the special meeting with all powers possessed by the undersigned if personally present at the special meeting.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		For	Against	Abstain
1.	APPROVAL OF CONVERSION RIGHTS AND VOTING RIGHTS FOR THE SERIES A SPECIAL STOCK PURSUANT TO THE RULES OF THE NEW YORK STOCK EXCHANGE	☐	☐	☐

2.	APPROVAL OF ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, INCLUDING TO SOLICIT ADDITIONAL PROXIES	☐	☐	☐
The Board of Directors recommends a vote “FOR” the proposals set forth above. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such Proxy will be voted “FOR” the proposals. When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s).
Stockholders who plan to attend the special meeting may revoke their Proxy by attending and casting their vote at the special meeting in person.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	è	☐

é       Detach above card, sign, date and mail in postage paid envelope provided.       é
K12 INC.
PLEASE ACT PROMPTLY
     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
The abovesigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.
PLEASE SIGN name(s) exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the Proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.
THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT.
 IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
specialproxy.ir.K12.com